Exhibit 99.3

Unless the context otherwise requires, “Genworth,” “we,” “us” and “our” refer to Genworth Financial, Inc. and its subsidiaries.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and related notes included in “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5.

Overview

Our business

We are a leading financial security company dedicated to providing insurance, wealth management, investment and financial solutions to more than 15 million customers, with a presence in more than 25 countries. Beginning in the fourth quarter of 2011, we changed our operating business segments to better align our businesses. Under the new structure, we operate through three divisions: Insurance and Wealth Management, Mortgage Insurance and Corporate and Runoff. Under these divisions, there are six operating business segments. The Insurance and Wealth Management Division includes the following operating business segments: U.S. Life Insurance (which includes our life insurance, long-term care insurance and fixed annuities businesses), International Protection (which includes our lifestyle protection insurance business) and Wealth Management. The Mortgage Insurance Division includes the following operating business segments: International Mortgage Insurance and U.S. Mortgage Insurance. The Corporate and Runoff Division includes the Runoff segment and Corporate and Other activities. The Runoff segment includes the results of non-strategic products which are no longer actively sold. These changes allow us to sharpen our focus on common aspects within each group of businesses while taking advantage of current financial synergies. Financial information has been updated for all periods to reflect the reorganized segment reporting structure. The following discussion reflects our reorganized operating segments:

•	U.S. Life Insurance. We offer and manage a variety of insurance and fixed annuity products. Our primary insurance products include life and long-term care insurance.

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International Protection. We are a leading provider of payment protection coverages (referred to as lifestyle protection) in multiple European countries. Our lifestyle protection insurance products primarily help consumers meet specified payment obligations should they become unable to pay due to accident, illness, involuntary unemployment, disability or death.

•	Wealth Management. We offer and manage a variety of wealth management products that include managed account programs together with advisor support and financial planning services.

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International Mortgage Insurance. We are a leading provider of mortgage insurance products and related services in Canada, Australia, Mexico and multiple European countries. Our products predominantly insure prime-based, individually underwritten residential mortgage loans, also known as flow mortgage insurance. On a limited basis, we also provide mortgage insurance on a structured, or bulk, basis that aids in the sale of mortgages to the capital markets and helps lenders manage capital and risk. Additionally, we offer services, analytical tools and technology that enable lenders to operate efficiently and manage risk.

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U.S. Mortgage Insurance. In the United States, we offer mortgage insurance products predominantly insuring prime-based, individually underwritten residential mortgage loans, also known as flow mortgage insurance. We selectively provide mortgage insurance on a bulk basis with essentially all of our bulk writings prime-based. Additionally, we offer services, analytical tools and technology that enable lenders to operate efficiently and manage risk.

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Runoff. The Runoff segment includes the results of non-strategic products which are no longer actively sold. Our non-strategic products include our variable annuity, variable life insurance, institutional, corporate-owned life insurance and Medicare supplement insurance products. Institutional products consist of: funding agreements, FABNs and GICs. In January 2011, we discontinued new sales of retail and group variable annuities while continuing to service our existing blocks of business. Effective October 1, 2011, we completed the sale of our Medicare supplement insurance business.

We also have Corporate and Other activities which include debt financing expenses that are incurred at our holding company level, unallocated corporate income and expenses, eliminations of inter-segment transactions and the results of other non-core businesses.

Our financial information

The financial information in this Current Report on Form 8-K has been derived from our consolidated financial statements.

Revenues and expenses

Our revenues consist primarily of the following:

•	U.S. Life Insurance. The revenues in our U.S. Life Insurance segment consist primarily of:

•	net premiums earned on individual term life insurance, individual and group long-term care insurance and single premium immediate annuities with life contingencies;

•	net investment income and net investment gains (losses) on the segment’s separate investment portfolios; and

•	insurance and investment product fees and other, including surrender charges, mortality and expense risk charges, primarily from universal life insurance policies, and other administrative charges.

•	International Protection. The revenues in our International Protection segment consist primarily of:

•	net premiums earned on lifestyle protection insurance policies;

•	net investment income and net investment gains (losses) on the segment’s separate investment portfolio; and

•	insurance and investment product fees and other, primarily third-party administration fees.

•	Wealth Management. The revenues in our Wealth Management segment consist primarily of:

•	management fees and commissions and other administrative charges.

•	International Mortgage Insurance. The revenues in our International Mortgage Insurance segment consist primarily of:

•	net premiums earned on international mortgage insurance policies; and

•	net investment income and net investment gains (losses) on the segment’s separate investment portfolio.

•	U.S. Mortgage Insurance. The revenues in our U.S. Mortgage Insurance segment consist primarily of:

•	net premiums earned on U.S. mortgage insurance policies and premiums assumed through our inter-segment reinsurance with our international mortgage insurance business;

•	net investment income and net investment gains (losses) on the segment’s separate investment portfolio; and

•	fee revenues from contract underwriting services.

•	Runoff. The revenues in our Runoff segment consist primarily of:

•	net investment income and net investment gains (losses) on the segment’s separate investment portfolios; and

•	insurance and investment product fees and other, including mortality and expense risk charges, primarily from variable annuity contracts, and other administrative charges.

•	Corporate and Other. The revenues in Corporate and Other consist primarily of:

•	unallocated net investment income and net investment gains (losses); and

•	insurance and investment product fees from non-core businesses and eliminations of inter-segment transactions.

Our expenses consist primarily of the following:

•	benefits provided to policyholders and contractholders and changes in reserves;

•	interest credited on general account balances;

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acquisition and operating expenses, including commissions, marketing expenses, policy and contract servicing costs, overhead and other general expenses that are not capitalized (shown net of deferrals);

•	amortization of deferred acquisition costs (“DAC”) and other intangible assets;

•	goodwill impairment charges;

•	interest and other financing expenses; and

•	income taxes.

We allocate corporate expenses to each of our operating segments using a methodology that includes allocated capital.

Management’s discussion and analysis by segment contains selected operating performance measures including “sales,” “assets under management” and “insurance in-force” or “risk in-force” which are commonly used in the insurance and investment industries as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life, long-term care and Medicare supplement insurance; (2) new and additional premiums/deposits for universal and term universal life insurance, linked-benefits, fixed and variable products; (3) gross and net flows, which represent gross flows less redemptions, for our wealth management business; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where we earn a fee for administrative services only business, for our lifestyle protection insurance business; and (5) new insurance written for mortgage insurance. Sales do not include renewal premiums on policies or contracts written during prior periods. We consider annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be a measure of our operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of our revenues or profitability during that period.

Management regularly monitors and reports assets under management for our wealth management business, insurance in-force and risk in-force. Assets under management for our wealth management business represent third-party assets under management that are not consolidated in our financial statements. Insurance in-force for our life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For our risk in-force in our international mortgage insurance business, we have computed an “effective” risk in-force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in-force has been calculated by applying to insurance in-force a factor of 35% that represents our highest expected average per-claim payment for any one underwriting year over the life of our businesses in Canada, Australia and New Zealand. Risk in-force for our U.S. mortgage insurance business is our obligation that is limited under contractual terms to the amounts less than 100% of the mortgage loan value. We consider assets under management for our wealth management business, insurance in-force and risk in-force to be a measure of our operating performance because they represent a measure of the size of our business at a specific date which will generate revenues and profits in a future period, rather than a measure of our revenues or profitability during that period.

We also include information related to loss mitigation activities for our U.S. mortgage insurance business. We define loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled pre-sales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including pre-sales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. We believe that this information helps to enhance the understanding of the operating performance of our U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

These operating measures enable us to compare our operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Business trends and conditions

Our business is, and we expect will continue to be, influenced by a number of industry-wide and product specific trends and conditions.

General conditions and trends affecting our businesses

Financial and economic environment. The stability of both the financial markets and global economies in which we operate impacts the sales, revenue growth and profitability trends of our businesses. Equity markets, credit markets and interest rate spreads generally improved during 2011 but experienced higher volatility and widening spreads in the second half of 2011. Although global financial markets experienced some improvement since 2010, the European debt crisis and concerns regarding the U.S. economy impacted the recovery.

The U.S. housing market reflected continuing stress and growing levels of foreclosures with variations in performance by sub-market, including signs of stabilization within certain regions while others declined. Unemployment and underemployment levels in the United States remained relatively constant with the fourth quarter of 2010 and throughout 2011 with a slight decline in December 2011. We expect unemployment and underemployment levels in the United States to stabilize at elevated levels and gradually decrease over time though remain elevated for an extended period. In Canada, the housing market was pressured by a smaller refinance market while home prices remained relatively stable in the market segment we serve and unemployment levels increased slightly from the third quarter of 2011. In Australia, the housing market has remained fairly stable with home prices and unemployment remaining consistent with the third quarter of 2011. Consumers in Australia remained cautious given higher interest rates, higher costs of living, general concerns about the global economy and slow recovery in regions impacted by the recent natural disasters. Europe remained a slow growth environment with lower lending activity and reduced consumer spending, particularly in Greece, Spain, Portugal, Ireland and Italy, in part as a result of the European debt crisis and actual or anticipated austerity initiatives. See “—Trends and conditions affecting our segments” below for a discussion regarding the impacts the financial markets and global economies have on our businesses.

Slow or varied levels of economic growth, coupled with uncertain financial markets and economic outlooks, changes in government policy, regulatory reforms and other changes in market conditions, influenced, and we believe will continue to influence, investment and spending decisions by consumers and businesses as they adjust their consumption, debt, capital and risk profiles in response to these conditions. These trends change as investor confidence in the markets and the outlook for some consumers and businesses shift. As a result, our sales, revenues and profitability trends of certain insurance and investment products have been and could be further impacted negatively or positively going forward. In particular, factors such as government spending, monetary policies, the volatility and strength of the capital markets, anticipated tax policy changes and the impact of global financial regulation reform will continue to affect economic and business outlooks and consumer behaviors moving forward.

The U.S. government, Federal Reserve and other legislative and regulatory bodies have taken certain actions to support the economy and capital markets, influence interest rates, influence housing markets and mortgage servicing and provide liquidity to promote economic growth. These include various mortgage restructuring programs implemented or under consideration by the GSEs, lenders, servicers and the U.S. government. Outside of the United States, various governments previously took actions to stimulate economies, stabilize financial systems and improve market liquidity. In general, these actions had a positive effect on these countries and their markets; however, there can be no assurance as to the future level of impact these types of actions may have on the economic and financial markets, including levels of volatility. A delayed economic recovery period, a U.S. or global recession or regional or global financial crisis could materially and adversely affect our business, financial condition and results of operations.

We manage our product offerings, investment and asset-liability management strategies to moderate risk especially during periods of strained economic and financial market conditions. In addition, we continue to review our product and distribution management strategies to align with our strengths, profitability targets and risk tolerance. These and other company actions should enhance our competitive position as well as our capital flexibility and liquidity.

Volatility in credit and investment markets. During the fourth quarter of 2011, markets were characterized by volatility due to increased uncertainty regarding the European economy and continuing concern over potential financial disruption emanating from the region, particularly early in the fourth quarter of 2011. Despite steps taken by the European Union and U.S. Federal Reserve to increase liquidity, stabilize bank funding and reduce funding costs for the European peripherals, markets remained skittish. Positive signs in the U.S. economy began to appear, but European contagion fears and year-end risk aversion dampened demand for riskier asset classes, and the continuing flight to quality kept U.S. Treasury yields low. Demand for both high quality corporate bonds and structured products did increase toward the end of the quarter, resulting in some spread tightening, particularly once U.S. domestic data began to beat market expectations, and the correlation to negative sentiment related to Europe’s issues subsided.

We recorded net other-than-temporary impairments of $132 million during 2011, which were lower than 2010 levels and we expect losses to moderate further from prior year levels. Even though certain segments of the marketplace are still experiencing declines in the performance of collateral underlying certain structured securities, impairments of structured securities in our investment portfolio declined further in 2011 from the 2010 levels. However, impairments related to corporate securities increased during 2011 largely as a result of expected restructuring of two private placement debt securities in the third quarter of 2011. Although economic conditions may continue to negatively impact certain investment valuations, the underlying collateral associated with our securities that have not been impaired continues to perform.

Looking ahead, we believe that the current credit environment provides us with opportunities to invest across a variety of asset classes to meet our yield requirements, as well as to continue execution of various risk management disciplines involving further diversification within the investment portfolio. See “—Investments and Derivative Instruments” for additional information on our investment portfolio.

Trends and conditions affecting our segments

U.S. Life Insurance

Life insurance. Results of our life insurance business are impacted by sales, mortality, persistency, investment yields, expenses, reinsurance and statutory reserve requirements. Additionally, sales of our products and persistency of our insurance in-force are dependent on competitive product features and pricing, effective distribution and customer service.

Life insurance sales increased during 2011 compared to 2010 from sales of our term universal and universal life insurance products. Sales of our term universal life insurance product were up 16% in 2011 versus the traditional term and term universal life insurance sales in the prior year. Annualized first-year deposits of our universal life insurance products increased 14% in 2011 compared to the prior year. We believe our life insurance products have been effectively priced for the middle and emerging affluent markets as reflected in recent trends. More recently, we have raised certain product prices, chosen not to follow certain competitors’ price reductions and moved to tighten pricing assumptions given the low interest rate environment. Therefore, we expect reduced sales levels in 2012. Shifts in consumer demand, relative pricing, return on capital or reinsurance decisions and other factors could also affect our sales levels.

Throughout 2010 and into 2011, we experienced favorable mortality results in our term life insurance products as compared to priced mortality assumptions. During this same period, while less severe in 2011 than in prior years, we have experienced lower persistency as compared to pricing assumptions for 10-year term life insurance policies as they go through their post-level rate period. We expect this trend in persistency to continue as these 10-year term life insurance policies go through their post-level rate period and then moderate thereafter.

Regulations XXX and AXXX require insurers to establish additional statutory reserves for term life insurance policies with long-term premium guarantees and for certain universal life insurance policies with secondary guarantees. This increases the capital required to write these products. The alternatives available to finance the increased reserve requirements on some of our in-force books of business have over time become limited or more expensive. Despite this, committed funding sources are in place for approximately 95% of our anticipated peak level reserves required under Regulations XXX and AXXX.

In addition, the NAIC has formed a Joint Working Group to review the statutory reserve requirements of Regulation AXXX impacting certain universal life insurance policies with secondary guarantees. While the Joint Working Group has issued a draft conceptual framework for public comment, it is too early to assess the magnitude of the affect the framework would have on reserving requirements, if adopted, or changes to regulatory capital requirements. However, we expect changes to such requirements and this could impact future sales and product design.

Long-term care insurance. Results of our long-term care insurance business are influenced by sales, morbidity, mortality, persistency, investment yields, expenses and reinsurance. Additionally, sales of our products are impacted by the relative competitiveness of our offerings based on product features and pricing, including our ability to implement future rate actions as deemed necessary.

In recent years, industry-wide first-year annualized premiums of long-term care insurance declined during the recession and rebounded as the economy stabilized. This positive trend continued during 2011. Sales of our individual long-term care insurance product increased 45% in 2011 versus the prior year due in part to overall sales growth in the market and to competitor actions. These trends combined with the impacts of the progress made on our multiple growth initiatives relating to distribution effectiveness and broadening of our individual and group offerings have resulted in increased sales. Given these developments, we have increased both pricing and utilization of reinsurance in the form of coinsurance to improve profitability and capacity for new business. We have reinsured through coinsurance 40% of our most recent individual long-term care product offerings. Sales of our individual long-term care insurance products increased in the fourth quarter of 2011 due in part to the recent introduction of a new, higher priced product with the higher pricing catalyzing sales of the prior product. We expect sales to moderate in 2012. We expect our sales levels could be further impacted by shifts in consumer demand, relative pricing, pricing of next generation products, return on capital and reinsurance decisions and other factors. We have experienced, and may continue to experience, higher claims than priced for in older issued policies which negatively impact our results of operations.

We continue pursuing initiatives including: new product issuance and service offerings; investing in care coordination capabilities; refining underwriting requirements; maintaining tight expense management; actively exploring additional reinsurance strategies; executing effective investment strategies; and considering other actions to improve business profitability and the performance of the overall block. These efforts include evaluating the need for future in-force rate increases, where warranted, on older issued policies. In this regard, we began filing for a rate increase of 18% on two blocks of older long-term care insurance policies in November 2010. As of December 31, 2011, we have received approvals in 39 states which represent approximately 65% of the targeted premiums. The state approval process of an in-force rate increase and the amount of the rate increase varies, and in certain states the decision to approve or decline can take up to two years. Upon approval, premium increases may only occur on an insured’s billing anniversary date. Therefore, the benefits of any rate increase may not be fully realized until the implementation is complete.

Changes in regulations or government programs, including long-term care insurance rate action legislation could impact our long-term care insurance business positively or negatively. As such, we continue to actively monitor regulatory developments.

Fixed annuities. Results of our fixed annuities business are affected by investment performance, interest rate levels, slope of the interest rate yield curve, net interest spreads, mortality, policyholder surrenders, new product sales and competitiveness of our offerings. Our competitive position within many of our distribution channels and our ability to grow this business depends on many factors, including product offerings and relative pricing.

In fixed annuities, sales may fluctuate as a result of consumer demand, changes in interest rates, credit spreads, relative pricing, return on capital decisions, and our disciplined approach to managing risk. We have re-priced fixed annuities to maintain or increase spreads and targeted returns. Looking ahead, we will continue to actively evaluate marketing and investment strategies in the event that interest rates change. We have targeted distributors and producers and maintained sales capabilities that align with our focused strategy. We have expanded distribution relationships with new financial institutions, independent financial planners and BGAs and we expect to continue to build these distribution relationships while selectively adding or shifting towards other product offerings, including fixed indexed annuities.

Refinements of product offerings and related pricing, including use of reduced commission structures and disciplined investment strategies, support our target of achieving appropriate risk-adjusted returns. Sales increased in 2011 reflecting the opportunistic use of reduced commission products. In 2012, we expect moderate growth in sales driven by our new fixed indexed annuity products.

International Protection

Growth and performance of our lifestyle protection insurance business is dependent in part on economic conditions, including consumer lending and spending levels, unemployment trends, client account penetration and mortality and morbidity trends. Additionally, the types and mix of our products will vary based on regulatory and consumer acceptance of our products.

The profitability of our lifestyle protection insurance business improved during 2011 driven by lower new claim registrations resulting in lower claim reserves and claim payments, as well as the impact of our policy re-pricing and distribution contract restructuring initiatives. Sales during 2011 decreased primarily as a result of stagnating economies across Europe, which resulted in a decline in consumer lending where most of our insurance coverages attach as banks tightened lending criteria and consumer demand declined. During the second half of 2011, sales declined in Southern Europe, most notably in Italy and Portugal, as our commercial growth initiatives were more than offset by reduced levels of consumer lending. However, these declines were partially offset as a result of signing new clients and increasing production with our large clients during 2011. We are pursuing various targeted initiatives to launch in select new markets such as South America and China, enhance our distribution capabilities and optimize our product offerings, which have begun to help to mitigate lower consumer lending levels. However, depending on the severity and length of these conditions, we could experience additional declines in sales and ability to generate targeted growth in new sales.

New claim registrations continued to decline in 2011 and remain at the lowest levels since the third quarter of 2008. This, combined with stabilizing claim durations, has led to a return to pre-recession loss ratio levels. The improvement in our loss ratio has been most notable in the Nordic and Western Europe regions. Our loss ratio in the fourth quarter of 2011 has remained consistent with the fourth quarter of 2010 and is at a level that we expect going forward.

Consumer lending levels remain challenged particularly given concerns regarding the European debt crisis. Unemployment rates in Europe are expected to trend upwards slightly during 2012 with regional variation, although the impact is expected to be less severe than the previous recession. Additionally, we expect flat to negative European gross domestic product growth.

During 2011, continued progress was made in improving profitability through pricing, coverage or distribution contract changes on both new and eligible in-force policies. With most of these contract restructuring projects complete, we are focusing on supporting sales strategies through expansion into select new markets, targeted product offerings and enhanced distribution capabilities. We expect these efforts, along with sound risk and cost management disciplines, to maintain or improve profitability and help offset the impact of economic or employment pressures as well as lower levels of consumer lending.

Wealth Management

Results of our wealth management business are impacted by the demand for asset management products and related support services, investment performance and equity market conditions.

Although we experienced negative net asset flows in the fourth quarter of 2011, driven primarily by difficult market conditions and the movement of a legacy block of managed accounts, asset flows for the prior nine sequential quarters as well as net flows for 2011 were positive, driven by the introduction of new investment strategies, the expansion of investment solutions and services we offer to our advisors and an increase in the number of advisors that do business with us. We expect additional outflows from the legacy block of managed accounts in the first quarter of 2012 to impact net flows. Depending upon the direction of equity and fixed-income markets in the future, we could see either positive or negative impacts on sales, net flows and assets under management.

On December 31, 2010, we purchased the operating assets of Altegris. This acquisition provided a platform of alternative investments including hedge funds and managed futures products and had approximately $2.2 billion in client assets as of December 31, 2010.

In January 2012, we reached an agreement to sell our tax and accounting financial advisor unit, GFIS, for approximately $79 million at closing, plus an earnout provision. We expect to recognize a realized gain on the sale, with the closing of the sale expected in the first half of 2012, subject to customary closing conditions and regulatory approvals.

International Mortgage Insurance

Results of our international mortgage insurance business are affected by changes in regulatory environments, employment levels, consumer borrowing behavior, lender mortgage-related strategies and other economic and housing market influences, including interest rate trends, home price appreciation or depreciation, mortgage origination volume, levels of mortgage delinquencies and movements in foreign currency exchange rates.

Canada and Australia comprise approximately 98% of our international mortgage insurance primary risk in-force with an estimated average effective loan-to-value ratio of 57%. We expect that these established markets will continue to be key drivers of revenues and earnings in our international mortgage insurance business. Our participation or entry in other international markets will remain selective and disciplined.

In Canada, during 2011, favorable economic conditions persisted with housing affordability benefiting from low interest rates and unemployment levels. Since September 2010, the Bank of Canada has maintained the overnight rate at 1.0% and we expect this rate to be maintained at this level through at least the first half of 2012. The unemployment rate in Canada has gradually decreased during the last two years and is expected to remain near current levels throughout 2012. Additionally, home prices increased modestly during the first half of 2011 and remained stable for the remainder of the year. We expect home prices to remain stable through most of 2012 as a balanced housing market persists.

In January 2011, the Canadian government announced new mortgage rules that became effective in March and April of 2011. These changes reduced the amount of flow new insurance written in 2011 primarily due to a smaller market, particularly for high loan-to-value refinance transactions, which was partially offset by improved market penetration. As a result, flow new insurance written in Canada during 2011 was slightly below 2010 levels. We expect our level of flow new insurance written in 2012 to increase modestly from the 2011 levels. As of December 31, 2011, our 2010 and 2011 books of business represent 22% of our insurance in-force while our 2007 and 2008 book years, the two largest in our portfolio, together represent 29% of our insurance in-force. As a result of our large 2007 and 2008 book years and subsequent smaller books seasoning during 2011, earned premiums in Canada declined relative to 2010 levels and are expected to decline modestly in 2012.

During 2011, losses in Canada increased from levels experienced during 2010 despite improving overall economic conditions and stable housing markets. While the total number of delinquencies decreased during 2011, and we continued to realize benefits from our loss mitigation activities, overall losses increased as a result of higher severity on older books, particularly from Alberta. In Alberta, the economy and housing market have not recovered to pre-recession levels, driving increased severity, although conditions did improve during 2011. We expect our overall loss levels in Canada to improve slightly in 2012, although loss levels may vary quarterly based on seasonal or event-driven fluctuations.

In June 2011, the Canadian government passed legislation, that when effective, will formalize existing mortgage insurance arrangements with private mortgage insurers and terminate the existing Government Guarantee Agreement, including the elimination of the Canadian government guarantee fund. This legislation does not change the current government guarantee of 90% provided on mortgages we insure. While we do not anticipate any significant impacts to our business as a result of this legislation, a full assessment of the impact on our business cannot be completed until the regulations are finalized.

In Australia, economic growth slowed during 2011, particularly in Queensland, given the economic impact of the flooding in January 2011, pressures from higher interest rates, higher costs of living, higher exchange rates and cautious consumer spending. As a result, increased levels of new delinquencies were reported by financial institutions in this market, which adversely impacted the results of our operations. The housing market in Australia experienced some modest home price declines in 2011 and we expect home prices to remain near current levels throughout 2012. Unemployment levels increased slightly during 2011 compared to 2010, and we expect a modest increase in 2012. In the fourth quarter of 2011, the Reserve Bank of Australia lowered the cash rate from 4.75% to 4.25%, in two separate decisions, which had remained unchanged since December 2010. There is a market expectation of a further decrease in rates during 2012.

Total mortgage market activity in Australia continued to slow during the first half 2011 as consumers became more cautious about higher interest rates and global economic uncertainty together with the economic impact of natural disasters. Additionally, some lenders were slow to return to the high loan-to-value market. These factors resulted in a smaller high loan-to-value mortgage originations market. During the second half of 2011, total mortgage market activity began to increase driven by first-time home buyers and higher refinance transactions reflecting modestly improving consumer confidence and stable to declining interest rates from rate decreases in the fourth quarter of 2011. As a result, our flow new insurance written decreased marginally overall during 2011 compared to 2010. We expect our level of flow new insurance written in 2012 to be similar to 2011 levels. As of December 31, 2011, our 2010 and 2011 books of business represent 19% of our insurance in-force while our 2007, 2008 and 2009 book years, the three largest in our portfolio, together represent 37% of our insurance in-force. As a result of our large 2007 to 2009 book years and subsequent smaller books seasoning during 2011, earned premiums in Australia declined marginally relative to 2010 levels and this trend is expected to continue in 2012.

Losses in Australia improved throughout most of 2010 as a result of continued loss mitigation activities and the benefits of the improving economic environment. In the first quarter of 2011, losses began to increase driven by higher rates, lower retail spending and higher reserves for claims anticipated from the natural disasters during that quarter, particularly the flooding in Queensland. During the second and third quarters of 2011, there was an increase in the number of outstanding delinquencies and reserves as the cumulative impact of the factors noted previously exerted pressure on elements of the portfolio. During the fourth quarter of 2011, total delinquencies decreased but remained above 2010 levels and the rate of new delinquencies slowed. We expect overall 2012 losses to remain near 2011 levels.

We plan to pursue a sale of a minority interest position of our Australian mortgage insurance business through an IPO in Australia during 2012, subject to market conditions and regulatory approval. This move is part of a broader strategy to rebalance the business portfolio, support future growth opportunities for the Australian business with expanded access to capital markets, maintain control positions of strategic mortgage insurance platforms in Australia and Canada, and together with other actions, free material capital for redeployment.

In many of our European mortgage insurance markets, we have observed early signs of economic stabilization as unemployment rates appear to be peaking and declines in home prices have moderated. The overall economic environment in Europe, however, continues to be dominated by concerns about the fiscal health of the region, which has created uncertainty about the timing and speed of economic recovery. As a result, we have seen increasing delinquencies and lower cures driven by prolonged economic stress, most notably in Ireland, contributing to increased loss reserves in our European mortgage insurance business, which we expect to continue through 2012. Specifically in Ireland, which represents less than 1% of our international primary risk in-force, we experienced increasing delinquencies and reserves in the second half of 2011 driven by prolonged economic and housing market stress and we expect this to continue into 2012.

Over the past several years, our global loss mitigation operations have enhanced both their capabilities and resources devoted to finding solutions that cure delinquencies and help to keep borrowers in their homes. These efforts include loan modification programs designed to help borrowers maintain mortgage payments while they are experiencing personal hardships. These programs allow lenders to maintain their relationship with a borrower while retaining an interest earning asset. In addition, we have developed asset management strategies designed to efficiently dispose of properties when a borrower’s hardship cannot be cured. Such efforts include actively partnering with the lender and borrower to optimize the transition process and taking early possession of properties to mitigate claim payments. As a result, our loss mitigation activities have had a favorable impact on our financial results as well as our relationships in the marketplace.

U.S. Mortgage Insurance

Results of our U.S. mortgage insurance business are affected by unemployment, underemployment and other economic and housing market trends, interest rates, home prices, mortgage origination volume mix and practices, the levels and aging of mortgage delinquencies including seasonal variations, the inventory of unsold homes and lender modification efforts. These economic and housing market trends are continuing to be adversely affected by ongoing weakness in the domestic economy and related levels of unemployment and underemployment. This has resulted in several outcomes including rising foreclosures, more borrowers seeking loan modifications and elevated housing inventories which place downward pressure on home values. Overall, we anticipate additional declines in home values into 2012. At the same time, we also expect unemployment and underemployment levels to stabilize at elevated levels and gradually decrease over time though remain elevated for an extended period.

Continuing from the prior year and throughout 2011, a weak housing market, tightened lending standards, the lack of consumer confidence and the lack of liquidity in some mortgage securitization markets, along with volatility in mortgage interest rates, converged to drive a smaller mortgage origination market. Within the private mortgage insurance market, the mortgage insurance penetration rate and overall market size was driven down by growth in FHA originations, associated with multiple pricing, underwriting and loan size factors, and the negative impact of GSE market fees and loan level pricing which made private mortgage insurance solutions less competitive with FHA solutions. However, given ongoing FHA risk management actions, we have seen the private mortgage insurance penetration rate increase through the fourth quarter of 2011 and expect this to continue given the additional FHA pricing changes effective in April 2011. This increase has been mitigated in part by increased GSE loan level fees which can make private mortgage insurance less attractive. Going forward, further GSE fee increases could limit the demand for or competitiveness of private mortgage insurance. Considering both of these trends, we believe the industry can expect to regain market share over time. In November 2011, federal legislation was enacted that extended the authority of the FHA to insure loans with initial balances in amounts up to 125% of median area home prices of up to and including $729,750. With this new legislation in place, the FHA now has higher loan limits than do the GSEs in certain metropolitan statistical areas. Accordingly, this could give the FHA a competitive advantage over private mortgage insurance providers. The mortgage insurance industry level of market penetration and eventual market size will continue to be affected by any actions taken by the GSEs, the FHA or the U.S. government impacting housing or housing finance policy, underwriting standards or related reforms. The Housing and Economic Recovery Act of 2008 provided for changes to, among other things, the regulatory authority and oversight of the GSEs and the authority of the FHA including with respect to premium pricing, maximum loan limits and down payment requirements. In addition, Fannie Mae and Freddie Mac remain the largest purchasers and guarantors of mortgage loans in the United States.

Although the overall insured market size was larger compared to the prior year, our U.S. mortgage insurance market share remained relatively flat in 2011 driven by the shift in private mortgage insurance penetration versus the FHA, changing competitive landscape within the U.S. mortgage insurance industry, including the exit of some competitors from the market and the impact of competitor pricing pressure. While we expect these trends to continue into 2012, we also expect to increase our overall market share in the coming year. Meanwhile, we continue to manage the quality of new business through prudent underwriting guidelines, which we modify from time to time when circumstances warrant. In addition, we regularly monitor competitor pricing and underwriting changes and their potential market impact.

While we continue to experience a decrease in the level of new delinquencies, overall pressure on the housing market continues to adversely affect the performance of our portfolio, particularly our 2005, 2006, 2007 and first half of 2008 book years that we believe peaked in their delinquency development during the first quarter of 2010. Albeit at a lower rate, delinquencies for these book years continue to drive the level of new delinquencies being reported. While the impact was originally concentrated in certain states and alternative product types, during the last few years, the impact has shifted to more traditional products reflecting the elevated unemployment and underemployment levels throughout the United States. Beginning mid-2010, we saw an increase in foreclosure starts as well as an increase in our paid claims as late stage delinquency loans go through foreclosure. In addition, we saw wide ranges in performance among loan servicers regarding the ability to modify loans. While these trends continue, both the levels of foreclosure starts and paid claims declined in the current year from elevated levels seen a year ago. Suspensions and delays of foreclosure actions in response to problems associated with lender and servicer foreclosure process changes and defects have caused, and could further cause, claim payments to be deferred to later periods and potentially have an adverse impact on the timing of a recovery of the U.S. residential mortgage market.

Expanded efforts in the mortgage lending market to modify loans and improved performance of our second half of 2008 and the 2009 and 2010 book years compared with the performance of prior book years, resulted in continued reductions in delinquency levels during the fourth quarter of 2011. However, loan modification efforts remained challenged and aging of delinquencies continued to increase through the remainder of 2010 and through the fourth quarter of 2011; moreover, both foreclosures and liquidations remained elevated through the same period, thereby resulting in ongoing elevated levels of loss reserves and claims. If employment levels remain pressured, home values experience further decline, credit remains tight or interest rates increase, the ability to cure a delinquent loan could be more difficult to achieve. In addition, while we continue to execute on our loan modification strategy, during 2011, we have seen the level of loan modification actions moderating against the levels we experienced during the fourth quarter of 2010. We saw evidence of low levels of modification activity outside of government programs and servicers distracted by various regulatory and legal actions. Further reduction of loan modifications would have an adverse impact on the ability of borrowers to cure a delinquent loan.

Our loss mitigation activities, including those relating to workouts, loan modifications, pre-sales, rescissions, claims administration (including curtailment of claim amounts) and targeted settlements, net of reinstatements, which occurred during the year ended December 31, 2011 resulted in a reduction of expected losses of $567 million compared to $734 million during the year ended December 31, 2010.

Workouts and loan modifications, which related to loans representing 4% of our primary risk in-force as of December 31, 2011, and occurred during the period then ended, resulted in a reduction of expected losses during the year ended December 31, 2011 of $414 million compared to $521 million during the year ended December 31, 2010. Our workout and loan modification programs with various lenders and servicers are designed to help borrowers in default regain current repayment status on their mortgage loans, which ultimately allowed many of these borrowers to remain in their homes. The loans that are subject to workouts and loan modifications that were completed could be subject to potential re-default by the underlying borrower at some future date. However, such borrower re-defaults currently remain stable at anticipated levels. In addition, pre-sales, claims administration and other non-cure workouts that occurred during the year ended December 31, 2011 resulted in a reduction of expected losses of $108 million compared to $55 million that occurred during the year ended December 31, 2010.

As a result of investigation activities on certain insured delinquent loans, we found some levels of misrepresentation and non-compliance with specific terms and conditions of our underlying master insurance policies, as well as fraud. These findings separately resulted in rescission actions that occurred during the year ended December 31, 2011 which reduced our expected losses at the time of rescission by $45 million compared to $158 million that occurred during the year ended December 31, 2010. We expect limited benefit from rescission actions in future periods.

Since 2010, benefits from loss mitigation activities have shifted from rescissions to loan modifications and reviews of loan servicing and claims administration compliance where we expect a majority of our loss mitigation benefits to be achieved going forward. While we expect to continue evaluating compliance of the insured or its loan servicer with respect to its servicing obligations under our master policy for loans insured thereunder and may curtail claim amounts payable based on our evaluations of such compliance, we cannot give assurance on the extent or level at which such claim curtailments will continue. Although loan servicers continue to pursue a wide range of approaches to execute appropriate loan modifications, government-sponsored programs such as Home Affordable Modification Program (“HAMP”) continue to decline as alternative programs have begun to gain momentum. With lower benefits from government-sponsored programs and the limited impact from alternative programs to date, we have experienced higher levels of loss reserves and/or paid claims. On February 1, 2012, the Obama Administration announced that it would extend HAMP for one year until December 31, 2013, and expand borrower eligibility by loosening certain underwriting requirements. In addition, incentives paid to the owner of a loan that qualifies for principal reduction under HAMP are being increased and, for the first time, will be offered to the GSEs. There can be no assurance that these changes will increase the number of loans that are modified under HAMP, including mortgage loans we insure currently, or that any such modifications will succeed in avoiding foreclosure. Depending upon the mix of loss mitigation activity, market trends, employment levels in future periods and other general economic impacts which influence the U.S. residential housing market, we could see additional adverse loss reserve development going forward. We expect the primary source of new reserves and losses to come from new delinquencies.

We also participate in reinsurance programs in which we share portions of our premiums associated with flow insurance written on loans originated or purchased by lenders with captive insurance entities of these lenders in exchange for an agreed upon level of loss coverage above a specified attachment point. For the year ended December 31, 2011, we recorded reinsurance recoveries of $101 million where cumulative losses have exceeded the attachment points in captive reinsurance arrangements, primarily related to our 2004 through 2008 book years. We have exhausted certain captive reinsurance tiers for these book years based on loss development trends. Once the captive reinsurance or trust assets are exhausted, we are responsible for additional losses incurred. We have begun to experience constraints on the recognition of captive benefit recovery due to the amount of funds held in certain captive trusts and the exhaustion of captive loss tiers for certain reinsurers. While we continue to receive cash benefit from these captive arrangements at the time of claim payment, this level of benefit is expected to decline going forward as more captive trusts’ assets are being exhausted at a faster rate. As of January 1, 2009, we no longer enter into excess loss of captive reinsurance transactions and, therefore, only participate in quota share reinsurance arrangements. The majority of our excess of loss captive reinsurance arrangements are in runoff with no new books of business being added going forward.

In August 2011, we executed a non-cash intercompany transaction to increase the statutory capital in our U.S. mortgage insurance companies by contributing to those companies a portion of common shares of Genworth Canada that were held by Brookfield, our indirect wholly-owned subsidiary, outside of our U.S. mortgage insurance business, with an estimated market value of $375 million. We continue to hold approximately 57.5% of the outstanding common shares of Genworth Canada on a consolidated basis. In addition, Brookfield has the right, exercisable at its discretion, to purchase for cash these common shares of Genworth Canada from our U.S. mortgage insurance companies at the then-current market price. Brookfield also has a right of first refusal with respect to the transfer of these common shares of Genworth Canada by the U.S. mortgage insurance companies.

GEMICO, our primary U.S. mortgage insurance subsidiary, continues to exceed the maximum risk-to-capital ratio of 25:1 established under North Carolina law and enforced by the NCDOI, which is GEMICO’s domestic insurance regulator. As of December 31, 2011 and 2010, GEMICO’s risk-to-capital ratio was approximately 32.9:1 and 23.8:1, respectively. Over at least the next several quarters, we expect GEMICO’s risk-to-capital ratio to continue to increase. The amount of such increases will depend principally on the magnitude of future losses incurred by GEMICO, the effectiveness of ongoing loss mitigation activities and the amount of additional capital that is generated within the business or capital support (if any) that we provide. Our estimate of the amount and timing of future losses is inherently uncertain, requires significant judgment and may change significantly over time.

Effective January 31, 2011, the NCDOI granted GEMICO a revocable two-year waiver of compliance with its risk-to-capital requirement. The waiver, which the NCDOI can modify or terminate at any time in its discretion, gives GEMICO the ability to continue to write new business in North Carolina during the period covered by the waiver, notwithstanding that GEMICO’s risk-to-capital ratio exceeds 25:1. Thirty-four of the states in which GEMICO operates do not impose their own risk-to-capital requirements; consequently, GEMICO is permitted to continue to write business in those states so long as it is permitted to write business in North Carolina. Sixteen states (including North Carolina) impose their own risk-to-capital requirements. Of these 16 states, 12 granted revocable waivers (or the equivalent) of their risk-to-capital requirements to allow GEMICO to continue to write new business, although two such waivers no longer are in effect as of December 31, 2011 due to the imposition of alternative risk-to-capital limitations contained in these two waivers as they were granted to GEMICO. Consequently, GEMICO was authorized to write new business in 44 states as of December 31, 2011.

New insurance written in North Carolina and in the 34 states which do not impose their own risk-to-capital requirements represented approximately 49% of our total new insurance written for the years ended December 31, 2011 and 2010. New insurance written in the other nine states that have granted revocable waivers (or the equivalent) of their risk-to-capital requirements represented approximately 33% and 29%, respectively, of total new insurance written for the years ended December 31, 2011 and 2010.

With respect to the six states where GEMICO is not authorized to write new business, from December 31, 2010 until July 31, 2011 in the case of three of these states (and for a longer period for the fourth state), we wrote new insurance through another of our U.S. mortgage insurance subsidiaries, GRMIC-NC. With the approval of applicable state insurance regulators and the GSEs, after July 31, 2011, we began writing new business through GRMAC in three of these states (and after December 15, 2011, in the two additional states with alternative risk-to-capital waiver limitations) while continuing to use GRMIC-NC to write new business in the sixth state. Freddie Mac’s and Fannie Mae’s approvals of this arrangement expire on July 31, 2012 and December 31, 2012, respectively.

We plan to write new business through GRMAC in any other state that prohibits GEMICO from writing new business, subject to the approval of applicable insurance regulators and the GSEs and GRMAC continuing to satisfy its own regulatory requirements. Depending upon volume, GRMAC currently has approximately a full year of new business capacity. We continue to discuss our ongoing use of these and other alternative arrangements with our state insurance regulators and the GSEs.

Historically, we have actively managed the risk-to-capital ratios of our U.S. mortgage insurance business in various ways, including through reinsurance arrangements with our subsidiaries and by providing additional capital support to our U.S. mortgage insurance subsidiaries (including through the contribution of a portion of our common shares of Genworth Canada). Our existing intercompany reinsurance arrangements are conducted through affiliated insurance subsidiaries, and therefore, remain subject to regulation by state insurance regulators who could decide to limit, or require the termination of, such arrangements. Any decision to provide additional capital to support our U.S. mortgage insurance subsidiaries is subject to a number of considerations, including (i) the extent to which we are on track towards executing certain capital reallocation transactions to support the redeployment of capital for the benefit of our stockholders while maintaining appropriate risk buffers; (ii) our ongoing analyses of risk scenarios and the value and return on providing such capital support or pursuing other alternative arrangements or strategies; (iii) our assessment and understanding of U.S. policy relating to housing finance, the use of private mortgage insurance or the GSEs; and (iv) our assessment of actions by competitors and the current views of the GSEs and state regulators. Depending on the state of the U.S. economy and housing market along with other factors, there is a range of potential additional capital needs that our U.S. mortgage insurance subsidiaries might require, including some that could be substantial. As a result, for a variety of reasons, there is no assurance that we will or will not provide additional capital to support our U.S. mortgage insurance subsidiaries in the future.

For further discussion of the importance of risk-to-capital requirements to our U.S. mortgage insurance subsidiaries, see “Item 1A. Risk Factors—Our U.S. mortgage insurance subsidiaries are subject to minimum statutory capital requirements and hazardous financial condition standards which, if not met or waived to the extent needed, would result in restrictions or prohibitions on our doing business and may have an adverse impact on our results of operations. Our primary U.S. mortgage insurance subsidiary continues to exceed its minimum statutory capital requirements, and while we have obtained waivers for that insurer to continue to write new business in most states and are using other insurance company subsidiaries to write new business in other states, there can be no assurance that these waivers will continue in effect or that our other insurers will be able to continue to satisfy their own minimum statutory capital requirements over time” of our Annual Report on Form 10-K.

In response to the recent years’ adverse operating results, we engaged in a strategic review of our U.S. mortgage insurance business. While our U.S. mortgage insurance business continues to write new business with expected profitable returns on an ongoing basis, we evaluated (i) the maintenance of ongoing operations and potential changes to the business as the private mortgage insurance and broader housing finance markets evolve; (ii) the prospects involved in ceasing to write new business but continuing to service the existing policies in-force (commonly referred to as “runoff”); and (iii) the merits and potential of entering into a strategic transaction involving the spinoff, merger or sale of our U.S. mortgage insurance operations. Key considerations taken into account by us in identifying and assessing alternatives included the efficiency of capital required in the short- and medium-term under each of these options; underlying embedded value within our U.S. mortgage insurance business; maximization of capital deployment flexibility; maintenance of adequate liquidity and financial flexibility; protection of the value, reputation, ratings and regulatory relationships of our U.S. mortgage insurance business and Genworth as a whole; and maximization of medium- to long-term shareholder value. Each alternative we considered included challenges and opportunities from a financial, operational, reputational and regulatory perspective. We will continue to monitor these considerations and alternatives on a go forward basis and our expectation currently is to continue operating our U.S. mortgage insurance business with the benefit of regulatory waivers and the use of alternative subsidiaries to generate new insurance written.

Runoff

Results of our Runoff segment are affected by investment performance, interest rate levels, net interest spreads, equity market conditions, mortality and policyholder surrenders and scheduled maturities. In addition, the results of our Runoff segment can significantly impact our results, regulatory capital requirements, distributable earnings and liquidity.

In January 2011, we discontinued sales of our individual and group variable annuities; however, we continue to service our existing block of business and accept additional deposits on existing contracts. During 2011, a low interest rate environment and continued volatility in equity market performance unfavorably impacted the results of our variable annuity products and regulatory capital requirements. In the future, equity market performance and volatility could result in additional gains or losses in our variable annuity products although associated hedging activities are expected to mitigate most of these impacts. Volatility in the results of our variable annuity products can result in favorable or unfavorable impacts on capital and earnings. In addition to the use of hedging activities to mitigate impacts related to equity market volatility and interest rate risks, we may pursue reinsurance opportunities to further mitigate volatility in results.

The results of our institutional products are impacted by scheduled maturities, as well as liquidity levels. However, we believe our liquidity planning and our asset-liability management will largely mitigate this risk.

Effective October 1, 2011, we completed the sale of our Medicare supplement insurance business for $276 million. We recognized an after-tax gain on the sale of $36 million in the fourth quarter of 2011. The transaction included the sale of Continental Life Insurance Company of Brentwood, Tennessee and its subsidiary, American Continental Insurance Company, and the reinsurance of the Medicare supplement insurance in-force business written by other Genworth life insurance subsidiaries. See note 8 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to the sale.

We expect to manage our runoff products for at least the next ten years. Several factors may impact the time period for these products to runoff including the specific policy types, economic conditions and management strategies.

Critical Accounting Estimates

The accounting estimates discussed in this section are those that we consider to be particularly critical to an understanding of our consolidated financial statements because their application places the most significant demands on our ability to judge the effect of inherently uncertain matters on our financial results. For all of these policies, we caution that future events rarely develop exactly as forecasted, and management’s best estimates may require adjustment.

Valuation of fixed maturity securities. Our portfolio of fixed maturity securities is comprised primarily of investment grade securities, which are carried at fair value.

Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our view of market assumptions in the absence of observable market information. We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. All assets carried at fair value are classified and disclosed in one of the following three categories:

•	Level 1—Quoted prices for identical instruments in active markets.

•

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3—Instruments whose significant value drivers are unobservable.

Estimates of fair values for fixed maturity securities are obtained primarily from industry-standard pricing methodologies utilizing market observable inputs. For our less liquid securities, such as our privately placed securities, we utilize independent market data to employ alternative valuation methods commonly used in the financial services industry to estimate fair value. Based on the market observability of the inputs used in estimating the fair value, the pricing level is assigned.

Security pricing is applied using a hierarchy approach. The vast majority of our fixed maturity securities use Level 2 inputs for the determination of fair value. These fair values are obtained primarily from industry-standard pricing methodologies utilizing market observable information, when available. Because many fixed-income securities do not trade on a daily basis, fair value is determined using industry-standard methodologies by applying available market information through processes such as benchmark curves, benchmarking of like-securities, sector groupings, quotes from market participants and matrix pricing. Observable information is compiled and integrates relevant credit information, perceived market movements and sector news. Additionally, security prices are periodically back-tested to validate and/or refine models as conditions warrant. Market indicators and industry and economic events are also monitored as triggers to obtain additional data. For certain structured securities with limited trading activity, industry-standard pricing methodologies utilize adjusted market information, such as index prices or discounting expected future cash flows, to estimate fair value. These measures are not deemed observable for a particular security and results in the measurement being classified as Level 3.

Where specific market information is unavailable for certain securities, such as privately placed securities, internally developed pricing models produce estimates of fair value primarily utilizing Level 2 inputs along with certain Level 3 inputs. The internally developed models include matrix pricing. The pricing matrix begins with current treasury rates and uses credit spreads received from third-party sources to estimate fair value. The credit spreads incorporate the issuer’s industry or issuer-specific credit characteristics and the security’s time to maturity, if warranted. Remaining un-priced securities are valued using an estimate of fair value based on indicative market prices that include significant unobservable inputs not based on, nor corroborated by, market information, including the utilization of non-binding broker quotes.

See notes 2 and 17 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to the valuation of fixed maturity securities.

Other-than-temporary impairments on available-for-sale securities. As of each balance sheet date, we evaluate securities in an unrealized loss position for other-than-temporary impairments. For debt securities, we consider all available information relevant to the collectability of the security, including information about past events, current conditions, and reasonable and supportable forecasts, when developing the estimate of cash flows expected to be collected. For equity securities, we recognize an impairment charge in the period in which we determine that the security will not recover to book value within a reasonable period.

On April 1, 2009, we adopted new accounting guidance related to investments that amended the requirement for management to positively assert the ability and intent to hold a debt security to recovery in determining whether an impairment was other-than-temporary and replaced that provision with the assertion that management does not intend to sell or it is not more likely than not that we will be required to sell a security prior to recovery. Prior to the adoption of the new accounting guidance related to investments, management would only authorize the sale of securities not deemed to be other-than-temporarily impaired in response to unforeseen events. If evidence of the conditions or events resulting in our change in intent to hold to recovery was insufficient to prove the events could not have been foreseen, the sale of the security would have been prohibited to ensure consistency with management’s previous assertion of having the intent and ability to hold the security to recovery. Subsequent to the adoption of the new accounting guidance related to investments, management may decide to sell certain securities as a part of our normal portfolio management. See note 2 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to other-than-temporary impairments on available-for-sale securities and accounting changes related to other-than-temporary impairments.

Derivatives. We enter into freestanding derivative transactions primarily to manage the risk associated with variability in cash flows or changes in fair values related to our financial assets and liabilities. We also use derivative instruments to hedge certain currency exposures. Additionally, we purchase investment securities, issue certain insurance policies and engage in certain reinsurance contracts that have embedded derivatives. The associated financial statement risk is the volatility in net income which can result from: (i) changes in the fair value of derivatives not qualifying as accounting hedges; (ii) changes in the fair value of embedded derivatives required to be bifurcated from the related host contract; (iii) ineffectiveness of designated hedges; and (iv) counterparty default. Accounting for derivatives is complex, as evidenced by significant authoritative interpretations of the primary accounting standards which continue to evolve. See notes 2 and 5 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for an additional description of derivative instruments and fair value measurements of derivative instruments.

Deferred acquisition costs. DAC represents costs that are related directly to the successful acquisition of new and renewal insurance policies and investment contracts, which are deferred and amortized over the estimated life of the related insurance policies. These costs include commissions in excess of ultimate renewal commissions and for contracts and policies issued some other costs, such as underwriting, medical inspection and issuance expenses. DAC is subsequently amortized to expense over the lives of the underlying contracts, in relation to the anticipated recognition of premiums or gross profits.

The amortization of DAC for traditional long-duration insurance products (including guaranteed renewable term life insurance, life-contingent structured settlements and immediate annuities and long-term care insurance)

is determined as a level proportion of premium based on commonly accepted actuarial methods and reasonable assumptions about mortality, morbidity, lapse rates, expenses, and future yield on related investments, established when the contract or policy is issued. U.S. GAAP requires that assumptions for these types of products not be modified (or unlocked) unless recoverability testing deems them to be inadequate. Amortization is adjusted each period to reflect policy lapse or termination rates as compared to anticipated experience. Accordingly, we could experience accelerated amortization of DAC if policies terminate earlier than originally assumed.

Amortization of DAC for annuity contracts without significant mortality risk and for investment and universal life insurance products is based on expected gross profits. Expected gross profits are adjusted quarterly to reflect actual experience to date or for the unlocking of underlying key assumptions based on experience studies such as mortality, withdrawal or lapse rates, investment margin or maintenance expenses. The estimation of expected gross profits is subject to change given the inherent uncertainty as to the underlying key assumptions employed and the long duration of our policy or contract liabilities. Changes in expected gross profits reflecting the unlocking of underlying key assumptions could result in a material increase or decrease in the amortization of DAC depending on the magnitude of the change in underlying assumptions. Significant factors that could result in a material increase or decrease in DAC amortization for these products include material changes in withdrawal or lapse rates, investment spreads or mortality assumptions. For the years ended December 31, 2011, 2010 and 2009, key assumptions were unlocked in our U.S. Life Insurance and Runoff segments to reflect our current expectation of future investment spreads, lapse rates, mortality and reinsurance costs.

The amortization of DAC for mortgage insurance is based on expected gross margins. Expected gross margins, defined as premiums less losses, are set based on assumptions for future persistency and loss development of the business. These assumptions are updated for actual experience to date or as our expectations of future experience are revised based on experience studies. Due to the inherent uncertainties in making assumptions about future events, materially different experience from expected results in persistency or loss development could result in a material increase or decrease to DAC amortization for this business. For the years ended December 31, 2011, 2010 and 2009, key assumptions were unlocked in our international mortgage insurance business to reflect our current expectation of future persistency and loss projections.

The following table sets forth the increase (decrease) on amortization of DAC related to unlocking of underlying key assumptions by segment for the years ended December 31:

(Amounts in millions)	2011	2010	2009
U.S. Life Insurance	$(15)	$(14)	$(15)
International Mortgage Insurance	5	5	3
Runoff	—	6	—

Total	$(10)	$(3)	$(12)

The DAC amortization methodology for our variable products (variable annuities and variable universal life insurance) includes a long-term equity market average appreciation assumption of 8.5%. When actual returns vary from the expected 8.5%, we assume a reversion to the expected return over a three-year period. The assumed returns over this reversion to the expected return period are limited to the 85th percentile of historical market performance.

We regularly review DAC to determine if it is recoverable from future income as part of our loss recognition testing. For deposit products, if the current present value of estimated future gross profits is less than the unamortized DAC for a line of business, a charge to income is recorded for additional DAC amortization, and for certain products, an increase in benefit reserves may be required. For other products, if the benefit reserves plus anticipated future premiums and interest income for a line of business are less than the current estimate of future benefits and expenses (including any unamortized DAC), a charge to income is recorded for additional

DAC amortization and potentially an increase in benefit reserves, to address any premium deficiency. The establishment of such a reserve is subject to inherent uncertainty and requires significant judgment and estimates to determine the present values of future premium, estimated gross profits and expected losses and expenses of our businesses. As of December 31, 2011, we believe all of our businesses have sufficient future income where the related DAC is recoverable based on our best estimates of morbidity, mortality, expected premiums, claim loss development, withdrawal or lapse rate, maintenance expense or interest rates expected to occur.

Continued low interest rates have impacted the margins on our immediate annuity products. As of December 31, 2011 and 2010, we had margin of approximately $60 million and $74 million, respectively, on $7,071 million and $7,374 million, respectively, of net U.S. GAAP liability related to our immediate annuity products. The risks we face include adverse variations in interest rates and/or mortality. Adverse experience in one or both of these risks could result in the DAC associated with our immediate annuity products being no longer fully recoverable as well as the establishment of additional benefit reserves. Any favorable variation would result in additional margin in our DAC loss recognition analysis and would result in higher income recognition over the remaining duration of the in-force block. As of December 31, 2011, we believe all of our other businesses have sufficient future income where the related DAC would be recoverable under adverse variations in morbidity, mortality, claim loss development, withdrawal or lapse rate, maintenance expense or interest rates that could be considered reasonably possible to occur. See notes 2 and 6 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to DAC.

Present value of future profits. In conjunction with the acquisition of a block of insurance policies or investment contracts, a portion of the purchase price is assigned to the right to receive future gross profits arising from existing insurance and investment contracts. This intangible asset, called PVFP, represents the actuarially estimated present value of future cash flows from the acquired policies. PVFP is amortized, net of accreted interest, in a manner similar to the amortization of DAC.

We regularly review our assumptions and periodically test PVFP for recoverability in a manner similar to our treatment of DAC. As of December 31, 2011, we believe all of our businesses have sufficient future income where the related PVFP is recoverable based on our best estimates of morbidity, mortality, withdrawal or lapse rate, maintenance expense and interest rates that are expected to occur.

Continued low interest rates and lower than expected termination rates have impacted the margins on our acquired long-term care insurance business. As of December 31, 2011 and 2010, we had margin of approximately $11 million and $115 million, respectively, on $2,819 million and $2,857 million, respectively, of net U.S. GAAP liability related to our individual and group long-term care insurance products. The risks we face include adverse variations in morbidity, interest rates, lapse and mortality. Adverse variation in one or more of these risks could result in additional amortization of PVFP or the establishment of additional benefit reserves. As of December 31, 2011, adverse variation that we consider reasonably possible would result in an additional charge to income of up to approximately $46 million. However, more adverse variation could result in additional amortization of PVFP or establishment of additional benefit reserves, while any favorable variation would result in additional margin in our PVFP loss recognition analysis and would result in higher earnings recognition over the remaining duration of the in-force block. As of December 31, 2011, we believe all of our other businesses have sufficient future income where the related PVFP would be recoverable under adverse variations in morbidity, mortality, expected premiums, claim loss development, withdrawal or lapse rate, maintenance expense or interest rates that could be considered reasonably possible to occur. For the years ended December 31, 2011, 2010, and 2009, there were no charges to income as a result of our PVFP recoverability or loss recognition testing. See notes 2 and 7 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to PVFP.

Goodwill. Goodwill represents the excess of the amounts paid to acquire a business over the fair value of its net assets at the date of acquisition. Subsequent to acquisition, goodwill could become impaired if the fair value of a reporting unit as a whole were to decline below the value of its individually identifiable assets and liabilities. This may occur for various reasons, including changes in actual or expected income or cash flows of a reporting unit or generation of income by a reporting unit at a lower rate of return than similar businesses.

Under U.S. GAAP, we test the carrying value of goodwill for impairment at least annually at the “reporting unit” level, which is either an operating segment or a business one level below the operating segment. Under certain circumstances, interim impairment tests may be required if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

The determination of fair value for our reporting units is primarily based on an income approach whereby we use discounted cash flows for each reporting unit. When available, and as appropriate, we use market approaches or other valuation techniques to corroborate discounted cash flow results. The discounted cash flow model used for each reporting unit is based on either operating income or statutory distributable income, depending on the reporting unit being valued.

For the operating income model, we determine fair value based on the present value of the most recent income projections for each reporting unit and calculate a terminal value utilizing a terminal growth rate. We primarily utilize the operating income model to determine fair value for all reporting units except for our life and long-term care insurance reporting units. In addition to the operating income model, we also consider the valuation of our Canadian mortgage insurance subsidiary’s publicly traded stock price in determining fair value for that reporting unit. The significant assumptions in the operating income model include: income projections, which are dependent on new business production, customer behavior, operating expenses and market conditions; discount rate; and terminal growth rate.

For the statutory distributable income model, we determine fair value based on the present value of projected statutory net income and changes in required capital to determine distributable income for the respective reporting unit. We utilize the statutory distributable income model to determine fair value for our life and long-term care insurance reporting units. The significant assumptions in the statutory distributable income model include: required capital levels; income projections, which are dependent on mortality or morbidity, new business production growth, new business projection period, policyholder behavior and other specific industry and market conditions; and discount rate.

The cash flows used to determine fair value are dependent on a number of significant assumptions based on our historical experience, our expectations of future performance and expected economic environment. We determine the best estimate of our income projections based on current market conditions as well as our expectation of future market conditions. Our estimates of projected income are subject to change given the inherent uncertainty in predicting future results, which are impacted by the significant assumptions noted above for the respective model used to determine fair value. Additionally, the discount rate used to determine fair value is based on our judgment of the appropriate rate for each reporting unit based on the relative risk associated with the projected cash flows as well as our expectation of the discount rate that would be utilized by a hypothetical market participant.

We consider our market capitalization in assessing the reasonableness of the fair values estimated for our reporting units in connection with our goodwill impairment testing. In 2008, we impaired all goodwill associated with our U.S. mortgage insurance business and annuity and institutional products. Accordingly, these businesses are no longer subject to goodwill impairment testing but do have a significant impact on the valuation of our market capitalization in comparison to our book value. When reconciling to our market capitalization, we estimate the values for these businesses and also consider the negative value that would be associated with corporate debt, which would be subtracted from the fair value of our businesses to calculate the total value attributed to equity holders. We then compare the total value attributed to equity holders to our market capitalization.

During the third quarter of 2011, we completed our annual goodwill impairment analysis as of July 1, 2011. As a result of this analysis, we determined fair value was in excess of book value for of our reporting units, except for our long-term care insurance reporting unit discussed further below. While the remaining reporting units had fair values in excess of their respective book values, we noted that our life insurance reporting unit had a fair value that was relatively close to book value and was at greater risk compared to our other reporting units of a future failure.

In our annual goodwill assessment of our life insurance reporting unit, we used our best estimate of the future performance of the business and discounted these projections using a 10.3% discount rate. We determined the discount rate assumption used in our valuation after considering certain external data points from acquisitions/disposals, relevant reinsurance transactions and calculations of the expected weighted-average cost of capital for hypothetical market participants in an acquisition.

As a result of declines in interest rates that increased our life insurance reporting unit’s book value during the third quarter of 2011, we performed an interim impairment assessment on our life insurance reporting unit as of September 30, 2011. Accordingly, we updated the related discount rate analysis and our determination of fair value on the evaluation date. Based on the updated analysis, we utilized a discount rate of 9.0% and noted the decline in the discount rate utilized was primarily the result of a decrease in interest rates during the third quarter of 2011. Based on this interim evaluation as of September 30, 2011, our life insurance reporting unit’s fair value continued to exceed book value by approximately 35% with a goodwill balance of $495 million. There were no events or circumstances during the fourth quarter of 2011 that triggered another interim evaluation of goodwill for our life insurance reporting unit.

Shifts in business strategy or capital allocation as well as deterioration or adverse market conditions for certain businesses could have a significant impact on the fair value of our reporting units and could result in additional future impairments of goodwill.

As part of our annual goodwill impairment testing, we noted that our long-term care insurance reporting unit’s fair value was less than its book value. If fair value is lower than book value, the reporting unit’s fair value is allocated to assets and liabilities as if the reporting unit had been acquired in a business combination. If this “implied goodwill” exceeds the reporting unit’s goodwill balance, goodwill is deemed recoverable. Accordingly, we evaluated our long-term care insurance reporting unit’s goodwill balance of $426 million and determined that the amount of implied goodwill was approximately 66% more than the amount of goodwill currently recorded. Accordingly, goodwill was recoverable and not impaired.

The key assumptions that impact our evaluation of goodwill for our long-term care insurance reporting unit under our goodwill impairment assessment primarily relate to the discount rate utilized to determine the present value of the projected cash flows and the valuation of new business. While the valuation of our in-force business for long-term care insurance is included in the fair value of the reporting unit, the in-force value does not contribute significant, incremental value to support goodwill based on a hypothetical acquisition under our goodwill impairment assessment. We determine the appropriate discount rate based on our experience and understanding of common actuarial appraisal methodologies that we believe market participants would also utilize when evaluating similar product lines where there is significant experience for a product and policyholder assumptions (i.e., lapse, mortality and morbidity). The valuation of new business is determined by utilizing several inputs such as expected new business production, both in terms of the quantity and number of years of new production assumed, as well as profitability of the new business, which is primarily dependent on policyholder assumptions, expected investment returns and targeted capital levels.

During the fourth quarter of 2011, as a result of our reorganized operating segments, our reverse mortgage business was newly identified as a separate reporting unit. Previously, this business was a component of the long-term care insurance reporting unit. Due to historical business performance and recent adverse developments within the industry that negatively impacted the valuation of the business, we impaired all of the goodwill related to our reverse mortgage business reported in Corporate and Other activities in the fourth quarter of 2011. The key assumptions utilized in this valuation included expected future business performance and the discount rate, both of which were adversely impacted as a result of the recent industry developments. There were no goodwill impairment charges recorded in 2010 and 2009. Deteriorating or adverse market conditions for certain businesses may have a significant impact on the fair value of our reporting units and could result in future impairments of goodwill.

See notes 2 and 8 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to goodwill.

Insurance liabilities and reserves. We calculate and maintain reserves for the estimated future payment of claims to our policyholders and contractholders based on actuarial assumptions and in accordance with industry practice and U.S. GAAP. Many factors can affect these reserves, including economic and social conditions, mortality and morbidity trends, inflation, healthcare costs, changes in doctrines of legal liability and damage awards in litigation. Therefore, the reserves we establish are necessarily based on estimates, assumptions and our analysis of historical experience. Our results depend significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in determining our reserves and pricing our products. Our reserve assumptions and estimates require significant judgment and, therefore, are inherently uncertain. We cannot determine with precision the ultimate amounts that we will pay for actual claims or the timing of those payments.

Insurance reserves differ for long- and short-duration insurance policies. Measurement of long-duration insurance reserves (such as guaranteed renewable term life insurance, annuity and long-term care insurance products) is based on approved actuarial methods, and includes assumptions about expenses, mortality, morbidity, lapse rates and future yield on related investments. For level premium term life insurance products, we floor the liability for future policy benefits on each policy at zero. Short-duration contracts (such as lifestyle protection insurance) are accounted for based on actuarial estimates of the amount of loss inherent in that period’s claims, including losses incurred for which claims have not been reported. Short-duration contract loss estimates rely on actuarial observations of ultimate loss experience for similar historical events.

Estimates of mortgage insurance reserves for losses and loss adjustment expenses are based on notices of mortgage loan defaults and estimates of defaults that have been incurred but have not been reported by loan servicers, using assumptions developed based on past experience and our expectation of future development. These assumptions include claim rates for loans in default, the average amount paid for loans that result in a claim and an estimate of the number of loans in our delinquency inventory that will be rescinded or modified (collectively referred to as “loss mitigation actions”) based on the effects that such loss mitigation actions have had on our historical claim frequency rates, including an estimate for reinstatement of previously rescinded coverage. Each of these assumptions is established by management based on historical and expected experience. We have established processes, as well as contractual rights, to ensure we receive timely information from loan servicers to aid us in the establishment of our estimates. In addition, when we have obtained sufficient facts and circumstances through our investigative process, we have the unilateral right under our master policies and at law to rescind coverage ab initio on the underlying loan certificate as if coverage never existed. As is common accounting practice in the mortgage insurance industry and in accordance with U.S. GAAP, loss reserves are not established for future claims on insured loans that are not currently in default.

Management reviews quarterly the loss reserves for adequacy, and if indicated, updates the assumptions used for estimating and calculating such reserves based on actual experience and our historical frequency of claim and severity of loss rates that are applied to the current population of delinquencies. Factors considered in establishing loss reserves include claim frequency patterns (reflecting the loss mitigation actions on such claim patterns), the aged category of the delinquency (i.e., age and progression of delinquency to claim) and loan coverage percentage. The establishment of our mortgage insurance loss reserves is subject to inherent uncertainty and requires judgment by management. The actual amount of the claim payments may vary significantly from the loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions leading to a reduction in borrowers’ income and thus their ability to make mortgage payments, a drop in housing values that could expose us to greater loss on resale of properties obtained through foreclosure proceedings and an adverse change in the effectiveness of loss mitigation actions that could result in an increase in the frequency of expected claim rates. Our estimates are also affected by the extent of fraud and misrepresentation that we uncover in the loans that we have insured and the coverage upon which we have consequently rescinded or may rescind going forward. Our loss reserving methodology includes estimates of the number of loans in our delinquency inventory that will be rescinded or modified, as well as estimates of the number of loans for which coverage may be reinstated under certain conditions following a rescission action.

In considering the potential sensitivity of the factors underlying management’s best estimate of our U.S. and international mortgage insurance reserves for losses, it is possible that even a relatively small change in estimated claim rate (“frequency”) or a relatively small percentage change in estimated claim amount (“severity”) could have a significant impact on reserves and, correspondingly, on results of operations. Based on our actual experience during 2011 in our U.S. mortgage insurance business, a reasonably possible quarterly change could be a 9% change in the average frequency reserve factor, which would change the gross reserve amount for such quarter by approximately $350 million for our U.S. mortgage insurance business. Based on our actual experience during 2011 in our international mortgage insurance business, a reasonably possible quarterly change could be a $1,000 change in the average severity reserve factor combined with a 1% change in the average frequency reserve factor, which would change the gross reserve amount by approximately $27 million for our international mortgage insurance business based on current exchange rates. As these sensitivities are based on our 2011 experience, given the high level of uncertainty in the economic environment, there is a reasonable likelihood that these changes in assumptions could occur in the near term. Adjustments to our reserve estimates are reflected in the consolidated financial statements in the years in which the adjustments are made.

In addition to the sensitivities discussed above, our more recent books of business in both our U.S. and certain international mortgage insurance businesses have experienced higher losses than our previous book years as a result of the global economic environment. In our U.S. mortgage insurance business, our 2005, 2006, 2007 and the first half of 2008 books of business have been experiencing delinquencies and incurred losses substantially higher than those generated from previous book years we have written. Early loss development patterns from these book years indicate that we would expect a higher level of total losses generated. Variations we consider reasonably possible could include an increase of 10% in these expected losses over a three-year period ending December 31, 2014 that would result in a decrease in after-tax operating results of approximately $78 million. Additional adverse variation could result in additional negative impacts while favorable variations would result in improved margins. Regardless of the ultimate loss development pattern on these books, we expect they will continue to generate significant paid and incurred losses for at least the next two years and thus will continue to have a significant adverse impact on our operating results over these same periods.

In our international mortgage insurance business, we anticipate reduced levels of losses as a result of stable housing markets and economies. However, if housing markets and economies do not remain stable and instead deteriorate, we may experience increased losses. Variations we consider reasonably possible to occur could include an increase in projected losses for our international mortgage insurance business of between 15% and 20% over the next year. If changes at these levels were to occur, after-tax operating results could be negatively impacted by approximately $45 million to approximately $55 million over this same period based on current foreign exchange rates and leaving other assumptions constant. The potential for either additional adverse loss development or favorable loss development exists that could further impact our business underwriting margins.

Unearned premiums. In our international mortgage insurance business, the majority of our insurance contracts are single premium. For single premium insurance contracts, we recognize premiums over the policy life in accordance with the expected pattern of risk emergence. We recognize a portion of the revenue in premiums earned in the current period, while the remaining portion is deferred as unearned premiums and earned over time in accordance with the expected pattern of risk emergence. If single premium policies are cancelled and the premium is non-refundable, then the remaining unearned premium related to each cancelled policy is recognized to earned premiums upon notification of the cancellation, if not included in our expected earnings pattern. The expected pattern of risk emergence on which we base premium recognition is inherently judgmental and is based on actuarial analysis of historical and expected experience. Changes in market conditions could cause a decline in mortgage originations, mortgage insurance penetration rates or our market share, all of which could impact new insurance written. For example, a decline in flow new insurance written of $1.0 billion would result in approximately a $4 million reduction in earned premiums in the first full year based on current pricing and expected pattern of risk emergence. However, this decline would be partially offset by the recognition of earned premiums from established unearned premium reserves primarily from the last three years of business.

As of December 31, 2011 and 2010, we had $4.2 billion and $4.5 billion, respectively, of unearned premiums, of which $2.9 billion and $3.1 billion, respectively, related to our international mortgage insurance business. We recognize international mortgage insurance unearned premiums over a period of up to 25 years, most of which are recognized between three and seven years from issue date. The recognition of earned premiums for our international mortgage insurance business involves significant estimates and assumptions as to future loss development and policy cancellations. These assumptions are based on our historical experience and our expectations of future performance, which are highly dependent on assumptions as to long-term macroeconomic conditions including interest rates, home price appreciation and the rate of unemployment. We regularly review our expected pattern of risk emergence and make adjustments based on actual experience and changes in our expectation of future performance with any adjustments reflected in current period income. For the years ended December 31, 2011, 2010 and 2009, increases to earned premiums in our international mortgage insurance business as a result of adjustments made to our expected pattern of risk emergence and policy cancellation assumptions were $46 million, $52 million and $49 million, respectively.

Our expected pattern of risk emergence for our international mortgage insurance business is subject to change given the inherent uncertainty as to the underlying loss development and policy cancellation assumptions and the long duration of our international mortgage insurance policy contracts. Actual experience that is different than expected for loss development or policy cancellations could result in a material increase or decrease in the recognition of earned premiums depending on the magnitude of the difference between actual and assumed experience. Loss development and policy cancellation variations that could be considered reasonably possible to occur in the future could result in an increase in after-tax operating results of up to $84 million or a decrease in operating results of up to $27 million, depending on the magnitude of variation experienced and leaving other assumptions constant. It is important to note that the variation discussed above is not meant to be a best-case or worst-case scenario, and therefore, it is possible that future variation may exceed the amounts discussed above.

In our U.S. mortgage insurance business, the majority of our insurance contracts have recurring premiums. We recognize recurring premiums over the terms of the related insurance policy on a pro-rata basis (i.e., monthly). Changes in market conditions could cause a decline in mortgage originations, mortgage insurance penetration rates and our market share, all of which could impact new insurance written. For example, a decline in flow new insurance written of $1.0 billion would result in approximately a $5 million reduction in earned premiums in the first full year. Likewise, if flow persistency declined on our existing insurance in-force by 10%, earned premiums would decline by approximately $50 million during the first full year, potentially offset by lower reserves due to policies no longer being in-force.

The remaining portion of our unearned premiums relates to our lifestyle protection and long-term care insurance businesses where the underlying assumptions as to risk emergence are not subject to significant uncertainty. Accordingly, changes in underlying assumptions as to premium recognition we consider being reasonably possible for these businesses would not result in a material impact on our results of operations.

Valuation of deferred tax assets. Deferred tax assets represent the tax benefit of future deductible temporary differences and operating loss and tax credit carryforwards. Deferred tax assets are measured using the enacted tax rates expected to be in effect when such benefits are realized if there is no change in tax law. Under U.S. GAAP, we test the value of deferred tax assets for impairment on a quarterly basis at our taxpaying component level within each tax jurisdiction, consistent with our filed tax returns. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. In determining the need for a valuation allowance, we consider carryback capacity, reversal of existing temporary differences, future taxable income and tax planning strategies. Tax planning strategies are actions that are prudent and feasible, that an entity ordinarily might not take, but would take to prevent an operating loss or tax credit carryforward from expiring unused. The determination of the valuation allowance for our deferred tax assets requires management to make certain judgments and assumptions regarding future operations that are based on our historical experience and our expectations of future performance. Our judgments and assumptions are subject to change given the inherent uncertainty in predicting future performance, which is impacted by such things as policyholder behavior, competitor pricing, new product introductions, and specific industry and market conditions. Tax planning strategies are incorporated into our analysis and assessment. Based on our analysis, we believe it is more likely than not that the results of future operations and the implementation of tax planning strategies will generate sufficient taxable income to enable us to realize the deferred tax assets for which we have not established valuation allowances. Tax planning strategies considered include the restructuring of certain operations, reallocation of investments away from tax-exempt securities and a life/non-life election. These measures would accelerate the use of NOL carryforwards and other deferred tax asset components.

As of December 31, 2011, we have a net deferred tax liability of $838 million with a $234 million valuation allowance related to state and foreign gross deferred tax assets. We have a consolidated gross deferred tax asset of $1,760 million related to NOL carryforwards of $5,048 million as of December 31, 2011, which, if unused, will expire beginning in 2022. Foreign tax credit carryforwards amounted to $120 million as of December 31, 2011, which, if unused, will expire beginning in 2015.

Deferred taxes on permanently reinvested foreign income. We do not record U.S. deferred taxes on foreign income that we do not expect to remit or repatriate to U.S. corporations within our consolidated group. Under U.S. GAAP, we are generally required to record U.S. deferred taxes on the anticipated repatriation of foreign income as the income is recognized for financial reporting purposes. An exception under certain accounting guidance permits us not to record a U.S. deferred tax liability for foreign income that we expect to reinvest in our foreign operations and for which remittance will be postponed indefinitely. If it becomes apparent that some or all undistributed income will be remitted in the foreseeable future, the related deferred taxes are recorded in that period. In determining indefinite reinvestment we regularly evaluate the capital needs of our domestic and foreign operations considering all available information, including operating and capital plans, regulatory capital requirements, parent company financing and cash flow needs, as well as, the applicable tax laws to which our domestic and foreign subsidiaries are subject. Our estimates are based on our historical experience and our expectation of future performance. Our judgments and assumptions are subject to change given the inherent uncertainty in predicting future capital needs, which are impacted by such things as regulatory requirements, policyholder behavior, competitor pricing, new product introductions, and specific industry and market conditions. As of December 31, 2011, U.S. deferred income taxes were not provided on approximately $2,886 million of unremitted foreign income we considered permanently reinvested. Our international businesses held cash and short-term investments of $644 million related to the unremitted earnings of foreign operations considered to be permanently reinvested as of December 31, 2011.

Contingent liabilities. A liability is contingent if the amount is not presently known, but may become known in the future as a result of the occurrence of some uncertain future event. We estimate our contingent liabilities based on management’s estimates about the probability of outcomes and their ability to estimate the range of exposure. Accounting standards require that a liability be recorded if management determines that it is probable that a loss has occurred and the loss can be reasonably estimated. In addition, it must be probable that the loss will be confirmed by some future event. As part of the estimation process, management is required to make assumptions about matters that are by their nature highly uncertain.

The assessment of contingent liabilities, including legal and income tax contingencies, involves the use of critical estimates, assumptions and judgments. Management’s estimates are based on their belief that future events will validate the current assumptions regarding the ultimate outcome of these exposures. However, there can be no assurance that future events, such as court decisions or IRS positions, will not differ from management’s assessments. Whenever practicable, management consults with third-party experts (including attorneys, accountants and claims administrators) to assist with the gathering and evaluation of information related to contingent liabilities. Based on internally and/or externally prepared evaluations, management makes a determination whether the potential exposure requires accrual in the consolidated financial statements.

Consolidated Results of Operations

The following is a discussion of our consolidated results of operations and should be read in conjunction with “—Business trends and conditions.” For a discussion of our segment results, see “—Results of Operations and Selected Financial and Operating Performance Measures by Segment.”

The following table sets forth the consolidated results of operations for the periods indicated:

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Revenues:
Premiums	$5,705	$5,854	$6,019	$(149)	(3)%	$(165)	(3)%
Net investment income	3,380	3,266	3,033	114	3%	233	8%
Net investment gains (losses)	(220)	(143)	(1,041)	(77)	(54)%	898	86%
Insurance and investment product fees and other	1,503	1,112	1,058	391	35%	54	5%

Total revenues	10,368	10,089	9,069	279	3%	1,020	11%

Benefits and expenses:
Benefits and other changes in policy reserves	5,941	6,001	5,866	(60)	(1)%	135	2%
Interest credited	794	841	984	(47)	(6)%	(143)	(15)%
Acquisition and operating expenses, net of deferrals	2,294	2,217	2,115	77	3%	102	5%
Amortization of deferred acquisition costs and intangibles	598	626	569	(28)	(4)%	57	10%
Goodwill impairment	29	—	—	29	NM (1)	—	—%
Interest expense	506	457	393	49	11%	64	16%

Total benefits and expenses	10,162	10,142	9,927	20	—%	215	2%

Income (loss) before income taxes	206	(53)	(858)	259	NM (1)	805	94%
Provision (benefit) for income taxes	18	(248)	(415)	266	107%	167	40%

Net income (loss)	188	195	(443)	(7)	(4)%	638	144%
Less: net income attributable to noncontrolling interests	139	143	61	(4)	(3)%	82	134%

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$49	$52	$(504)	$(3)	(6)%	$556	110%

(1)	We define “NM” as not meaningful for increases or decreases greater than 200%.

2011 compared to 2010

Premiums. Premiums consist primarily of premiums earned on insurance products for life, long-term care and Medicare supplement insurance, single premium immediate annuities and structured settlements with life contingencies, lifestyle protection insurance and mortgage insurance.

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Our International Protection segment decreased $100 million, including an increase of $40 million attributable to changes in foreign exchange, from our runoff block of business and a decrease in premium volume driven by reduced levels of consumer lending.

•	Our Runoff segment decreased $62 million primarily attributable to the sale of our Medicare supplement insurance business in the fourth quarter of 2011.

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Our U.S. Mortgage Insurance segment decreased $31 million largely related to lower insurance in-force and lower assumed affiliated premiums, partially offset by benefits associated with our previously implemented rate increases.

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Our U.S. Life Insurance segment decreased $25 million primarily related to our term and whole life insurance products as we no longer sell these products and lower life-contingent fixed annuity sales, partially offset by growth of our long-term care insurance business from new sales and in-force rate actions. We also recorded unfavorable reinsurance adjustments of $15 million in 2010 that did not recur.

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Our International Mortgage Insurance segment increased $69 million, including an increase of $75 million attributable to changes in foreign exchange. Excluding the impact of foreign exchange, premiums decreased as a result of seasoning of our in-force blocks of business in Canada and Australia, partially offset by lower ceded affiliated reinsurance premiums and lower cancellations in Australia. In Europe, the decrease was attributable to lender settlements in 2010 and an actuarial update in 2010 that did not recur, as well as lower new business volume.

Net investment income. Net investment income represents the income earned on our investments.

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Weighted-average investment yields increased to 4.9% for the year ended December 31, 2011 from 4.8% for the year ended December 31, 2010. The increase in weighted-average investment yields was primarily attributable to improved performance of limited partnerships and $14 million of higher bond calls and prepayments in 2011.

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Net investment income for the year ended December 31, 2011 included $28 million of gains related to limited partnerships accounted for under the equity method as compared to $13 million of losses for the year ended December 31, 2010.

Net investment gains (losses). Net investment gains (losses) consist primarily of realized gains and losses from the sale or impairment of our investments, unrealized and realized gains and losses from our trading securities and derivative instruments. For further discussion of the change in net investment gains (losses), see the comparison for this line item under “—Investments and Derivative Instruments.”

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We recorded $132 million of net other-than-temporary impairments in 2011 as compared to $208 million in 2010. Of total impairments, $66 million and $152 million, respectively, related to structured securities, including $37 million and $92 million, respectively, related to sub-prime and Alt-A residential mortgage-backed and asset-backed securities in 2011 and 2010. Impairments related to corporate fixed maturity securities which were a result of bankruptcies, receivership or concerns about the issuer’s ability to continue to make contractual payments or intent to sell were $56 million in 2011 compared to $30 million in 2010. In 2011 and 2010, we recorded $5 million and $10 million, respectively, of impairments related to commercial mortgage loans and $2 million and $10 million, respectively, of impairments related to limited partnership investments. In 2011, we also recorded $3 million of impairments related to real estate held-for-investment. In 2010, we also recorded $6 million of impairments related to financial hybrid securities.

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Net investment losses related to derivatives of $99 million in 2011 were primarily due to net losses associated with derivatives and embedded derivatives related to variable annuity products with GMWB riders. These GMWB losses were primarily attributed to underperformance of the underlying variable annuity funds as compared to market indices and market losses resulting from increased volatility. Additionally, there were losses from the change in market value of our credit default swaps due to widening credit spreads. These losses were partially offset by ineffectiveness gains from our cash flow hedge programs related to our long-term care insurance business attributable to significant long-term interest rate declines. Net investment gains related to derivatives of $50 million in 2010 were primarily related to gains associated with derivatives and embedded derivatives related to variable annuity products with GMWB riders, which included a reduction in the GMWB embedded derivative as a result of changes in the assumption used to incorporate non-performance risk into the discount rate used to value GMWB embedded derivatives. The net gains related to derivatives also included gains from our non-qualifying interest rate swaps due to decreases in long-term interest rates and gains from our credit default swaps due to narrowing credit spreads. These gains were partially offset by losses associated with derivatives used to hedge foreign currency risk associated with near-term expected dividend payments from certain international subsidiaries.

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Net gains related to the sale of available-for-sale securities were $50 million in 2011 compared to $5 million in 2010. We recorded $44 million of higher net losses related to securitization entities during 2011 compared to 2010 primarily associated with derivatives. We recorded $6 million of gains related to commercial mortgage loans during 2011 attributable to a decrease in the allowance compared to $29 million of losses during 2010 from a lower of cost or market adjustment on loans held-for-sale and an increase in the allowance. We also recorded $8 million of higher gains related to trading securities during 2011 compared to 2010. We recorded a $25 million contingent purchase price valuation adjustment in 2011 related to the purchase of Altegris in 2010. There was also a net gain of $16 million from the recovery of a counterparty receivable in 2010.

Insurance and investment product fees and other. Insurance and investment product fees and other consist primarily of fees assessed against policyholder and contractholder account values, surrender charges, cost of insurance assessed on universal and term universal life insurance policies, advisory and administration service fees assessed on investment contractholder account values, broker/dealer commission revenues and other fees.

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Our U.S. Life Insurance segment increased $218 million mainly driven by our life insurance business from growth of our term universal life insurance product and gains on the repurchase of notes secured by our non-recourse funding obligations in 2011.

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Our Wealth Management segment increased $101 million from higher average assets under management from the purchase of Altegris in the fourth quarter of 2010 and positive net flows, partially offset by difficult market conditions during the second half of 2011.

•	Our Runoff segment increased $84 million mainly attributable to the gain recognized on the sale of our Medicare supplement insurance business in the fourth quarter of 2011.

Benefits and other changes in policy reserves. Benefits and other changes in policy reserves consist primarily of benefits paid and reserve activity related to current claims and future policy benefits on insurance and investment products for life, long-term care and Medicare supplement insurance, structured settlements and single premium immediate annuities with life contingencies, lifestyle protection insurance and claim costs incurred related to mortgage insurance products.

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Our U.S. Mortgage Insurance segment decreased $166 million mainly from lower net paid claims driven by lower claim counts and lower average claim payments reflecting lower loan balances, partially offset by lower benefits from our captive reinsurance arrangements. We strengthened reserves by $299 million in 2011 that was partially offset by lower new delinquencies along with stable aging of existing delinquencies in the second half of 2011. In 2010, we strengthened reserves by $435 million that was partially offset by a settlement with a counterparty related to our GSE Alt-A business.

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Our International Protection segment decreased $61 million, including an increase of $7 million attributable to changes in foreign exchange, from a decrease in claim reserves and claim payments from declining claim registrations.

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Our Runoff segment decreased $36 million principally from the sale of our Medicare supplement insurance business in the fourth quarter of 2011, partially offset by an increase in GMWBs in our variable annuity products due to unfavorable equity market impacts in 2011.

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Our U.S. Life Insurance segment increased $135 million primarily attributable to our long-term care insurance business from the aging and growth of our in-force block and higher claims and lower termination rates on older issued policies. Our long-term care insurance business also included $13 million of favorable adjustments in 2011. Our life insurance business increased from growth of our term universal and universal life insurance products and unfavorable mortality in our universal life insurance products. Our life insurance business also included a $17 million unfavorable claims adjustment in 2011. These increases were partially offset by a decrease in our term life insurance products from improved persistency and favorable mortality in 2011 as compared to 2010, as well as we no longer sell these products. Our fixed annuities business decreased driven by a decline in sales of our life-contingent fixed annuity products, favorable mortality in 2011 compared to 2010 and a $10 million favorable reserve adjustment in 2011.

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Our International Mortgage Insurance segment increased $68 million, including an increase of $33 million attributable to changes in foreign exchange. Australia increased as a result of higher new delinquencies from seasoning of our in-force block of business, regional economic pressures and a higher average reserve per delinquency from the aging of existing loans. In Canada, losses increased largely related to higher paid claims. Losses on existing delinquencies were strengthened driven by increased severity on older seasoning books of business, particularly from Alberta, which has a higher average reserve per delinquency. Europe declined from lender settlements in 2010 and ongoing loss mitigation activities, partially offset by higher new delinquencies and aging of existing delinquencies, particularly in Ireland.

Interest credited. Interest credited represents interest credited on behalf of policyholder and contractholder general account balances.

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Our U.S. Life Insurance segment decreased $26 million primarily attributable to lower account values and lower crediting rates on our fixed annuities, partially offset by growth of our universal life insurance products.

•

Our Runoff segment decreased $21 million related to lower interest rates paid on our floating rate policyholder liabilities due to lower interest rates and a decrease in average outstanding liabilities.

Acquisition and operating expenses, net of deferrals. Acquisition and operating expenses, net of deferrals, represent costs and expenses related to the acquisition and ongoing maintenance of insurance and investment contracts, including commissions, policy issuance expenses and other underwriting and general operating costs. These costs and expenses are net of amounts that are capitalized and deferred, which are costs and expenses that are related directly to the successful acquisition of new or renewal insurance policies and investment contracts, such as first-year commissions in excess of ultimate renewal commissions and other policy issuance expenses.

•

Our Wealth Management segment increased $85 million from higher asset-based expenses from the purchase of Altegris in the fourth quarter of 2010 and positive net flows, partially offset by difficult market conditions and increased redemptions.

•

Our U.S. Life Insurance segment increased $32 million primarily attributable to growth of our long-term care insurance business, growth of our term universal life insurance product and a $10 million accrual related to guarantee funds in our fixed annuities business. Partially offsetting these increases was a $13 million favorable cumulative impact from a recent change in premium taxes in Virginia.

•

Our International Mortgage Insurance segment increased $10 million, including an increase of $14 million attributable to changes in foreign exchange. Excluding the effects of foreign exchange, operating expenses decreased largely attributable to lower stock-based compensation expense in Canada and lower non-deferrable expenses and lower overall expenses in Australia.

•	Our U.S. Mortgage Insurance segment increased $4 million mainly from an increase in costs associated with a workforce reduction as part of a cost-savings initiative in 2011.

•

Corporate and Other activities decreased $22 million as a result of higher allocated expenses to the operating segments in 2011, partially offset by an increase in broker commissions on loans related to our reverse mortgage business.

•

Our International Protection segment decreased $19 million, including an increase of $23 million attributable to changes in foreign exchange, as a result of lower paid commissions from a decline in new business, partially offset by an increase in profit commissions driven by lower claims, higher costs associated with a workforce reduction as part of a cost-savings initiative in 2011 and higher regulatory expenses.

•

Our Runoff segment decreased $13 million largely from the sale of our Medicare supplement insurance business in the fourth quarter of 2011. This decrease was partially offset by a $9 million charge in the first quarter of 2011 from the discontinuance of our variable annuity offerings.

Amortization of deferred acquisition costs and intangibles. Amortization of DAC and intangibles consists primarily of the amortization of acquisition costs that are capitalized, PVFP and capitalized software.

•	Our International Protection segment decreased $19 million, including an increase of $6 million attributable to changes in foreign exchange, mainly from lower premium volume.

•

Our U.S. Life Insurance segment decreased $11 million principally from a decrease in our life insurance business of $23 million largely attributable to lower DAC amortization in the post-level rate period and from a $12 million favorable impact related to an actuarial system conversion in 2011, as well as unfavorable mortality experience in our universal life insurance products. These decreases were partially offset by growth of our universal life insurance products. Our fixed annuities business increased $14 million driven by less favorable adjustments related to surrenders and a favorable unlocking in 2010 that did not recur.

•	Our Runoff segment decreased $5 million largely from the sale of our Medicare supplement insurance business in the fourth quarter of 2011.

•

Our International Mortgage Insurance segment increased $8 million, including an increase of $5 million primarily attributable to changes in foreign exchange, largely attributable to higher software amortization.

Goodwill impairment. Charges for impairment of goodwill are as a result of declines in the fair value of the reporting units. The goodwill impairment charge in the fourth quarter of 2011 related to our reverse mortgage business included in Corporate and Other activities.

Interest expense. Interest expense represents interest related to our borrowings that are incurred at our holding company or subsidiary level and our non-recourse funding obligations and interest expense related to certain reinsurance arrangements being accounted for as deposits.

•

Corporate and Other activities increased $38 million primarily from the issuance of debt in June and November 2010 and March 2011, partially offset by the maturity of our ¥57.0 billion of senior notes in June 2011.

•	Our International Mortgage Insurance segment increased $23 million, including an increase of $2 million attributable to changes in foreign exchange, from the issuance of debt by our majority-owned

Canadian mortgage insurance subsidiary in June and December 2010 and by our wholly-owned Australian mortgage insurance subsidiary in June 2011.

•

Our International Protection segment decreased $13 million related to reinsurance arrangements accounted for under deposit accounting as certain of these arrangements were in a lower loss position in 2011.

Provision (benefit) for income taxes. The effective tax rate decreased to 8.7% for the year ended December 31, 2011 from 467.9% for the year ended December 31, 2010. The decrease in the effective tax rate was attributable to the release of uncertain tax benefits in the prior year related to our separation from our former parent. The effective tax rate also decreased due to lower pre-tax results in 2010, which increased the relative magnitude of tax provision items. The year ended December 31, 2011 included an increase of $17 million attributable to changes in foreign exchange rates.

Net income attributable to noncontrolling interests. Net income attributable to noncontrolling interests represents the portion of equity in a subsidiary attributable to third parties. The year ended December 31, 2011 included an increase of $6 million attributable to changes in foreign exchange rates.

Net income available to Genworth Financial, Inc.’s common stockholders. Lower net income available to Genworth Financial, Inc.’s common stockholders in 2011 was primarily related to lower tax benefits. For a discussion of each of our segments and Corporate and Other activities, see the “—Results of Operations and Selected Financial and Operating Performance Measures by Segment.” Included in net income available to Genworth Financial, Inc.’s common stockholders for the year ended December 31, 2011 was an increase of $44 million, net of taxes, attributable to changes in foreign exchange rates.

2010 compared to 2009

Premiums

•

Our International Protection segment decreased $202 million, including a decrease of $23 million attributable to changes in foreign exchange, due to a decline in overall premium volumes driven by slower lending in Europe and our runoff block of business.

•

Our U.S. Life Insurance segment decreased $13 million mainly attributable to the introduction of our term universal life insurance product designed to replace our existing term life insurance products with fees associated with deposits of the new product reflected in insurance and investment product fees and other. This decrease was partially offset by an increase in our long-term care insurance business largely from growth of our in-force block from new sales and in-force rate actions.

•

Our U.S. Mortgage Insurance segment decreased $41 million related to lower new insurance written as a result of a smaller mortgage insurance market, partially offset by lower premium refunds related to rescission activity.

•

Our International Mortgage Insurance segment increased $67 million, including an increase of $98 million attributable to changes in foreign exchange. Excluding the impact of foreign exchange, the decrease was largely related to Australia as seasoning of our in-force block of business was more than offset by increased ceded affiliated reinsurance premiums and lower new business volumes, as well as lower cancellations. In Canada, premiums were relatively flat as new business volume in 2010 was more than offset by lower policy cancellations. In Europe, the decrease was attributable to rescissions and other terminations related to loss mitigation activities, particularly in Spain.

•	Our Runoff segment increased $25 million primarily driven by growth of our Medicare supplement insurance business.

Net investment income

•

Weighted-average investment yields increased to 4.8% for the year ended December 31, 2010 from 4.4% for the year ended December 31, 2009. The increase in weighted-average investment yields was primarily attributable to the reinvestment of the high cash balances we were holding during 2009 and lower losses on limited partnerships. Additionally, there was an increase in net investment income related to the consolidation of certain securitization entities as of January 1, 2010. These increases were partially offset by a decrease in investment income related to policy loans from a bankruptcy-related lapse in 2009 of a large group corporate-owned life insurance policy.

•	Net investment income for the year ended December 31, 2010 included $147 million of lower losses related to limited partnerships as compared to the year ended December 31, 2009.

Net investment gains (losses). For further discussion of the change in net investment gains (losses), see the comparison for this line item under “—Investments and Derivative Instruments.”

•

We recorded $208 million of net other-than-temporary impairments in 2010 as compared to $1,058 million in 2009. Of total impairments, $152 million and $578 million, respectively, related to structured securities, including $92 million and $414 million, respectively, related to sub-prime and Alt-A residential mortgage-backed and asset-backed securities for the years ended December 31, 2010 and 2009. Impairments related to corporate fixed maturity securities which were a result of bankruptcies, receivership or concerns about the issuer’s ability to continue to make contractual payments or intent to sell were $30 million in 2010 compared to $90 million in 2009. We also recorded $6 million and $323 million of impairments related to financial hybrid securities primarily from banks in the United Kingdom, Ireland and the Netherlands during 2010 and 2009, respectively. We recorded $9 million of higher impairments related to limited partnership investments in 2010 compared to 2009. Additionally, we had $36 million of impairment related to a retained interest in securitized assets in 2009. Based on revised assumptions regarding cash flows from the assets underlying this securitization transaction, we concluded the value of our retained interest was zero and recognized the full impairment.

•

Net investment gains related to derivatives of $50 million in 2010 were primarily related to gains associated with derivatives and embedded derivatives related to variable annuity products with GMWB riders, which included a reduction in the GMWB embedded derivative as a result of changes in the assumption used to incorporate non-performance risk into the discount rate used to value GMWB embedded derivatives. The net gains related to derivatives also included gains from our non-qualifying interest rate swaps due to decreases in long-term interest rates and gains from our credit default swaps due to narrowing credit spreads. These gains were partially offset by losses associated with derivatives used to hedge foreign currency risk associated with near-term expected dividend payments from certain international subsidiaries. Net investment gains of $21 million related to derivatives in 2009 were primarily related to net gains associated with derivatives and embedded derivatives related to variable annuity products with GMWB riders. The GMWB gains were primarily due to the policyholder funds outperforming the benchmark indices used for hedging. Additionally, there were gains from the widening of credit spreads associated with credit default swaps where we sold protection to improve diversification and portfolio yield. These gains were partially offset by losses attributable to increases in long-term interest rates that were related to a non-qualified derivative strategy to mitigate interest rate risk associated with our statutory capital position as well as hedge ineffectiveness from our cash flow hedge programs related to our long-term care insurance business.

•

We also recorded $24 million of lower net gains related to available-for-sale securities in 2010 compared to 2009. We recorded $3 million of net losses related to securitization entities primarily associated with derivatives during 2010. There was also a net gain of $16 million from the recovery of a counterparty receivable in 2010. We also recorded $40 million of net investment losses related to the sale of limited partnerships in 2009.

Insurance and investment product fees and other

•	Our Wealth Management segment increased $73 million driven by higher average assets under management from market growth and positive net flows.

•

Our U.S. Life Insurance segment increased $55 million mainly driven by growth of our term universal life insurance product that is designed to replace sales of our traditional term life insurance products. Our universal life insurance products also included a favorable adjustment related to estimated gross profit assumptions in 2009 that did not recur.

•

Corporate and Other activities increased $18 million mainly related to non-functional currency transactions attributable to changes in foreign exchange rates, partially offset by a gain associated with the repurchase of senior notes in 2009 that did not recur.

•	Our Runoff segment decreased $91 million primarily as a result of income from the early retirement of institutional contracts at a discount to contract values in 2009 that did not recur.

Benefits and other changes in policy reserves

•

Our U.S. Life Insurance segment increased $244 million primarily attributable to our long-term care insurance business as a result of the aging and growth of the in-force block. In the fourth quarter of 2010, we recorded an increase in claim reserves of $19 million associated with an annual review of claims duration. Our long-term care insurance business also included a favorable reinsurance adjustment in 2009 that did not recur. Our life insurance business increased from higher claims associated with higher mortality, as well as growth of our in-force block. Our fixed annuities business increased from higher amortization of sales inducements as a result of lower net investment losses in 2010 and higher surrenders, partially offset by lower life-contingent sales in 2010.

•

Our U.S. Mortgage Insurance segment increased $99 million mainly due to an increase in paid claims principally attributable to higher claim counts within the 2006, 2007 and 2008 book years and continued aging of the delinquency inventory, partially offset by lower average claim payments reflecting lower loan balances. This increase was partially offset by lower new delinquencies throughout 2010 and an overall decrease in expected claims related to our loss mitigation efforts. We strengthened reserves in 2010 by $435 million which was partially offset by a settlement with a counterparty related to our GSE Alt-A business.

•

Our International Protection segment decreased $147 million, including a decrease of $3 million attributable to changes in foreign exchange, related to a decrease in claim reserves from declining claim registrations, partially offset by higher paid claims.

•

Our International Mortgage Insurance segment decreased $74 million, including an increase of $37 million attributable to changes in foreign exchange, largely driven by lower average reserve per delinquency from an improving economy and loss mitigation activities in Canada, lender settlements in Europe and lower reserves per delinquency in Australia.

Interest credited

•

Our Runoff segment decreased $102 million largely related to our institutional products from lower interest paid on our floating rate policyholder liabilities due to lower interest rates and a decrease in average outstanding liabilities. There was also a decrease as a result of a bankruptcy-related lapse in 2009 of a large group corporate-owned life insurance policy.

•	Our U.S. Life Insurance segment decreased $41 million primarily attributable to our fixed annuities business from lower account values and lower crediting rates.

Acquisition and operating expenses, net of deferrals

•	Our Wealth Management segment increased $58 million driven by higher asset-based expenses as assets under management increased from market growth and positive net flows.

•

Our U.S. Life Insurance segment increased $44 million primarily attributable to growth of our term universal life insurance product and our long-term care insurance in-force block, partially offset by lower production of fixed annuities.

•

Our International Mortgage Insurance segment increased $34 million, including an increase of $16 million attributable to changes in foreign exchange, as a result of higher public company expenses in Canada and higher non-deferrable expenses in Australia.

•	Our Runoff segment increased $11 million from the growth of our variable annuity products and our Medicare supplement insurance business.

•

Our International Protection segment decreased $51 million, including a decrease of $13 million attributable to changes in foreign exchange, driven by a decrease in commissions related to a decline in new business, partially offset by an increase in profit commissions from lower claims.

Amortization of deferred acquisition costs and intangibles

•

Our U.S. Life Insurance segment increased $105 million primarily attributable to our life insurance business from a favorable adjustment to estimated gross profits and a favorable unlocking in 2009 that did not recur. The increase was also attributable to growth of our universal and term universal life insurance products and higher lapses on our term life insurance products. Fixed annuities increased from higher DAC amortization related to lower net investment losses, partially offset by a favorable unlocking related to lower surrender trends in 2010 compared to an unfavorable unlocking related to spread assumptions in 2009. Our long-term care insurance business increased primarily from growth of our in-force block, partially offset by lower terminations in 2010.

•

Our International Mortgage Insurance segment increased $13 million, including an increase of $7 million attributable to changes in foreign exchange, as a result of seasoning of our in-force blocks of business in Australia and Canada and higher software amortization in Australia.

•

Our International Protection segment decreased $33 million, including a decrease of $4 million attributable to changes in foreign exchange, attributable to our runoff business and a decrease in the United Kingdom from lower single premium sales related to new business regulations.

•

Our Runoff segment decreased $28 million from lower gains related to embedded derivatives association with our variable annuity products in 2010, partially offset by an unfavorable refinement of assumptions in 2010.

Interest expense

•

Corporate and Other activities increased $48 million largely related to the consolidation of certain securitization entities as of January 1, 2010 and debt issued in the fourth quarter of 2009 and in 2010.

•	Our International Mortgage Insurance segment increased $7 million related to Canada from the issuance of debt by our majority-owned subsidiary in June and December 2010.

•	Our U.S. Life Insurance segment increased $6 million primarily attributable to higher letter of credit fees in our life insurance business.

Benefit for income taxes. The effective tax rate increased to 467.9% for the year ended December 31, 2010 from 48.4% for the year ended December 31, 2009. The increase in the effective tax rate was attributable to the release of uncertain tax benefits related to our separation from our former parent, lower taxed foreign income and tax favored investments. The year ended December 31, 2010 included an increase of $22 million attributable to changes in foreign exchange rates.

Net income attributable to noncontrolling interests. The increase related to the initial public offering of our Canadian mortgage insurance business in July 2009 which reduced our ownership percentage to 57.5%. The year ended December 31, 2010 included an increase of $13 million attributable to changes in foreign exchange rates.

Net income (loss) available to Genworth Financial, Inc.’s common stockholders. Net income available to Genworth Financial, Inc.’s common stockholders in 2010 was primarily related to improved investment performance, partially offset by a higher loss in our U.S. mortgage insurance business. For a discussion of each of our segments and Corporate and Other activities, see the “—Results of Operations and Selected Financial and Operating Performance Measures by Segment.” Included in net income available to Genworth Financial, Inc.’s common stockholders for the year ended December 31, 2010 was an increase of $33 million, net of taxes, attributable to changes in foreign exchange rates.

Reconciliation of net income (loss) to net operating income available to Genworth Financial, Inc.’s common stockholders

Net operating income available to Genworth Financial, Inc.’s common stockholders for the years ended December 31, 2011, 2010 and 2009 was $129 million, $35 million and $145 million, respectively. We define net operating income available to Genworth Financial, Inc.’s common stockholders as income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. We exclude net investment gains (losses) and infrequent or unusual non-operating items because we do not consider them to be related to the operating performance of our segments and Corporate and Other activities. A significant component of our net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to our discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income available to Genworth Financial, Inc.’s common stockholders if, in our opinion, they are not indicative of overall operating trends. There were no infrequent or unusual non-operating items excluded from net operating income available to Genworth Financial, Inc.’s common stockholders during the periods presented other than a $36 million gain related to the sale of our Medicare supplement insurance business in the fourth quarter of 2011 and a $106 million tax benefit related to separation from our former parent recorded in the first quarter of 2010.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, we believe that net operating income available to Genworth Financial, Inc.’s common stockholders, and measures that are derived from or incorporate net operating income available to Genworth Financial, Inc.’s common stockholders, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income available to Genworth Financial, Inc.’s common stockholders is not a substitute for net income (loss) available to Genworth Financial, Inc.’s common stockholders determined in accordance with U.S. GAAP. In addition, our definition of net operating income available to Genworth Financial, Inc.’s common stockholders may differ from the definitions used by other companies.

The following table includes a reconciliation of net income (loss) to net operating income available to Genworth Financial, Inc.’s common stockholders for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Net income (loss)	$188	$195	$(443)
Less: net income attributable to noncontrolling interests	139	143	61

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	49	52	(504)
Adjustments to net income (loss) available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net of taxes and other adjustments	116	89	649
Gain on sale of business, net of taxes	(36)	—	—
Net tax benefit related to separation from our former parent	—	(106)	—

Net operating income available to Genworth Financial, Inc.’s common stockholders	$129	$35	$145

Earnings (loss) per share

The following table provides basic and diluted earnings (loss) per common share for the years ended December 31:

(Amounts in millions, except per share amounts)	2011	2010	2009
Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.10	$0.11	$(1.12)

Diluted	$0.10	$0.11	$(1.12)

Net operating income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.26	$0.07	$0.32

Diluted	$0.26	$0.07	$0.32

Weighted-average common shares outstanding:
Basic	490.6	489.3	451.1

Diluted (1)	493.5	493.9	451.1

(1)

Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of our net loss for the year ended December 31, 2009, the inclusion of 1.9 million of shares for stock options, RSUs and SARs would have been antidilutive to the calculation. If we had not incurred a net loss for 2009, dilutive potential common shares would have been 453.0 million. The inclusion of these shares would have been antidilutive to the calculation.

Diluted weighted-average shares outstanding for 2011 and 2010 reflect the effects of potentially dilutive securities including stock options, RSUs and other equity-based compensation.

Weighted-average shares outstanding increased reflecting a public offering of 55.2 million shares of our Class A Common Stock in the third quarter of 2009. See note 16 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for a discussion of the exchange offer completed in August 2009 and note 3 for a discussion of the equity offering in September 2009.

Results of Operations and Selected Financial and Operating Performance Measures by Segment

Our chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders. See note 20 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for a reconciliation of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders of our segments and Corporate and Other activities to net income (loss) available to Genworth Financial, Inc.’s common stockholders.

The following discussions of our segment results of operations should be read in conjunction with the “—Business trends and conditions.”

Insurance and Wealth Management Division

Division results of operations

The following table sets forth the results of operations relating to our Insurance and Wealth Management Division. See below for a discussion by segment.

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Net operating income (loss) available to Genworth Financial, Inc.’s common stockholders:
U.S. Life Insurance segment:
Life insurance	$211	$106	$166	$105	99%	$(60)	(36)%
Long-term care insurance	99	121	156	(22)	(18)%	(35)	(22)%
Fixed annuities	78	82	(9)	(4)	(5)%	91	NM (1)

U.S. Life Insurance segment	388	309	313	79	26%	(4)	(1)%

International Protection segment	91	70	56	21	30%	14	25%

Wealth Management segment	47	40	28	7	18%	12	43%

Total net operating income available to Genworth Financial, Inc.’s common stockholders	526	419	397	107	26%	22	6%
Adjustment to net operating income available to Genworth Financial, Inc.’s common stockholders:
Net investment gains (losses), net of taxes and other adjustments	(33)	(91)	(507)	58	64%	416	82%

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$493	$328	$(110)	$165	50%	$438	NM (1)

(1)	We define “NM” as not meaningful for increases or decreases greater than 200%.

U.S. Life Insurance segment

Segment results of operations

The following table sets forth the results of operations relating to our U.S. Life Insurance segment for the periods indicated:

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Revenues:
Premiums	$2,979	$3,004	$3,017	$(25)	(1)%	$(13)	—%
Net investment income	2,538	2,473	2,207	65	3%	266	12%
Net investment gains (losses)	(73)	(159)	(840)	86	54%	681	81%
Insurance and investment product fees and other	686	468	413	218	47%	55	13%

Total revenues	6,130	5,786	4,797	344	6%	989	21%

Benefits and expenses:
Benefits and other changes in policy reserves	3,789	3,654	3,410	135	4%	244	7%
Interest credited	659	685	726	(26)	(4)%	(41)	(6)%
Acquisition and operating expenses, net of deferrals	736	704	660	32	5%	44	7%
Amortization of deferred acquisition costs and intangibles	297	308	203	(11)	(4)%	105	52%
Interest expense	104	103	97	1	1%	6	6%

Total benefits and expenses	5,585	5,454	5,096	131	2%	358	7%

Income (loss) before income taxes	545	332	(299)	213	64%	631	NM (1)
Provision (benefit) for income taxes	189	117	(116)	72	62%	233	NM (1)

Net income (loss) available to Genworth Financial, Inc’s common stockholders	356	215	(183)	141	66%	398	NM (1)
Adjustment to net income (loss) available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net of taxes and other adjustments	32	94	496	(62)	(66)%	(402)	(81)%

Net operating income available to Genworth Financial, Inc.’s common stockholders	$388	$309	$313	$79	26%	$(4)	(1)%

(1)	We define “NM” as not meaningful for increases or decreases greater than 200%.

The following table sets forth net operating income available to Genworth Financial, Inc.’s common stockholders for the businesses included in our U.S. Life Insurance segment for the periods indicated:

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Net operating income available to Genworth Financial, Inc.’s common stockholders:
Life insurance	$211	$106	$166	$105	99%	$(60)	(36)%
Long-term care insurance	99	121	156	(22)	(18)%	(35)	(22)%
Fixed annuities	78	82	(9)	(4)	(5)%	91	NM (1)

Total net operating income available to Genworth Financial, Inc.’s common stockholders	$388	$309	$313	$79	26%	$(4)	(1)%

(1)	We define “NM” as not meaningful for increases or decreases greater than 200%.

2011 compared to 2010

Net operating income available to Genworth Financial, Inc.’s common stockholders

•

Our life insurance business increased $105 million primarily from growth of our term universal life insurance product, a $31 million gain on the repurchase of notes secured by our non-recourse funding obligations, a $10 million favorable impact from a conversion to a new actuarial system, an $8 million favorable cumulative impact from a recent change in premium taxes in Virginia and improved persistency and favorable mortality in our term life insurance products. These increases were partially offset by a decrease related to our term life insurance products as we no longer sell these products.

•

Our long-term care insurance business decreased $22 million as higher claims and lower claim termination rates in older issued policies were partially offset by the growth in earnings of newer issued policies, in-force rate actions on older issued policies and $8 million of favorable valuation adjustments in 2011.

•

Our fixed annuities business decreased $4 million due to an increase in amortization from less favorable adjustments related to surrenders and lower net investment income, partially offset by more favorable mortality in our single premium immediate annuity product.

Revenues

Premiums

•

Our life insurance business decreased $40 million primarily from our term and whole life insurance products as we no longer sell these products, partially offset by an unfavorable reinsurance adjustment of $8 million in 2010 that did not recur.

•

Our long-term care insurance business increased $75 million mainly attributable to growth of our in-force block from new sales and in-force rate actions. Premiums included a $7 million unfavorable reinsurance adjustment in 2010 that did not recur.

•	Our fixed annuities business decreased $60 million primarily driven by lower life-contingent sales in 2011.

Net investment income

•

Our life insurance business increased $56 million mainly related to higher average invested assets and higher gains of $9 million from limited partnerships accounted for under the equity method in 2011.

•

Our long-term care insurance business increased $57 million largely as a result of an increase in average invested assets due to growth of our in-force block, partially offset by an unfavorable adjustment of $6 million related to the accounting for interest rate swaps in 2011.

•

Our fixed annuities business decreased $48 million primarily attributable to a decline in average invested assets. The decrease was partially offset by $8 million of additional investment income from bond calls and prepayments and $4 million of higher gains from limited partnerships accounted for under the equity method in 2011.

Net investment gains (losses). For further discussion of the change in net investment gains (losses), see the comparison for this line item under “—Investments and Derivative Instruments.”

•

Net investment losses in our life insurance business decreased $29 million primarily driven by lower impairments in 2011, partially offset by higher net losses from the sale of investment securities related to portfolio repositioning.

•

Our long-term care insurance business had net investment gains of $19 million in 2011 compared to net investment losses of $17 million in 2010 driven by lower impairments and higher net gains on the sale of investment securities related to portfolio repositioning, partially offset by lower derivative gains in 2011.

•	Net investment losses in our fixed annuities business decreased $21 million principally related to lower net losses from the sale of investment securities and lower derivative losses in 2011.

Insurance and investment product fees and other. The increase is predominately attributable to an increase in our life insurance business from growth of our term universal and universal life insurance products and also included a gain of $48 million from the repurchase of notes secured by our non-recourse funding obligations in 2011.

Benefits and expenses

Benefits and other changes in policy reserves

•

Our life insurance business increased $75 million principally related to growth of our term universal and universal life insurance products and unfavorable mortality in our universal life insurance products in 2011 as compared to 2010. Additionally, we recorded an unfavorable claims adjustment in 2011 of $17 million from the use of the U.S. Social Security Administration’s Death Master File to identify certain life insurance policies where the covered person may be deceased but a claim had not yet been reported. These increases were partially offset by a decrease due to our term life insurance products as we no longer sell these products and from improved persistency and favorable mortality in 2011 as compared to 2010.

•

Our long-term care insurance business increased $155 million primarily as a result of the aging and growth of our in-force block and higher claims and lower claim termination rates on older issued policies, partially offset by $13 million of favorable valuation adjustments in 2011 and a decrease in reserves in the fourth quarter of 2011 from terminating policies related to the processing of deaths that had not been previously confirmed. Additionally, in the fourth quarter of 2010, we recorded $19 million of an increase in claim reserves associated with an annual review of claims duration that did not recur.

•

Our fixed annuities business decreased $95 million largely attributable to a decline in sales of our life-contingent products in 2011 and more favorable mortality in 2011 compared to 2010. In addition, we recorded a favorable reserve adjustment in 2011 of $10 million from terminating contracts related to deaths that had not been previously reported.

Interest credited

•	Our life insurance business increased $12 million primarily from growth of our universal life insurance products.

•	Our long-term care insurance business decreased $4 million due to a change in reporting related to our linked-benefits products that are no longer reported in our long-term care insurance business.

•

Our fixed annuities business decreased $34 million mainly from lower crediting rates as these products reach the end of their initial crediting rate guarantee period in a low interest rate environment.

Acquisition and operating expenses, net of deferrals

•

Our life insurance business increased $3 million primarily related to higher expenses from growth of our term universal life insurance product, partially offset by a $13 million favorable cumulative impact from a recent change in premium taxes in Virginia in 2011.

•	Our long-term care insurance business increased $25 million largely attributable to growth of our in-force block.

•

Our fixed annuities business increased $4 million largely driven by a $10 million accrual related to guarantee funds in 2011, partially offset by a decrease in expenses related to lower average account values of these products.

Amortization of deferred acquisition costs and intangibles

•

Our life insurance business decreased $23 million. Our term life insurance products decreased primarily attributable to lower DAC amortization in the post-level rate period and from a $12 million favorable impact related to an actuarial system conversion in 2011. Our term universal life insurance product decreased primarily from an $8 million favorable unlocking related to a refinement of estimated gross profit assumptions in 2011. Our universal life insurance products increased primarily related to an increase in DAC amortization due to growth and a $7 million unfavorable unlocking related to a refinement of estimated gross profit assumptions, partially offset by unfavorable mortality experience in 2011.

•

Our fixed annuities business increased $14 million mainly from less favorable adjustments related to surrenders and a favorable unlocking of $14 million related to lower surrender trends in 2010 that did not recur. These increases were partially offset by a decrease in the account values of these products and higher net investment losses in 2011.

Provision for income taxes. The effective tax rate decreased to 34.7% for the year ended December 31, 2011 from 35.2% for the year ended December 31, 2010. The decrease in the effective tax rate was primarily attributable to changes in uncertain tax positions.

2010 compared to 2009

Net operating income available to Genworth Financial, Inc.’s common stockholders

•

Our life insurance business decreased $60 million primarily attributable to an increase in claims as a result of higher mortality in both our universal life and term life insurance products compared to 2009, higher lapses compared to pricing assumptions on our term life insurance policies issued in 1999 and 2000 as they go through their post-level rate period and a favorable unlocking related to estimated gross profit assumptions in our universal life insurance products in 2009 that did not recur. These decreases were partially offset by higher net investment income.

•

Our long-term care insurance business decreased $35 million from higher claims and lower claim termination rates from the aging of our in-force block, partially offset by growth of our in-force block from new sales and in-force rate actions and higher investment income in 2010.

•	Our fixed annuities business increased $91 million primarily from an increase in net investment spreads.

Revenues

Premiums

•

Our life insurance business decreased $49 million mainly attributable to the introduction of our term universal life insurance product that is designed to replace new sales of our existing term life insurance products with fees associated with deposits of the new product reflected in insurance and investment product fees and other. The decrease was also a result of higher lapses on our term life insurance policies as they go through their post-level rate period and an unfavorable reinsurance adjustment of $8 million in 2010.

•

Our long-term care insurance business increased $35 million mainly attributable to growth of the in-force block from new sales and in-force rate actions. Premiums included an unfavorable reinsurance adjustment of $7 million in 2010 compared to an unfavorable reinsurance adjustment of $16 million in 2009.

Net investment income

•

Our life insurance business increased $51 million primarily attributable to limited partnerships accounted for under the equity method. Net investment income included $2 million of gains related to limited partnerships in 2010 compared to $34 million of losses related to limited partnerships in 2009. The increase was also attributable to higher average invested assets due to growth of our in-force block.

•

Our long-term care insurance business increased $121 million largely as a result of an increase in average invested assets due to growth of our in-force block. Additionally, net investment income in 2010 included $3 million of gains related to limited partnerships accounted for under the equity method compared to $25 million of losses in 2009.

•

Our fixed annuities business increased $94 million primarily related to limited partnerships accounted for under the equity method and the reinvestment of high cash balances held during 2009, partially offset by lower average invested assets. Net investment income included $3 million of gains related to limited partnerships in 2010 compared to $81 million of losses in 2009.

Net investment gains (losses). For further discussion of the change in net investment gains (losses), see the comparison for this line item under “—Investments and Derivative Instruments.”

•

Net investment losses in our life insurance business decreased $229 million primarily driven by lower impairments recorded in 2010 and lower net losses from the sale of investment securities related to portfolio repositioning.

•

Net investment losses in our long-term care insurance business decreased $245 million primarily from higher net gains from sales of investment securities related to portfolio repositioning, lower impairments and higher derivative gains in 2010.

•

Net investment losses in our fixed annuities business decreased $207 million primarily related to lower net losses from the sale of investment securities related to portfolio repositioning and lower impairments, partially offset by derivative losses in 2010.

Insurance and investment product fees and other

•

Our life insurance business increased $62 million primarily from growth of our new term universal life insurance product that is designed to replace sales of our traditional term life insurance products. Our universal life insurance products also included a favorable adjustment related to estimated gross profit assumptions in 2009 that did not recur.

•	Our long-term care insurance business decreased $3 million predominately from a cost of insurance adjustment related to our linked-benefits product.

•	Our fixed annuities business decreased $4 million attributable to a decrease in fees associated with lower surrenders.

Benefits and expenses

Benefits and other changes in policy reserves

•

Our life insurance business increased $63 million principally related to increased claims associated with higher mortality in our universal life and term life insurance products compared to 2009, growth of our in-force block and an increase in reserves due to growth of our term universal life insurance product.

•

Our long-term care insurance business increased $170 million primarily as a result of the aging and growth of our in-force block and lower terminations in 2010. Additionally, in the fourth quarter of 2010, we recorded a $19 million increase in claim reserves associated with an annual review of claims duration. We recorded a favorable reinsurance adjustment of $15 million in 2009 that did not recur.

•

Our fixed annuities business increased $11 million primarily attributable to higher amortization of sales inducements as a result of lower net investment losses in 2010 and higher surrenders, partially offset by lower life-contingent sales in 2010.

Interest credited. Interest credited decreased primarily related to our fixed annuities business from lower account values and lower crediting rates as these products reach the end of their initial crediting rate guarantee period.

Acquisition and operating expenses, net of deferrals

•	Our life insurance business increased $29 million primarily from growth of our term universal life insurance product.

•	Our long-term care insurance business increased $25 million from growth of our in-force block.

•	Our fixed annuities business decreased $10 million mainly attributable to lower production.

Amortization of deferred acquisition costs and intangibles

•

Our life insurance business increased $78 million primarily attributable to a favorable adjustment to estimated gross profits of $44 million and lower amortization of $5 million from a favorable unlocking related to estimated gross profit assumptions in our universal life insurance products in 2009 that did not recur. Also contributing to the increase was higher amortization from growth of our universal and term universal life insurance products and higher lapses on our term life insurance policies as they go through their post-level rate period.

•	Our long-term care insurance business increased $8 million largely driven by growth of our in-force block, partially offset by lower terminations in 2010.

•

Our fixed annuities business increased $19 million mainly from higher DAC amortization attributable to lower net investment losses in 2010, partially offset by a favorable unlocking of $14 million primarily related to lower surrender trends in 2010 as compared to an unfavorable DAC unlocking of $8 million primarily related to spread assumptions in 2009.

Interest expense. Interest expense increased primarily related to our life insurance business from higher letter of credit fees in 2010.

Provision (benefit) for income taxes. The effective tax rate decreased to 35.2% for the year ended December 31, 2010 from 38.8% for the year ended December 31, 2009. The decrease in the effective tax rate was primarily attributable to changes in uncertain tax positions.

U.S. Life Insurance selected operating performance measures

Life insurance

The following table sets forth selected operating performance measures regarding our life insurance business as of or for the dates indicated:

	As of or for years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Term and whole life insurance (1)
Net earned premiums	$864	$904	$954	$(40)	(4)%	$(50)	(5)%
Annualized first-year premiums	1	19	78	(18)	(95)%	(59)	(76)%
Life insurance in-force, net of reinsurance	439,743	459,763	476,440	(20,020)	(4)%	(16,677)	(4)%
Life insurance in-force before reinsurance	568,261	598,333	626,351	(30,072)	(5)%	(28,018)	(4)%
Term universal life insurance
Net deposits	$185	$66	$—	$119	180%	$66	NM (2)
Annualized first-year deposits	132	96	—	36	38%	96	NM (2)
Life insurance in-force, net of reinsurance	99,753	45,256	—	54,497	120%	45,256	NM (2)
Life insurance in-force before reinsurance	100,476	45,562	—	54,914	121%	45,562	NM (2)
Universal life insurance (1)
Net earned premiums and deposits	$614	$468	$447	$146	31%	$21	5%
Universal life annualized first-year deposits	42	37	33	5	14%	4	12%
Universal life excess deposits	148	106	99	42	40%	7	7%
Linked-benefits (3)	88	—	—	88	NM (2)	—	—%
Life insurance in-force, net of reinsurance	42,363	41,183	40,842	1,180	3%	341	1%
Life insurance in-force before reinsurance	49,204	47,528	47,368	1,676	4%	160	—%
Total life insurance
Net earned premiums and deposits	$1,663	$1,438	$1,401	$225	16%	$37	3%
Annualized first-year premiums	1	19	78	(18)	(95)%	(59)	(76)%
Annualized first-year deposits	174	133	33	41	31%	100	NM (2)
Excess deposits	148	106	99	42	40%	7	7%
Linked-benefits (3)	88	—	—	88	NM (2)	—	—%
Life insurance in-force, net of reinsurance	581,859	546,202	517,282	35,657	7%	28,920	6%
Life insurance in-force before reinsurance	717,941	691,423	673,719	26,518	4%	17,704	3%

(1)	The prior period amounts have been re-presented to report whole life insurance with term life insurance. Amounts for whole life insurance were previously reported with universal life insurance.
(2)	We define “NM” as not meaningful for increases or decreases greater than 200%.
(3)

In the first quarter of 2011, we began reporting the results of the linked-benefits product for universal life insurance in our life insurance business. The linked-benefits product for universal life insurance was previously reported in our long-term care insurance business. The amounts associated with this product were not material and the prior period amounts were not re-presented.

2011 compared to 2010

Term and whole life insurance

Net earned premiums decreased mainly related to our term life insurance products as we no longer sell these products. The decrease in 2011 was partially offset by an unfavorable reinsurance adjustment of $8 million in 2010 that did not recur. Annualized first-year premiums decreased significantly driven by a shift in sales to our term universal life insurance product. Our in-force block also decreased as we no longer sell term and whole life insurance products.

Term universal life insurance

Net deposits increased due to growth of this product since its introduction in late 2009. Our in-force block has increased primarily driven by higher sales.

Universal life insurance

Net earned premiums and deposits increased primarily from the growth of our universal life insurance products.

2010 compared to 2009

Term and whole life insurance

Net earned premiums decreased mainly as a result of lower sales in 2010 from the introduction of our term universal life insurance product that is designed to replace new sales of our existing term life insurance products and higher lapses on policies as they go through their post-level rate period.

Term universal life insurance

In late 2009, we introduced a new term universal life insurance product that is designed to replace new sales of our existing term life insurance products. The increase was related to the continued growth of our in-force block.

Universal life insurance

The increase in net earned premiums and deposits was due to the growth of our in-force block.

Long-term care insurance

The following table sets forth selected operating performance measures regarding our individual and group long-term care insurance products for the periods indicated:

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Net earned premiums:
Individual long-term care insurance	$1,961	$1,895	$1,874	$66	3%	$21	1%
Group long-term care insurance	59	50	36	9	18%	14	39%

Total	$2,020	$1,945	$1,910	$75	4%	$35	2%

Annualized first-year premiums and deposits:
Individual long-term care insurance	$206	$142	$107	$64	45%	$35	33%
Group long-term care insurance	13	17	9	(4)	(24)%	8	89%
Linked-benefits	—	57	28	(57)	(100)%	29	104%

Total	$219	$216	$144	$3	1%	$72	50%

Loss ratio	68%	67%	65%	1%		2%

The loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums.

2011 compared to 2010

Net earned premiums increased mainly attributable to growth of our in-force block from new sales and in-force rate actions. The increase in annualized first-year premiums and deposits was primarily attributable to growth of our individual long-term care insurance products, partially offset by a change in reporting related to our linked-benefits products. In the first quarter of 2011, we began reporting the results of the universal life insurance and single premium deferred annuity linked-benefits products in our life insurance and fixed annuities businesses, respectively. The linked-benefits products were previously reported in our long-term care insurance business.

The loss ratio was relatively flat as higher claims and lower claim termination rates on older issued policies were offset by an increase in premiums from growth of our in-force block from new sales and in-force rate actions.

2010 compared to 2009

Net earned premiums increased mainly attributable to growth of our in-force block from new sales and in-force rate actions. The increase in annualized first-year premiums and deposits was primarily attributable to growth of our in-force block.

The increase in the loss ratio is primarily driven by aging and growth of our in-force block and lower terminations.

Fixed annuities

The following table sets forth selected operating performance measures regarding our fixed annuities as of or for the dates indicated:

	As of or for years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Single premium deferred annuities
Account value, beginning of period	$10,819	$11,409	$11,996	$(590)	(5)%	$(587)	(5)%
Deposits	1,140	377	571	763	NM (1)	(194)	(34)%
Surrenders, benefits and product charges	(1,479)	(1,345)	(1,565)	(134)	(10)%	220	14%

Net flows	(339)	(968)	(994)	629	65%	26	3%
Interest credited	351	378	407	(27)	(7)%	(29)	(7)%

Account value, end of period	$10,831	$10,819	$11,409	$12	—%	$(590)	(5)%

Single premium immediate annuities
Account value, beginning of period	$6,528	$6,675	$6,957	$(147)	(2)%	$(282)	(4)%
Premiums and deposits	343	413	400	(70)	(17)%	13	3%
Surrenders, benefits and product charges	(1,004)	(1,028)	(1,044)	24	2%	16	2%

Net flows	(661)	(615)	(644)	(46)	(7)%	29	5%
Interest credited	324	344	362	(20)	(6)%	(18)	(5)%
Effect of accumulated net unrealized investment gains (losses)	242	124	—	118	95%	124	NM (1)

Account value, end of period	$6,433	$6,528	$6,675	$(95)	(1)%	$(147)	(2)%

Structured settlements
Account value, net of reinsurance, beginning of period	$1,113	$1,115	$1,106	$(2)	—%	$9	1%
Premiums and deposits	—	—	10	—	—%	(10)	(100)%
Surrenders, benefits and product charges	(64)	(61)	(59)	(3)	(5)%	(2)	(3)%

Net flows	(64)	(61)	(49)	(3)	(5)%	(12)	(24)%
Interest credited	58	59	58	(1)	(2)%	1	2%

Account value, net of reinsurance, end of period	$1,107	$1,113	$1,115	$(6)	(1)%	$(2)	—%

Total premiums from fixed annuities	$95	$155	$154	$(60)	(39)%	$1	1%

Total deposits on fixed annuities	$1,388	$635	$827	$753	119%	$(192)	(23)%

(1)	We define “NM” as not meaningful for increases or decreases greater than 200%.

2011 compared to 2010

Single premium deferred annuities

Account value of our single premium deferred annuities increased as deposits and interest credited outpaced surrenders. Sales increased in 2011 driven by a more competitive offering.

Single premium immediate annuities

Account value of our single premium immediate annuities decreased as surrenders exceeded premiums and deposits, partially offset by an increase in net unrealized investment gains. Sales have slowed given the low interest rate environment and other market conditions.

Structured settlements

We no longer solicit sales of structured settlements; however, we continue to service our existing block of business.

2010 compared to 2009

Single premium deferred annuities

Account value of our single premium deferred annuities decreased as surrenders exceeded deposits. Sales have slowed significantly given the low interest rate environment and other market conditions.

Single premium immediate annuities

Account value of our single premium immediate annuities decreased as surrenders exceeded deposits and premiums. Sales have slowed significantly given the low interest rate environment and other market conditions.

Structured settlements

We no longer solicit sales of structured settlements; however, we continue to service our existing block of business.

Valuation systems and processes

Over the next six to 12 months, our U.S. Life Insurance segment will continue to migrate to a new valuation and projection platform. This migration is part of our ongoing efforts to improve the infrastructure and capabilities of our information systems and our routine assessment and refinement of financial, actuarial, investment and risk management capabilities enterprise wide. This migration will also provide our U.S. Life Insurance segment with a platform to support emerging accounting guidance and ongoing changes in capital regulations. Concurrently, valuation processes and methodologies will be reviewed. Any material changes in balances or income trends that may result from these activities will be disclosed accordingly.

International Protection segment

Segment results of operations

The following table sets forth the results of operations relating to our International Protection segment for the periods indicated:

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Revenues:
Premiums	$839	$939	$1,141	$(100)	(11)%	$(202)	(18)%
Net investment income	173	154	157	19	12%	(3)	(2)%
Net investment gains (losses)	(1)	5	(17)	(6)	(120)%	22	129%
Insurance and investment product fees and other	11	14	20	(3)	(21)%	(6)	(30)%

Total revenues	1,022	1,112	1,301	(90)	(8)%	(189)	(15)%

Benefits and expenses:
Benefits and other changes in policy reserves	135	196	343	(61)	(31)%	(147)	(43)%
Acquisition and operating expenses, net of deferrals	590	609	660	(19)	(3)%	(51)	(8)%
Amortization of deferred acquisition costs and intangibles	143	162	195	(19)	(12)%	(33)	(17)%
Interest expense	38	51	50	(13)	(25)%	1	2%

Total benefits and expenses	906	1,018	1,248	(112)	(11)%	(230)	(18)%

Income before income taxes	116	94	53	22	23%	41	77%
Provision for income taxes	26	21	8	5	24%	13	163%

Net income available to Genworth Financial, Inc’s common stockholders	90	73	45	17	23%	28	62%
Adjustment to net income available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net of taxes and other adjustments	1	(3)	11	4	133%	(14)	(127)%

Net operating income available to Genworth Financial, Inc.’s common stockholders	$91	$70	$56	$21	30%	$14	25%

2011 compared to 2010

Net operating income available to Genworth Financial, Inc.’s common stockholders

Net operating income available to Genworth Financial, Inc.’s common stockholders increased as a result of lower new claim registrations from improving economic conditions in certain regions, a favorable impact from our re-pricing actions taken in 2010 and distribution contract changes, partially offset by reduced levels of consumer lending. The year ended December 31, 2011 included an increase of $9 million attributable to changes in foreign exchange rates.

Revenues

Premiums decreased primarily due to our runoff block of business and a decrease in premium volume driven by reduced levels of consumer lending. The year ended December 31, 2011 included an increase of $40 million attributable to changes in foreign exchange rates.

Net investment income increased principally attributable to reinsurance arrangements accounted for under the deposit method as certain of these arrangements were in a higher gain position. The year ended December 31, 2011 included an increase of $5 million attributable to changes in foreign exchange rates.

Net investment losses in 2011 were mainly related to losses on the sale of investments from portfolio repositioning activities compared to net investment gains in 2010.

Insurance and investment product fees and other decreased mainly attributable to changes in foreign exchange rates on non-functional currency transactions.

Benefits and expenses

Benefits and other changes in policy reserves decreased primarily driven by a decrease in claim reserves and claim payments from declining claim registrations from improving economic conditions in certain regions. The year ended December 31, 2011 included an increase of $7 million attributable to changes in foreign exchange rates.

Acquisition and operating expenses, net of deferrals, decreased largely from a decrease in paid commissions related to a decline in new business. This decrease was partially offset by an increase in profit commissions driven by lower claims, higher costs associated with a workforce reduction as part of a cost-saving initiative in 2011 and higher regulatory expenses. The year ended December 31, 2011 included an increase of $23 million attributable to changes in foreign exchange rates.

Amortization of DAC and intangibles decreased primarily as a result of lower premium volume. The year ended December 31, 2011 included an increase of $6 million attributable to changes in foreign exchange rates.

Interest expense decreased due to reinsurance arrangements accounted for under the deposit method of accounting as certain of these arrangements were in a lower loss position in 2011.

Provision for income taxes. The effective tax rate increased to 22.4% for the year ended December 31, 2011 from 22.3% for the year ended December 31, 2010. This increase in the effective tax rate was primarily attributable to lower taxed foreign income in 2011 compared to 2010. The year ended December 31, 2011 also included an increase of $1 million attributable to changes in foreign exchange rates.

2010 compared to 2009

Net operating income available to Genworth Financial, Inc.’s common stockholders

Net operating income available to Genworth Financial, Inc.’s common stockholders increased primarily due to the benefit from price and distribution contract changes coupled with stabilization of economic conditions. This was partially offset by lower sales from reduced levels of consumer lending. The year ended December 31, 2010 included a decrease of $8 million attributable to changes in foreign exchange rates.

Revenues

Premiums decreased attributable to a decrease in overall premium volumes driven by slower lending in Europe and our runoff block of business. The year ended December 31, 2010 included a decrease of $23 million attributable to changes in foreign exchange rates.

Net investment income decreased largely due to lower yields and lower invested assets which were partially offset by reinsurance arrangements accounted for under the deposit method of accounting as these arrangements were in a gain position. The year ended December 31, 2010 included a decrease of $2 million attributable to changes in foreign exchange rates.

Insurance and investment product fees and other decreased mainly attributable to lower income from the sale of our Mexican property and casualty insurance business in 2009.

Benefits and expenses

Benefits and other changes in policy reserves decreased mainly attributable to a decrease in claim reserves from declining claim registrations as a result of stabilization of economic conditions in Europe. These decreases were partially offset by higher paid claims. The year ended December 31, 2010 included a decrease of $3 million attributable to changes in foreign exchange rates.

Acquisition and operating expenses, net of deferrals, decreased primarily related to a decrease in commissions related to a decline in new business. This decrease was partially offset by an increase in profit commissions driven by lower claims. The year ended December 31, 2010 included a decrease of $13 million attributable to changes in foreign exchange rates.

Amortization of DAC and intangibles decreased principally attributable to our runoff business and a decrease in the United Kingdom from lower single premium sales related to new business regulations. The year ended December 31, 2010 included a decrease of $4 million attributable to changes in foreign exchange rates.

Provision for income taxes. The effective tax rate increased to 22.3% for the year ended December 31, 2010 compared to 15.1% for the year ended December 31, 2009. This increase in the effective tax rate was primarily attributable to a change in uncertain tax positions and lower taxed foreign income in 2010. The year ended December 31, 2010 also included an increase of $1 million attributable to changes in foreign exchange rates.

International Protection selected operating performance measures

The following table sets forth selected operating performance measures regarding our International Protection segment for the periods indicated:

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Lifestyle protection insurance:
Traditional indemnity premiums	$998	$941	$1,109	$57	6%	$(168)	(15)%
Premium equivalents for administrative services only business	22	19	19	3	16%	$—	—%
Reinsurance premiums assumed accounted for under the deposit method	716	765	673	(49)	(6)%	$92	14%

Total lifestyle protection insurance	1,736	1,725	1,801	11	1%	(76)	(4)%

Mexico operations (1)	—	—	50	—	—%	(50)	(100)%

Total	$1,736	$1,725	$1,851	$11	1%	$(126)	(7)%

Loss ratio	16%	21%	28%	(5)%		(7)%

(1)	Relates to a small Mexican property and casualty insurance business which was sold in September 2009.

The loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums excluding amounts associated with the Mexico operations.

2011 compared to 2010

Excluding the effects of foreign exchange, sales declined as re-pricing initiatives were more than offset by reduced levels of consumer lending. The year ended December 31, 2011 included an increase of $71 million attributable to changes in foreign exchange rates.

The loss ratio decreased mainly attributable to a decrease in claim reserves and claim payments from declining claim registrations from improving economic conditions in certain regions, lower premiums from our runoff block of business and a decrease in overall premium volumes driven by reduced levels of consumer lending.

2010 compared to 2009

Sales decreased mainly attributable to reduced levels of consumer lending. We sold our property and casualty insurance business in Mexico in the third quarter of 2009; therefore, there were no sales in 2010. The year ended December 31, 2010 included a decrease of $36 million attributable to changes in foreign exchange rates.

The loss ratio decreased mainly attributable to a decrease in claim reserves from declining claim registrations as a result of stabilization of economic conditions in Europe and overall premium volumes declined driven by slower lending in Europe and our runoff block of business.

Wealth Management segment

Segment results of operations

The following table sets forth the results of operations relating to our Wealth Management segment for the periods indicated:

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Revenues:
Net investment gains (losses)	$—	$—	$(1)	$—	—%	$1	100%
Insurance and investment product fees and other	453	352	279	101	29%	73	26%

Total revenues	453	352	278	101	29%	74	27%

Benefits and expenses:
Acquisition and operating expenses, net of deferrals	372	287	229	85	30%	58	25%
Amortization of deferred acquisition costs and intangibles	5	4	4	1	25%	—	—%

Total benefits and expenses	377	291	233	86	30%	58	25%

Income before income taxes	76	61	45	15	25%	16	36%
Provision for income taxes	29	21	17	8	38%	4	24%

Net income available to Genworth Financial, Inc.’s common stockholders	47	40	28	7	18%	12	43%
Adjustment to net income available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net of taxes and other adjustments	—	—	—	—	—%	—	—%

Net operating income available to Genworth Financial, Inc.’s common stockholders	$47	$40	$28	$7	18%	$12	43%

2011 compared to 2010

Net operating income available to Genworth Financial, Inc.’s common stockholders

The increase in net operating income available to Genworth Financial, Inc.’s common stockholders was the result of higher average assets under management from the acquisition of Altegris in the fourth quarter of 2010 and positive net flows, partially offset by difficult market conditions and increased redemptions during the second half of 2011.

Revenues

Insurance and investment product fees and other increased primarily attributable to higher average assets under management from the purchase of Altegris in the fourth quarter of 2010 and positive net flows, partially offset by difficult market conditions and increased redemptions during the second half of 2011.

Benefits and expenses

Acquisition and operating expenses, net of deferrals, increased primarily from higher asset-based expenses from the acquisition of Altegris in the fourth quarter of 2010 and positive net flows, partially offset by difficult market conditions and increased redemptions during the second half of 2011.

Provision for income taxes. The effective tax rate increased to 38.2% for the year ended December 31, 2011 from 34.4% for the year ended December 31, 2010. The increase in the effective tax rate was primarily attributable to changes in uncertain tax positions in 2010.

2010 compared to 2009

Net operating income available to Genworth Financial, Inc.’s common stockholders

The increase in net operating income available to Genworth Financial, Inc.’s common stockholders was attributable to higher average assets under management from market growth and positive net flows.

Revenues

Insurance and investment product fees and other increased primarily attributable to higher average assets under management from market growth and positive net flows.

Benefits and expenses

Acquisition and operating expenses, net of deferrals, increased primarily from higher asset-based expenses as assets under management increased from market growth and positive net flows.

Provision for income taxes. The effective tax rate decreased to 34.4% for the year ended December 31, 2010 from 37.8% for the year ended December 31, 2009. The decrease in the effective tax rate was primarily attributable to changes in uncertain tax positions.

Wealth Management selected operating performance measures

The following table sets forth selected operating performance measures regarding our Wealth Management segment as of or for the dates indicated:

	As of or for years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Assets under management, beginning of period	$24,740	$18,865	$15,447	$5,875	31%	$3,418	22%
Gross flows	6,869	5,773	4,778	1,096	19%	995	21%
Redemptions	(5,420)	(3,726)	(4,023)	(1,694)	(45)%	297	7%

Net flows	1,449	2,047	755	(598)	(29)%	1,292	171%
Market performance	(1,102)	1,639	2,663	(2,741)	(167)%	(1,024)	(38)%
Acquisition (1)	—	2,189	—	(2,189)	(100)%	2,189	NM (2)

Assets under management, end of period	$25,087	$24,740	$18,865	$347	1%	$5,875	31%

(1)

Relates to the acquisition of Altegris on December 31, 2010. See note 8 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to the acquisition.

(2)	We define “NM” as not meaningful for increases or decreases greater than 200%.

Wealth Management results represent Genworth Financial Wealth Management, Inc., Genworth Financial Investment Services, Inc., Genworth Financial Trust Company, Centurion Financial Advisers, Inc., Quantivus Consulting, Inc. and the Altegris companies.

2011 compared to 2010

The increase in assets under management was principally attributable to the acquisition of Altegris on December 31, 2010 and positive net flows. These increases were partially offset by difficult market conditions and increased redemptions during the second half of 2011. Net flows were negative in the fourth quarter of 2011 reflecting difficult market conditions and increased redemptions.

2010 compared to 2009

The increase in assets under management was primarily attributable to market growth, positive net flows and the acquisition of Altegris on December 31, 2010.

Mortgage Insurance Division

Division results of operations

The following table sets forth the results of operations relating to our Mortgage Insurance Division. See below for a discussion by segment.

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Net operating income (loss) available to Genworth Financial, Inc.’s common stockholders:
International Mortgage Insurance segment:
Canada	$159	$176	$202	$(17)	(10)%	$(26)	(13)%
Australia	196	203	146	(7)	(3)%	57	39%
Other Countries	(27)	(17)	(23)	(10)	(59)%	6	26%

International Mortgage Insurance segment	328	362	325	(34)	(9)%	37	11%

U.S. Mortgage Insurance segment	(513)	(585)	(460)	72	12%	(125)	(27)%

Total net operating income (loss) available to Genworth Financial, Inc.’s common stockholders	(185)	(223)	(135)	38	17%	(88)	(65)%
Adjustment to net operating income available to Genworth Financial, Inc.’s common stockholders:
Net investment gains (losses), net of taxes and other adjustments	55	28	38	27	96%	(10)	(26)%

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	(130)	(195)	(97)	65	33%	(98)	(101)%
Add: net income attributable to noncontrolling interests	139	143	61	(4)	(3)%	82	134%

Net income (loss)	$9	$(52)	$(36)	$61	117%	$(16)	(44)%

International Mortgage Insurance segment

Segment results of operations

The following table sets forth the results of operations relating to our International Mortgage Insurance segment for the periods indicated:

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Revenues:
Premiums	$1,063	$994	$927	$69	7%	$67	7%
Net investment income	393	355	313	38	11%	42	13%
Net investment gains (losses)	42	15	13	27	180%	2	15%
Insurance and investment product fees and other	9	8	6	1	13%	2	33%

Total revenues	1,507	1,372	1,259	135	10%	113	9%

Benefits and expenses:
Benefits and other changes in policy reserves	458	390	464	68	17%	(74)	(16)%
Acquisition and operating expenses, net of deferrals	248	238	204	10	4%	34	17%
Amortization of deferred acquisition costs and intangibles	66	58	45	8	14%	13	29%
Interest expense	31	8	1	23	NM (1)	7	NM (1)

Total benefits and expenses	803	694	714	109	16%	(20)	(3)%

Income before income taxes	704	678	545	26	4%	133	24%
Provision for income taxes	212	166	153	46	28%	13	8%

Net income	492	512	392	(20)	(4)%	120	31%
Less: net income attributable to noncontrolling interests	139	143	61	(4)	(3)%	82	134%

Net income available to Genworth Financial, Inc.’s common stockholders	353	369	331	(16)	(4)%	38	11%
Adjustment to net income available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net of taxes and other adjustments	(25)	(7)	(6)	(18)	NM (1)	(1)	17%

Net operating income available to Genworth Financial, Inc.’s common stockholders	$328	$362	$325	$(34)	(9)%	$37	11%

(1)	We define “NM” as not meaningful for increases or decreases greater than 200%.

The following table sets forth net operating income (loss) available to Genworth Financial, Inc.’s common stockholders for the businesses included in our International Mortgage Insurance segment for the periods indicated:

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Net operating income available to Genworth Financial, Inc.’s common stockholders:
Canada	$159	$176	$202	$(17)	(10)%	$(26)	(13)%
Australia	196	203	146	(7)	(3)%	57	39%
Other Countries	(27)	(17)	(23)	(10)	(59)%	6	26%

Total net operating income available to Genworth Financial, Inc.’s common stockholders	$328	$362	$325	$(34)	(9)%	$37	11%

2011 compared to 2010

Net operating income available to Genworth Financial, Inc.’s common stockholders

•	The year ended December 31, 2011 included an increase of $32 million attributable to changes in foreign exchange rates.

•	Our Canadian mortgage insurance business decreased largely from higher overall losses, taxes and interest expense and lower premiums.

•	Our Australian mortgage insurance business decreased from higher overall losses, taxes and interest expense, partially offset by an increase in premiums and net investment income.

•	Other Countries decreased from higher taxes and lower premiums, partially offset by lower overall losses and general expenses.

Revenues

Premiums

•

Our Canadian mortgage insurance business increased $19 million, including an increase of $28 million attributable to changes in foreign exchange rates. Excluding the impact of foreign exchange, premiums decreased from the seasoning of our in-force block of business.

•

Our Australian mortgage insurance business increased $55 million, including an increase of $45 million attributable to changes in foreign exchange rates, primarily from lower ceded affiliated reinsurance premiums. This increase was partially offset by lower premiums attributable to the seasoning of our in-force block of business and lower policy cancellations in 2011.

•

Other Countries decreased $5 million, including an increase of $2 million attributable to changes in foreign exchange rates, primarily in Europe as a result of lender settlements in 2010 and an actuarial update in 2010 that did not recur, as well as lower new business volume in 2011.

Net investment income

•

Our Canadian mortgage insurance business increased $8 million, including an increase of $9 million attributable to changes in foreign exchange rates. Excluding the impact of foreign exchange, net investment income decreased mainly attributable to lower investment yields, partially offset by higher average invested assets.

•

Our Australian mortgage insurance business increased $30 million, including an increase of $22 million attributable to changes in foreign exchange rates, largely from higher average invested assets, partially offset by lower investment yields.

Net investment gains (losses). The increase in net investment gains was predominately related to Australia from the sale of securities in 2011.

Benefits and expenses

Benefits and other changes in policy reserves

•

Our Canadian mortgage insurance business increased $28 million, including an increase of $10 million attributable to changes in foreign exchange rates. Losses increased primarily as a result of higher paid claims. In addition, loss reserves on existing delinquencies were strengthened driven by increased severity on older seasoning books of business, particularly from Alberta, which has a higher average reserve per delinquency. These increases were partially offset by lower existing delinquencies and an increased benefit from loss mitigation activities.

•

Our Australian mortgage insurance business increased $48 million, including an increase of $21 million attributable to changes in foreign exchange rates, primarily as a result of higher new delinquencies from seasoning of our in-force block of business, regional economic pressures and a higher average reserve per delinquency driven by the aging of existing delinquent loans. In the fourth quarter of 2011, we increased reserves $13 million for existing delinquencies as lenders accelerated actions to transition delinquencies to claim and from higher severity experience in New Zealand. These increases were partially offset by lower paid claims in 2011.

•

Other Countries decreased $8 million, including an increase of $2 million attributable to changes in foreign exchange rates, primarily in Europe related to lender settlements in 2010 and ongoing loss mitigation activities. This decrease was partially offset by higher new delinquencies and aging of existing delinquencies, particularly in Ireland, in 2011.

Acquisition and operating expenses, net of deferrals

•

Our Canadian mortgage insurance business increased $2 million, including an increase of $4 million attributable to changes in foreign exchange rates. Excluding the impact of foreign exchange, acquisition and operating expenses, net of deferrals, decreased primarily from lower stock-based compensation expense driven by the decline in the stock price of Genworth Canada in 2011.

•

Our Australian mortgage insurance business increased $9 million, including an increase of $9 million attributable to changes in foreign exchange rates. Excluding the impact of foreign exchange, acquisition and operating expenses, net of deferrals, were flat as higher deferrable expenses were offset by lower overall expenses.

Amortization of deferred acquisition costs and intangibles

•	Our Canadian mortgage insurance business increased $4 million, including an increase of $2 million attributable to changes in foreign exchange rates, primarily from higher software amortization.

•	Our Australian mortgage insurance business increased $5 million, including an increase of $3 million attributable to changes in foreign exchange rates, mainly from higher software amortization.

Interest expense

•

Our Canadian mortgage insurance business increased $15 million, including an increase of $1 million attributable to changes in foreign exchange rates, from the issuance of debt by our majority-owned subsidiary in June and December 2010.

•

Our Australian mortgage insurance business increased $8 million, including an increase of $1 million attributable to changes in foreign exchange rates, from the issuance of debt by our wholly-owned subsidiary in June 2011.

Provision for income taxes. The effective tax rate increased to 30.1% for the year ended December 31, 2011 from 24.5% for the year ended December 31, 2010. This increase in the effective tax rate was primarily attributable to changes in uncertain Australian tax positions and a Canadian legislative change in 2011, compared to an Australian tax legislative benefit in 2010. The Canadian legislation change passed in June 2011 eliminates the Canadian government guarantee fund. The elimination of the guarantee fund is expected to increase the effective tax rate on our U.S. GAAP earnings as prior deductions for contributions to the fund reduced the effective tax rate on U.S. GAAP earnings. The year ended December 31, 2011 included an increase of $16 million attributable to changes in foreign exchange rates.

Net income attributable to noncontrolling interests. The year ended December 31, 2011 included an increase of $6 million attributable to changes in foreign exchange rates.

2010 compared to 2009

Net operating income available to Genworth Financial, Inc.’s common stockholders

•	The year ended December 31, 2010 included an increase of $42 million attributable to changes in foreign exchange rates.

•

Our Canadian mortgage insurance business decreased largely from the timing of the initial public offering of our Canadian mortgage insurance business in 2009 which resulted in lower net operating income of $82 million in 2010. This decrease was partially offset by lower losses in 2010.

•	Our Australian mortgage insurance business increased mainly from lower losses and a benefit from newly enacted Australian tax legislation in 2010, partially offset by a decrease in premiums.

•	Other Countries increased mainly from lower losses.

Revenues

Premiums

•

Our Canadian mortgage insurance business increased $55 million, including an increase of $54 million attributable to changes in foreign exchange rates. Excluding the impact of foreign exchange, premiums were relatively flat as new business volume in 2010 and the seasoning of our in-force block of business were offset by lower policy cancellations.

•

Our Australian mortgage insurance business increased $24 million, including an increase of $45 million attributable to changes in foreign exchange rates. Excluding the impact of foreign exchange, premiums decreased primarily as the result of seasoning of our in-force block of business which was more than offset by increased ceded affiliated reinsurance premiums, lower new business volumes in 2010 and lower cancellations.

•

Other Countries decreased $12 million, including a decrease of $1 million attributable to changes in foreign exchange rates, primarily attributable to rescissions and other terminations related to loss mitigation activities in Europe, particularly in Spain.

Net investment income

•

Our Canadian mortgage insurance business increased $17 million, including an increase of $17 million attributable to changes in foreign exchange rates. Excluding the impact of foreign exchange, net investment income was flat as reinvestment of cash balances were offset by lower yields on assets acquired during the year.

•	Our Australian mortgage insurance business increased $29 million, including an increase of $20 million attributable to changes in foreign exchange rates, primarily from higher average invested assets.

Benefits and expenses

Benefits and other changes in policy reserves

•

Our Canadian mortgage insurance business decreased $28 million, including an increase of $19 million attributable to changes in foreign exchange rates, primarily driven by lower average reserve per delinquency from an improving economy, as well as loss mitigation activities.

•

Our Australian mortgage insurance business decreased $22 million, including an increase of $19 million attributable to changes in foreign exchange rates, primarily as a result of lower reserves per delinquency.

•	Other Countries decreased $24 million, including a decrease of $1 million attributable to changes in foreign exchange rates, primarily in Europe related to ongoing loss mitigation activities.

Acquisition and operating expenses, net of deferrals

•	Our Canadian mortgage insurance business increased $17 million, including an increase of $7 million attributable to changes in foreign exchange rates, mainly related to higher public company expenses.

•

Our Australian mortgage insurance business increased $15 million, including an increase of $9 million attributable to changes in foreign exchange rates, largely attributable to an increase in non-deferrable expenses.

Amortization of deferred acquisition costs and intangibles

•

Our Canadian mortgage insurance business increased $7 million, including an increase of $4 million attributable to changes in foreign exchange rates, principally from an increase in DAC amortization from the seasoning of our in-force block of business.

•

Our Australian mortgage insurance business increased $8 million, including an increase of $3 million attributable to changes in foreign exchange rates, primarily from an increase in DAC amortization from the seasoning of our in-force block of business and higher software amortization.

Interest expense. The increase in interest expense related to Canada from the issuance of debt by our majority-owned subsidiary in June and December 2010.

Provision for income taxes. The effective tax rate decreased to 24.5% for the year ended December 31, 2010 compared to 28.1% for the year ended December 31, 2009. This decrease in the effective tax rate was primarily attributable to a change in uncertain tax positions, the favorable impact of newly enacted Australian tax legislation and lower taxed foreign income in 2010. The year ended December 31, 2010 also included an increase of $21 million attributable to changes in foreign exchange rates.

Net income attributable to noncontrolling interests. The increase related to the initial public offering of our Canadian mortgage insurance business in July 2009 which reduced our ownership percentage to 57.5%. The year ended December 31, 2010 included an increase of $13 million attributable to changes in foreign exchange rates.

International Mortgage Insurance selected operating performance measures

The following table sets forth selected operating performance measures regarding our International Mortgage Insurance segment as of or for the dates indicated:

	As of or for the years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Primary insurance in-force:
Canada	$261,300	$246,300	$213,500	$15,000	6%	$32,800	15%
Australia	281,500	283,500	248,000	(2,000)	(1)%	35,500	14%
Other Countries	32,600	34,300	37,200	(1,700)	(5)%	(2,900)	(8)%

Total	$575,400	$564,100	$498,700	$11,300	2%	$65,400	13%

Risk in-force:
Canada	$91,500	$86,200	$74,700	$5,300	6%	$11,500	15%
Australia	98,500	99,300	86,800	(800)	(1)%	12,500	14%
Other Countries	4,500	4,900	5,200	(400)	(8)%	(300)	(6)%

Total	$194,500	$190,400	$166,700	$4,100	2%	$23,700	14%

New insurance written:
Canada	$27,000	$26,600	$16,000	$400	2%	$10,600	66%
Australia	31,700	29,000	32,900	2,700	9%	(3,900)	(12)%
Other Countries	3,100	4,300	3,400	(1,200)	(28)%	900	26%

Total	$61,800	$59,900	$52,300	$1,900	3%	$7,600	15%

Net premiums written:
Canada	$542	$534	$320	$8	1%	$214	67%
Australia	347	257	392	90	35%	(135)	(34)%
Other Countries	34	28	(14)	6	21%	42	NM (1)

Total	$923	$819	$698	$104	13%	$121	17%

(1)	We define “NM” as not meaningful for increases or decreases greater than 200%.

2011 compared to 2010

Primary insurance in-force and risk in-force

Our businesses in Australia and Canada currently provide 100% coverage on the majority of the loans we insure in those markets. For the purpose of representing our risk in-force, we have computed an “effective” risk in-force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in-force has been calculated by applying to insurance in-force a factor that represents our highest expected average per-claim payment for any one underwriting year over the life of our businesses in Australia and Canada. For the years ended December 31, 2011 and 2010, this factor was 35%.

Primary insurance in-force and risk in-force increased primarily as a result of new insurance written in Canada and Australia, partially offset by cancellations in Australia and loss mitigation activities in Europe. Primary insurance in-force and risk in-force included decreases of $8.0 billion and $2.5 billion, respectively, attributable to changes in foreign exchange rates as of December 31, 2011.

New insurance written

Excluding the effects of foreign exchange, new insurance written decreased primarily as a result of declines in flow new insurance written in Canada, Europe and Australia. In Canada, flow new insurance written declined primarily attributable to smaller mortgage originations markets, particularly high loan-to-value refinance transactions, partially offset by an increase in our estimated market share. In Australia, the decrease was related to a share shift among bank distributors in the mortgage origination market. In Europe, flow new insurance written declined due to lower volume from existing lenders, as well as no new business was written in Spain during 2011. Additionally, in the second half of 2011, no new business was written in Ireland. The year ended December 31, 2011 included an increase of $5.0 billion attributable to changes in foreign exchange rates.

Net premiums written

Most of our international mortgage insurance policies provide for single premiums at the time that loan proceeds are advanced. We initially record the single premiums to unearned premium reserves and recognize the premiums earned over time in accordance with the expected pattern of risk emergence. As of December 31, 2011, our unearned premium reserves were $2.9 billion, including a decrease of $48 million attributable to changes in foreign exchange rates, compared to $3.1 billion as of December 31, 2010. Our unearned premium reserves decreased primarily related to seasoning of our in-force blocks of business.

Net premiums written increased in Australia from higher average price and lower ceded affiliated reinsurance premiums partially offset by lower flow and bulk volumes in 2011. In Europe, net premiums written increased from bulk new insurance written in 2011, partially offset by lower flow volume from existing lenders, higher ceded reinsurance in 2011 and lender settlements in 2010. Excluding the effects of foreign exchange, net premiums written in Canada decreased primarily attributable to smaller mortgage originations markets partially offset by higher average price and bulk new insurance written. The year ended December 31, 2011 included an increase of $65 million attributable to changes in foreign exchange rates.

2010 compared to 2009

Primary insurance in-force and risk in-force

Our businesses in Australia, New Zealand and Canada currently provide 100% coverage on the majority of the loans we insure in those markets. For the purpose of representing our risk in-force, we have computed an “effective” risk in-force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in-force has been calculated by applying to insurance in-force a factor that represents our highest expected average per-claim payment for any one underwriting year over the life of our businesses in Australia, New Zealand and Canada. For the years ended December 31, 2010 and 2009, this factor was 35%.

Primary insurance in-force and risk in-force increased mainly as a result of new insurance written in Canada and Australia, partially offset by loss mitigation activities in Europe and cancellations in Australia. Primary insurance in-force and risk in-force included increases of $46.1 billion and $16.4 billion, respectively, attributable to changes in foreign exchange rates as of December 31, 2010.

New insurance written

In Canada, flow new insurance written increased primarily driven by growth of the mortgage origination market. Also contributing to the increase was growth in bulk new insurance written in Australia, Canada and Mexico. New bulk transactions in Australia resulted from some liquidity returning to the securitization market; while in Canada, new bulk transactions were driven by select lenders seeking capital relief as well as credit enhancement for government securitization programs. Partially offsetting these increases was a decrease in flow new insurance written in Australia reflecting higher interest rates and lower mortgage originations primarily driven by a reduction in first-time homebuyer benefits and in Europe where we have taken actions to selectively reduce new business including exiting selected distribution relationships. The year ended December 31, 2010 included an increase of $6.2 billion attributable to changes in foreign exchange rates.

Net premiums written

Most of our international mortgage insurance policies provide for single premiums at the time that loan proceeds are advanced. We initially record the single premiums to unearned premium reserves and recognize the premiums earned over time in accordance with the expected pattern of risk emergence. As of December 31, 2010, our unearned premium reserves were $3.1 billion, including an increase of $0.2 billion attributable to changes in foreign exchange rates, compared to $3.1 billion as of December 31, 2009. Excluding the effects of foreign exchange, our unearned premium reserves decreased primarily related to seasoning of our in-force block of business.

Net premiums written increased primarily driven by an increase in new insurance written in Canada and higher rescissions and other terminations related to loss mitigation activities in Europe during 2009. This increase was partially offset by a decrease in new insurance written in Australia as well as a decrease in average price driven by a decline in new business volume with loan-to-value ratios of more than 90% and higher ceded reinsurance premiums. The year ended December 31, 2010 included an increase of $79 million attributable to changes in foreign exchange rates.

Loss and expense ratios

The following table sets forth the loss and expense ratios for the businesses included in our International Mortgage Insurance segment for the dates indicated:

	Years ended December 31,			Increase (decrease)
	2011	2010	2009	2011 vs. 2010	2010 vs. 2009
Loss ratio:
Canada	37%	33%	42%	4%	(9)%
Australia	47%	40%	50%	7%	(10)%
Other Countries	91%	96%	115%	(5)%	(19)%
Total	43%	39%	50%	4%	(11)%
Expense ratio:
Canada	28%	27%	37%	1%	(10)%
Australia	34%	41%	21%	(7)%	20%
Other Countries	129%	163%	(320)%	(34)%	NM (1)
Total	34%	36%	36%	(2)%	—%

(1)	We define “NM” as not meaningful for increases or decreases greater than 200%.

The loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. The expense ratio is the ratio of general expenses to net premiums written. In our international mortgage insurance business, general expenses consist of acquisition and operating expenses, net of deferrals, and amortization of DAC and intangibles.

2011 compared to 2010

The increase in the loss ratio for the year ended December 31, 2011 was primarily attributable to higher losses in Australia and Canada. In Australia, losses increased primarily as a result of higher new delinquencies from seasoning of our in-force block of business, regional economic pressures and a higher average reserve per delinquency driven by the aging of existing delinquent loans. In the fourth quarter of 2011, we increased reserves $13 million for existing delinquencies as lenders accelerated actions to transition delinquencies to claim and from higher severity experience in New Zealand. These increases were partially offset by lower paid claims in 2011. In Canada, loss reserves on existing delinquencies were strengthened driven by increased severity on older seasoning books of business, particularly from Alberta, which has a higher average reserve per delinquency. These increases were partially offset by lower existing delinquencies and an increased benefit from loss mitigation activities. In Other Countries, losses decreased primarily in Europe related to lender settlements in 2010 and ongoing loss mitigation activities. This decrease was partially offset by higher new delinquencies, particularly in Ireland, in 2011.

The decrease in the expense ratio for the year ended December 31, 2011 was primarily attributable to an increase in net premiums written and lower general expenses.

2010 compared to 2009

The decrease in the loss ratio was primarily attributable to lower losses in Canada driven by lower average reserve per delinquency from an improving economy, as well as loss mitigation activities. In Australia, losses decreased as a result of lower average reserve per delinquency. There were also decreased losses in Europe related to ongoing loss mitigation activities.

The expense ratio was flat as higher expenses in both Canada and Australia were offset by an increase in net premiums written.

International mortgage insurance loan portfolio

The following table sets forth selected financial information regarding the loan-to-value ratio of effective risk in-force of our international mortgage insurance loan portfolio as of December 31:

(Amounts in millions)	2011	2010	2009
Canada:
95.01% and above	$32,098	$29,851	$25,251
90.01% to 95.00%	24,059	22,899	19,703
80.01% to 90.00%	16,730	15,247	13,160
80.00% and below	18,571	18,204	16,617

Total	$91,458	$86,201	$74,731

Australia:
95.01% and above	$16,653	$15,911	$13,760
90.01% to 95.00%	20,853	20,027	16,545
80.01% to 90.00%	25,111	25,151	21,548
80.00% and below	35,901	38,138	34,941

Total	$98,518	$99,227	$86,794

Other Countries:
95.01% and above	$793	$913	$1,166
90.01% to 95.00%	2,051	2,152	2,240
80.01% to 90.00%	1,360	1,513	1,557
80.00% and below	285	358	230

Total	$4,489	$4,936	$5,193

Total:
95.01% and above	$49,544	$46,675	$40,177
90.01% to 95.00%	46,963	45,078	38,488
80.01% to 90.00%	43,201	41,911	36,265
80.00% and below	54,757	56,700	51,788

Total	$194,465	$190,364	$166,718

In Canada, risk in-force in all loan-to-value categories increased primarily as a result of flow new insurance written. In Australia, overall risk in-force decreased primarily as a result of policy cancellation in 2010, partially offset by new insurance written, primarily in the risk in-force loan-to-value categories of 80.00% and below. In Other Countries, risk in-force in all loan-to-value categories decreased primarily as a result of loss mitigation efforts in Europe. Total risk in-force included an increase of $2.5 billion attributable to changes in foreign exchange rates as of December 31, 2011.

The following table sets forth selected financial information regarding the risk in-force of our international mortgage insurance loan portfolio as of December 31:

(Amounts in millions)	2011	2010	2009
Loan type (1):
Fixed rate mortgage	$3,555	$3,720	$3,368
Adjustable rate mortgage	190,910	186,644	163,350

Total	$194,465	$190,364	$166,718

Mortgage term:
15 years and under	$93,774	$88,591	$76,684
More than 15 years	100,691	101,773	90,034

Total	$194,465	$190,364	$166,718

(1)	For loan type in this table, any loan with an interest rate that is fixed for an initial term of five years or less is categorized as an adjustable rate mortgage.

Delinquent loans and claims

Our delinquency management process begins with notification by the loan servicer of a delinquency on an insured loan. “Delinquency” is defined in our master policies as the borrower’s failure to pay when due an amount equal to the scheduled monthly mortgage payment under the terms of the mortgage. Generally, the master policies require an insured to notify us of a delinquency no later than 30 days after the borrower has been in default by three monthly payments. We generally consider a loan to be delinquent and establish required reserves if the borrower has failed to make a scheduled mortgage payment. Borrowers default for a variety of reasons, including a reduction of income, unemployment, divorce, illness, inability to manage credit and interest rate levels. Borrowers may cure delinquencies by making all of the delinquent loan payments, agreeing to a loan modification, or by selling the property in full satisfaction of all amounts due under the mortgage. In most cases, delinquencies that are not cured result in a claim under our policy. The following table sets forth the number of loans insured, the number of delinquent loans and the delinquency rate for our international mortgage insurance portfolio as of December 31:

	2011	2010	2009
Canada:
Primary insured loans in-force	1,362,092	1,287,153	1,213,080
Delinquent loans	2,752	3,401	3,381
Percentage of delinquent loans (delinquency rate)	0.20%	0.26%	0.28%
Flow loan in-force	1,064,942	1,000,254	931,882
Flow delinquent loans	2,477	3,117	3,149
Percentage of flow delinquent loans (delinquency rate)	0.23%	0.31%	0.34%
Bulk loans in-force	297,150	286,899	281,198
Bulk delinquent loans (1)	275	284	232
Percentage of bulk delinquent loans (delinquency rate)	0.09%	0.10%	0.08%
Australia:
Primary insured loans in-force	1,437,380	1,468,773	1,475,157
Delinquent loans	7,874	7,062	6,834
Percentage of delinquent loans (delinquency rate)	0.55%	0.48%	0.46%
Flow loan in-force	1,289,200	1,304,337	1,306,302
Flow delinquent loans	7,626	6,872	6,724
Percentage of flow delinquent loans (delinquency rate)	0.59%	0.53%	0.51%
Bulk loans in-force	148,180	164,436	168,855
Bulk delinquent loans (1)	248	190	110
Percentage of bulk delinquent loans (delinquency rate)	0.17%	0.12%	0.07%
Other Countries:
Primary insured loans in-force	217,141	230,133	223,368
Delinquent loans	12,258	10,619	12,606
Percentage of delinquent loans (delinquency rate)	5.65%	4.61%	5.64%
Flow loan in-force	149,036	163,763	179,960
Flow delinquent loans	8,919	7,695	9,779
Percentage of flow delinquent loans (delinquency rate)	5.98%	4.70%	5.43%
Bulk loans in-force	68,105	66,370	43,408
Bulk delinquent loans (1)	3,339	2,924	2,827
Percentage of bulk delinquent loans (delinquency rate)	4.90%	4.41%	6.51%
Total:
Primary insured loans in-force	3,016,613	2,986,059	2,911,605
Delinquent loans	22,884	21,082	22,821
Percentage of delinquent loans (delinquency rate)	0.76%	0.71%	0.78%
Flow loan in-force	2,503,178	2,468,354	2,418,144
Flow delinquent loans	19,022	17,684	19,652
Percentage of flow delinquent loans (delinquency rate)	0.76%	0.72%	0.81%
Bulk loans in-force	513,435	517,705	493,461
Bulk delinquent loans (1)	3,862	3,398	3,169
Percentage of bulk delinquent loans (delinquency rate)	0.75%	0.66%	0.64%

(1)

Included loans where we were in a secondary loss position for which no reserve was established due to an existing deductible. Excluding these loans, bulk delinquent loans were 3,840, 3,376 and 3,154 as of December 31, 2011, 2010 and 2009, respectively.

In Canada, flow and bulk loans in-force increased primarily from continued growth. In Australia, flow and bulk loans in-force decreased primarily due to policy cancellations in 2011. In Other Countries, flow and bulk loans in-force decreased primarily from loss mitigation activities in Europe. In Canada, delinquent loans decreased as a result of higher paid claims and lower net new delinquencies in 2011. In Australia and Europe, delinquent loans increased from higher delinquencies as a result of the seasoning of our in-force blocks of business and regional economic pressures.

U.S. Mortgage Insurance segment

Segment results of operations

The following table sets forth the results of operations relating to our U.S. Mortgage Insurance segment for the periods indicated:

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Revenues:
Premiums	$564	$595	$636	$(31)	(5)%	$(41)	(6)%
Net investment income	104	116	134	(12)	(10)%	(18)	(13)%
Net investment gains (losses)	46	33	49	13	39%	(16)	(33)%
Insurance and investment product fees and other	5	10	7	(5)	(50)%	3	43%

Total revenues	719	754	826	(35)	(5)%	(72)	(9)%

Benefits and expenses:
Benefits and other changes in policy reserves	1,325	1,491	1,392	(166)	(11)%	99	7%
Acquisition and operating expenses, net of deferrals	156	152	151	4	3%	1	1%
Amortization of deferred acquisition costs and intangibles	5	6	5	(1)	(17)%	1	20%

Total benefits and expenses	1,486	1,649	1,548	(163)	(10)%	101	7%

Loss before income taxes	(767)	(895)	(722)	128	14%	(173)	(24)%
Benefit for income taxes	(284)	(331)	(294)	47	14%	(37)	(13)%

Net loss available to Genworth Financial, Inc.’s common stockholders	(483)	(564)	(428)	81	14%	(136)	(32)%
Adjustment to net loss available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net of taxes and other adjustments	(30)	(21)	(32)	(9)	(43)%	11	34%

Net operating loss available to Genworth Financial, Inc.’s common stockholders	$(513)	$(585)	$(460)	$72	12%	$(125)	(27)%

2011 compared to 2010

Net operating loss available to Genworth Financial, Inc.’s common stockholders

The decrease in the net operating loss available to Genworth Financial, Inc.’s common stockholders was mainly related to lower paid claims and fewer new delinquencies, partially offset by continued aging of existing delinquencies in 2011.

Revenues

Premiums decreased driven by lower insurance in-force and lower assumed affiliated reinsurance premiums, partially offset by benefits associated with our previously implemented rate increases.

Net investment income decreased primarily related to lower average invested assets and holding higher cash balances, partially offset by preferred stock dividends in 2011.

Net investment gains increased primarily driven by higher gains on the sale of investments from portfolio repositioning activities in 2011.

Insurance and investment product fees and other income decreased mainly attributable to changes in foreign exchange rates on non-functional currency transactions and the commutation of a captive trust in 2010 that did not recur.

Benefits and expenses

Benefits and other changes in policy reserves decreased due to a decline in net paid claims of $229 million, partially offset by an increase in change in reserves of $63 million. The decline in net paid claims was primarily driven by lower claim counts and lower average claim payments reflecting lower loan balances, partially offset by lower benefits from our captive reinsurance arrangements. The overall increase in loss reserves in 2011 was driven by a reserve strengthening of $299 million in the second quarter of 2011. This reserve strengthening was primarily related to a decline in cure rates in the second quarter of 2011 for delinquent loans and continued aging of existing delinquencies. Of this reserve strengthening, approximately $102 million was associated with worsening trends experienced through the second quarter of 2011. These trends were associated with a range of factors, including reduced opportunities to mitigate losses through loan modification actions due to a higher percentage of early stage delinquencies shifting to a more aged delinquency status. Specifically, reduced cure rates were driven by lower levels of borrower self-cures and lender loan modifications outside of government-sponsored modification programs. In addition, our expectations going forward include further deterioration in cure rates from a continuation of current market trends and an ongoing weakness in the U.S. residential housing market. Accordingly, these expectations going forward resulted in an additional layer of reserve strengthening of approximately $197 million in the second quarter of 2011 bringing the total reserve strengthening to $299 million in 2011. Emerging loss development patterns within our portfolio of delinquencies during the second half of 2011 have remained consistent with the expectations underlying our reserve strengthening in the second quarter of 2011. These increases were partially offset by lower new delinquencies in 2011 along with stable aging of existing delinquencies in the second half of 2011.

In the third quarter of 2010, we strengthened reserves by $85 million principally related to Florida as opportunities to mitigate losses through loan modifications were reduced due to a higher level of later stage delinquencies and a larger base of investor-owned properties within the state of Florida as compared to our broader portfolio. In the fourth quarter of 2010, we strengthened reserves by $350 million mainly related to decreased loan modifications throughout all geographic regions of the country and increased foreclosure starts, particularly in Florida. Claims experience in the fourth quarter of 2010 indicated that decreased loan modifications were driven by underperforming loan servicers and increased foreclosures in Florida, California, Arizona and Nevada. This experience within our portfolio accounted for approximately $150 million of reserve strengthening in the fourth quarter of 2010 and was based on reduced levels of loan modifications and increased foreclosure levels that we saw emerging during the fourth quarter of 2010. In addition, our expectations going forward are that loan modifications will continue trending downward and foreclosure levels will continue increasing beyond current levels. Consequently, these expectations going forward resulted in the additional reserve strengthening of approximately $200 million in the fourth quarter of 2010 bringing the total reserve strengthening to $435 million in 2010. We also recorded a settlement with a counterparty related to our GSE Alt-A business of $5 million, consisting of net paid claims of $180 million and a decrease in change in reserves of $185 million, in 2010 that did not recur.

Acquisition and operating expenses, net of deferrals, increased primarily from an increase in costs associated with a workforce reduction as part of a cost-saving initiative in 2011.

Benefit for income taxes. The effective tax rate remained flat at 37.0% for the years ended December 31, 2011 and 2010.

2010 compared to 2009

Net operating loss available to Genworth Financial, Inc.’s common stockholders

The increase in the net operating loss available to Genworth Financial, Inc.’s common stockholders was the result of an increase in losses, lower premiums and a decrease in net investment income. In the fourth quarter of 2010, we had a net operating loss of $352 million primarily related to reserve strengthening.

Revenues

Premiums decreased primarily driven by lower new insurance written as a result of a smaller mortgage insurance market, partially offset by lower premium refunds related to rescission activity. Our flow persistency was 85% for the year ended December 31, 2010 compared to 84% in 2009.

Net investment income decreased primarily from lower average invested assets. Net investment income in 2010 also included $3 million of lower losses related to limited partnerships accounted for under the equity method.

The decrease in net investment gains was primarily driven by lower gains on sales of investments from portfolio repositioning activities in 2010.

Benefits and expenses

Benefits and other changes in policy reserves increased due to an increase in net paid claims of $193 million and a decrease in change in reserves of $94 million. The increase in net paid claims was principally attributable to higher claim counts within the 2006, 2007 and 2008 book years and continued aging of the delinquency inventory, partially offset by lower average claim payments reflecting lower loan balances.

The overall decrease in the change in loss reserves in 2010 was driven by lower new delinquencies throughout 2010 and an overall decrease in expected claims since the fourth quarter of 2009 related to our loss mitigation efforts. In the third quarter of 2010, we strengthened reserves by $85 million principally related to Florida as opportunities to mitigate losses through loan modifications were reduced due to a higher level of later stage delinquencies and a larger base of investor-owned properties within the state of Florida as compared to our broader portfolio. In the fourth quarter of 2010, we strengthened reserves by $350 million mainly related to decreased loan modifications throughout all geographic regions of the country and increased foreclosure starts, particularly in Florida. Current claims experience within our portfolio indicated that decreased loan modifications were driven by underperforming loan servicers and increased foreclosures in Florida, California, Arizona and Nevada. This current experience within our portfolio accounted for approximately $150 million of reserve strengthening in the fourth quarter of 2010 and was based on reduced levels of loan modifications and increased foreclosure levels that we saw emerging during the fourth quarter of 2010. In addition, our expectations going forward are that loan modifications will continue trending downward and foreclosure levels will continue increasing beyond current levels. Consequently, these expectations going forward resulted in the additional reserve strengthening of approximately $200 million in the fourth quarter of 2010 bringing the total reserve strengthening to $435 million in 2010.

Benefits and other changes in reserves also included a reinsurance credit under certain of our captive reinsurance arrangements of $214 million and $275 million for the years ended December 31, 2010 and 2009, respectively. In the first quarter of 2010, we reached a settlement with a counterparty related to our GSE Alt-A business of $5 million, consisting of net paid claims of $180 million and a decrease in change in reserves of $185 million that did not recur. In the third quarter of 2009, we reached a settlement of arbitration proceedings with a lender regarding bulk transactions of $95 million, consisting of $203 million of paid claims and a decrease in reserves of $108 million that did not recur.

Benefit for income taxes. The effective tax rate decreased to 37.0% for the year ended December 31, 2010 from 40.7% for the year ended December 31, 2009. This decrease in the effective tax rate was primarily attributable to tax favored investments.

U.S. Mortgage Insurance selected operating performance measures

The following table sets forth selected operating performance measures regarding our U.S. Mortgage Insurance segment as of or for the dates indicated:

	As of or for the years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Primary insurance in-force	$116,500	$125,900	$145,100	$(9,400)	(7)%	$(19,200)	(13)%
Risk in-force	27,400	29,300	32,100	(1,900)	(6)%	(2,800)	(9)%
New insurance written	10,200	9,800	11,300	400	4%	(1,500)	(13)%
Net premiums written	573	593	625	(20)	(3)%	(32)	(5)%

2011 compared to 2010

Primary insurance in-force and risk in-force

Primary insurance in-force decreased primarily as a result of rescission and other loss mitigation actions, as well as a smaller mortgage insurance market in 2011. In addition, risk in-force decreased due to tighter mortgage insurance guidelines and mortgage lender underwriting standards, as well as a weak housing market and reduced mortgage credit liquidity. Flow persistency was 85% for the years ended December 31, 2011 and 2010.

New insurance written

New insurance written increased primarily driven by an increase in the overall mortgage insurance market following FHA pricing changes and increased refinancing activity, as well as an increase in our mortgage insurance market share following the exit of several competitors from the market.

Net premiums written

Net premiums written decreased due to lower reinsurance premiums, partially offset by higher new insurance written as a result of an overall increase in the mortgage insurance market.

2010 compared to 2009

Primary insurance in-force and risk in-force

Primary insurance in-force and risk in-force decreased primarily as a result of rescission and other loss mitigation actions, including agreements with a counterparty that reduced our bulk risk in-force exposure. This decrease was partially offset by an increase in flow new insurance written from an increase in our mortgage insurance market share, partially offset and limited by tight domestic credit markets and lending guidelines, as well as a weak housing market and limited mortgage credit liquidity. Our flow persistency was 85% and 84% for the years ended December 31, 2010 and 2009, respectively.

New insurance written

New insurance written decreased primarily driven by constraints in the bulk market. This decrease was partially offset by an increase in flow new insurance written from an increase in our mortgage insurance market share, partially offset by tighter mortgage insurance guidelines and mortgage lender underwriting standards.

Net premiums written

Net premiums written decreased principally from lower new insurance written during 2010 as a result of a smaller mortgage insurance origination market.

Loss and expense ratios

The following table sets forth the loss and expense ratios for our U.S. Mortgage Insurance segment for the dates indicated:

	Years ended December 31,			Increase (decrease)
	2011	2010	2009	2011 vs. 2010	2010 vs. 2009
Loss ratio	234%	251%	219%	(17)%	32%
Expense ratio	28%	27%	25%	1%	2%

The loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. The expense ratio is the ratio of general expenses to net premiums written. In our U.S. mortgage insurance business, general expenses consist of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles.

2011 compared to 2010

The decrease in the loss ratio was primarily attributable to a decline in net paid claims, partially offset by an increase in change in reserves and a decrease in net earned premiums. The decline in net paid claims was primarily driven by lower claim counts and lower average claim payments reflecting lower loan balances, partially offset by lower benefits from our captive reinsurance arrangements. The overall increase in loss reserves in 2011 was driven by a reserve strengthening of $299 million in the second quarter of 2011. This reserve strengthening was primarily related to a decline in cure rates in the second quarter of 2011 for delinquent loans and continued aging of existing delinquencies. Of this reserve strengthening, approximately $102 million was associated with worsening trends experienced through the second quarter of 2011. These trends were associated with a range of factors, including reduced opportunities to mitigate losses through loan modification actions due to a higher percentage of early stage delinquencies shifting to a more aged delinquency status. Specifically, reduced cure rates were driven by lower levels of borrower self-cures and lender loan modifications outside of government-sponsored modification programs. In addition, our expectations going forward include further deterioration in cure rates from a continuation of current market trends and an ongoing weakness in the U.S. residential housing market. Accordingly, these expectations going forward resulted in an additional layer of reserve strengthening of approximately $197 million in the second quarter of 2011 bringing the total reserve strengthening to $299 million in 2011. Emerging loss development patterns within our portfolio of delinquencies during the second half of 2011 have remained consistent with the expectations underlying our reserve strengthening in the second quarter of 2011. These increases were partially offset by lower new delinquencies in 2011 along with stable aging of existing delinquencies in the second half of 2011.

In the third quarter of 2010, we strengthened reserves by $85 million principally related to Florida as opportunities to mitigate losses through loan modification were reduced due to a higher level of later stage delinquencies and a larger base of investor-owned properties within the state of Florida as compared to our broader portfolio. In the fourth quarter of 2010, we strengthened reserves by $350 million mainly related to decreased loan modifications throughout all geographic regions of the country and increased foreclosure starts, particularly in Florida. Claims experience in the fourth quarter of 2010 indicated that decreased loan modifications were driven by underperforming loan servicers and increased foreclosures in Florida, California, Arizona and Nevada. This experience within our portfolio accounted for approximately $150 million of reserve strengthening in the fourth quarter of 2010 and was based on reduced levels of loan modifications and increased foreclosure levels that we saw emerging during the fourth quarter of 2010. In addition, our expectations going forward are that loan modifications will continue trending downward and foreclosure levels will continue increasing beyond current levels. Consequently, these expectations going forward resulted in the additional reserve strengthening of approximately $200 million in the fourth quarter of 2010 bringing the total reserve strengthening to $435 million in 2010. We also recorded a settlement with a counterparty related to our GSE Alt-A business of $5 million, consisting of net paid claims of $180 million and a decrease in change in reserves of $185 million, in 2009 that did not recur.

The expense ratio increased as a result of an increase in costs associated with a workforce reduction as part of a cost-saving initiative, as well as lower net premiums written for the year ended December 31, 2011.

2010 compared to 2009

The increase in the loss ratio was primarily attributable to an increase in net paid claims, partially offset by a decrease in change in reserves and a decline in net earned premiums. The increase in paid claims was principally attributable to higher claim counts within the 2006, 2007 and 2008 book years, partially offset by lower average claim payments reflecting lower loan balances. The overall decrease in the change in loss reserves in 2010 was driven by lower new delinquencies throughout 2010 and an overall decrease in expected claims since the fourth quarter of 2009 related to our loss mitigation efforts.

In the third quarter of 2010, we strengthened reserves by $85 million principally related to Florida as opportunities to mitigate losses through loan modifications were reduced due to a higher level of later stage delinquencies and a larger base of investor-owned properties within the state of Florida as compared to our broader portfolio. In the fourth quarter of 2010, we strengthened reserves by $350 million mainly related to decreased loan modifications throughout all geographic regions of the country and increased foreclosure starts, particularly in Florida. Current claims experience within our portfolio indicated that decreased loan modifications were driven by underperforming loan servicers and increased foreclosures in Florida, California, Arizona and Nevada. This current experience within our portfolio accounted for approximately $150 million of reserve strengthening in the fourth quarter of 2010 and was based on reduced levels of loan modifications and increased foreclosure levels that we saw emerging during the fourth quarter of 2010. In addition, our expectations going forward are that loan modifications will continue trending downward and foreclosure levels will continue increasing beyond current levels. Consequently, these expectations going forward resulted in the additional reserve strengthening of approximately $200 million in the fourth quarter of 2010 bringing the total reserve strengthening to $435 million in 2010.

In the third quarter of 2009, we reached a $95 million settlement with a lender regarding certain bulk transactions. Excluding the effect of this settlement, the loss ratio for the year ended December 31, 2009 would have been 204%.

The expense ratio increased primarily from a decrease in net premiums written for the year ended December 31, 2010.

U.S. mortgage insurance loan portfolio

The following table sets forth selected financial information regarding our U.S. primary mortgage insurance loan portfolio as of December 31:

(Amounts in millions)	2011	2010	2009
Primary risk in-force lender concentration (by original applicant)	$27,180	$29,037	$31,722
Top 10 lenders	13,355	14,647	15,814
Top 20 lenders	15,306	16,729	18,540
Loan-to-value ratio:
95.01% and above	$6,848	$7,274	$7,962
90.01% to 95.00%	9,563	10,044	10,832
80.01% to 90.00%	10,311	11,243	12,245
80.00% and below	458	476	683

Total	$27,180	$29,037	$31,722

Loan grade:
Prime	$24,625	$26,139	$28,376
A minus and sub-prime	2,555	2,898	3,346

Total	$27,180	$29,037	$31,722

Loan type (1):
Fixed rate mortgage:
Flow	$26,133	$27,874	$30,196
Bulk	500	517	690
Adjustable rate mortgage:
Flow	527	624	755
Bulk	20	22	81

Total	$27,180	$29,037	$31,722

Type of documentation:
Alt-A (2):
Flow	$747	$872	$1,064
Bulk	38	41	244
Standard (3):
Flow	25,913	27,626	29,887
Bulk	482	498	527

Total	$27,180	$29,037	$31,722

Mortgage term:
15 years and under	$534	$425	$367
More than 15 years	26,646	28,612	31,355

Total	$27,180	$29,037	$31,722

(1)	For loan type in this table, any loan with an interest rate that is fixed for an initial term of five years or more is categorized as a fixed rate mortgage.
(2)

Alt-A loans are originated under programs in which there is a reduced level of verification or disclosure of the borrower’s income or assets and a higher historical and expected delinquency rate than standard documentation loans.

(3)

Standard includes loans with reduced or different documentation requirements that meet specifications of GSE approved underwriting systems with historical and expected delinquency rates consistent with our standard portfolio.

Delinquent loans and claims

The claim process in our U.S. Mortgage Insurance segment is similar to the process we follow in our international mortgage insurance business except that in the United States, the master policies generally require an insured to notify us of a delinquency no later than ten days after the borrower has been in default by three monthly payments. See “—International Mortgage Insurance—Delinquent loans and claims.” The following table sets forth the number of loans insured, the number of delinquent loans and the delinquency rate for our U.S. mortgage insurance portfolio as of December 31:

	2011	2010	2009
Primary insurance:
Insured loans in-force	714,467	781,024	890,730
Delinquent loans	87,007	95,395	122,279
Percentage of delinquent loans (delinquency rate)	12.18%	12.21%	13.73%
Flow loan in-force	633,246	687,964	753,370
Flow delinquent loans	83,931	92,225	107,495
Percentage of flow delinquent loans (delinquency rate)	13.25%	13.41%	14.27%
Bulk loans in-force	81,221	93,060	137,360
Bulk delinquent loans (1)	3,076	3,170	14,784
Percentage of bulk delinquent loans (delinquency rate)	3.79%	3.41%	10.76%
A minus and sub-prime loans in-force	68,487	77,822	89,678
A minus and sub-prime loans delinquent loans	19,884	22,827	29,238
Percentage of A minus and sub-prime delinquent loans (delinquency rate)	29.03%	29.33%	32.60%
Pool insurance:
Insured loans in-force	14,418	17,880	20,370
Delinquent loans	778	989	781
Percentage of delinquent loans (delinquency rate)	5.40%	5.53%	3.83%

(1)

Included loans where we were in a secondary loss position for which no reserve was established due to an existing deductible. Excluding these loans, bulk delinquent loans were 1,592, 1,713 and 11,319 as of December 31, 2011, 2010 and 2009, respectively.

Delinquency and foreclosure levels that developed principally in our 2006, 2007 and 2008 book years have remained high as the United States continues to experience an economic recession and weakness in its residential housing market. These trends continue to be especially evident in Florida, California, Arizona and Nevada, as well as in our A minus, Alt-A, ARMs and certain 100% loan-to-value products. However, we have seen a decline in new delinquencies in 2011.

The following tables set forth flow delinquencies, direct case reserves and risk in-force by aged missed payment status in our U.S. mortgage insurance portfolio as of the dates indicated:

	December 31, 2011
(Dollar amounts in millions)	Delinquencies	Direct case reserves (1)	Risk in-force	Reserves as % of risk in-force
Payments in default:
3 payments or less	21,272	$193	$835	23%
4 – 11 payments	24,493	646	1,075	60%
12 payments or more	38,166	1,360	1,870	73%

Total	83,931	$2,199	$3,780	58%

(1)	Direct flow case reserves exclude loss adjustment expenses, incurred but not reported and reinsurance reserves.

	December 31, 2010
(Dollar amounts in millions)	Delinquencies	Direct case reserves (1)	Risk in-force	Reserves as % of risk in-force
Payments in default:
3 payments or less	24,104	$152	$959	16%
4 – 11 payments	33,635	754	1,546	49%
12 payments or more	34,486	1,142	1,757	65%

Total	92,225	$2,048	$4,262	48%

(1)	Direct flow case reserves exclude loss adjustment expenses, incurred but not reported and reinsurance reserves.

Primary insurance delinquency rates differ from region to region in the United States at any one time depending upon economic conditions and cyclical growth patterns. The tables below set forth our primary delinquency rates for the various regions of the United States and the ten largest states by our risk in-force as of the dates indicated. Delinquency rates are shown by region based upon the location of the underlying property, rather than the location of the lender.

	Percent of primary risk in-force as of December 31, 2011	Percent of total reserves as of December 31, 2011 (1)	Delinquency rate as of December 31,
			2011	2010	2009
By Region:
Southeast (2)	22%	35%	17.10%	16.79%	18.36%
South Central (3)	16	11	10.15%	11.00%	12.42%
Northeast (4)	14	12	12.80%	11.66%	11.60%
North Central (5)	12	12	11.89%	11.51%	12.20%
Pacific (6)	11	13	12.52%	14.39%	19.43%
Great Lakes (7)	9	7	9.00%	8.92%	10.20%
Plains (8)	6	3	7.87%	8.14%	8.29%
New England (9)	5	3	10.59%	10.71%	12.48%
Mid-Atlantic (10)	5	4	10.73%	10.67%	13.08%

Total	100%	100%	12.18%	12.21%	13.73%

(1)	Total reserves were $2,488 million as of December 31, 2011.
(2)	Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee.
(3)	Arizona, Colorado, Louisiana, New Mexico, Oklahoma, Texas and Utah.
(4)	New Jersey, New York and Pennsylvania.
(5)	Illinois, Minnesota, Missouri and Wisconsin.
(6)	Alaska, California, Hawaii, Nevada, Oregon and Washington.
(7)	Indiana, Kentucky, Michigan and Ohio.
(8)	Idaho, Iowa, Kansas, Montana, Nebraska, North Dakota, South Dakota and Wyoming.
(9)	Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont.
(10)	Delaware, Maryland, Virginia, Washington D.C. and West Virginia.

	Percent of primary risk in-force as of December 31, 2011	Percent of total reserves as of December 31, 2011 (1)	Delinquency rate as of December 31,
			2011	2010	2009
By State:
Florida	7%	24%	29.30%	28.31%	30.77%
Texas	7%	3%	8.34%	8.71%	9.49%
New York	7%	5%	10.66%	9.76%	9.42%
California	6%	6%	10.86%	13.99%	21.87%
Illinois	5%	8%	16.70%	15.79%	16.40%
Georgia	4%	4%	14.79%	16.16%	17.62%
North Carolina	4%	3%	11.89%	11.23%	11.73%
New Jersey	4%	5%	19.07%	17.30%	17.35%
Pennsylvania	4%	2%	11.85%	10.94%	11.13%
Ohio	3%	2%	8.73%	8.19%	8.47%

(1)	Total reserves were $2,488 million as of December 31, 2011.

The frequency of delinquencies may not correlate directly with the number of claims received because the rate at which delinquencies are cured is influenced by borrowers’ financial resources and circumstances and regional economic differences. Whether an uncured delinquency leads to a claim principally depends upon the borrower’s equity at the time of delinquency and the borrower’s or the insured’s ability to sell the home for an amount sufficient to satisfy all amounts due under the mortgage loan. When we receive notice of a delinquency, we use a proprietary model to determine whether a delinquent loan is a candidate for workout. When the model identifies such a candidate, our loan workout specialists prioritize cases for loss mitigation based upon the likelihood that the loan will result in a claim. Loss mitigation actions include loan modification, extension of credit to bring a loan current, foreclosure forbearance, pre-foreclosure sale and deed-in-lieu. These loss mitigation efforts often are an effective way to reduce our claim exposure and ultimate payouts.

The following table sets forth the dispersion of our total reserves and primary insurance in-force and risk in-force by year of policy origination and average annual mortgage interest rate as of December 31, 2011:

(Amounts in millions)	Average rate	Percent of total reserves (1)	Primary insurance in-force	Percent of total	Primary risk in-force	Percent of total
Policy Year
2000 and prior	7.82%	1.3%	$1,669	1.4%	$426	1.6%
2001	7.61%	0.7	841	0.7	210	0.8
2002	6.65%	1.5	1,981	1.7	492	1.8
2003	5.65%	3.7	8,193	7.0	1,361	5.0
2004	5.89%	4.4	5,400	4.6	1,234	4.5
2005	5.98%	12.5	8,957	7.7	2,319	8.5
2006	6.47%	19.3	12,198	10.5	3,000	11.0
2007	6.53%	39.7	27,201	23.4	6,712	24.7
2008	6.12%	16.5	24,748	21.2	6,158	22.7
2009	5.08%	0.3	7,018	6.0	1,270	4.7
2010	4.66%	0.1	8,460	7.3	1,767	6.5
2011	4.43%	—	9,867	8.5	2,231	8.2

Total portfolio	5.99%	100.0%	$116,533	100.0%	$27,180	100.0%

(1)	Total reserves were $2,488 million as of December 31, 2011.

Typically, claim activity is not spread evenly throughout the coverage period of a primary insurance book of business. Based upon our experience, the majority of claims on primary U.S. mortgage insurance loans occur in the third through seventh years after loan origination. Historically, few claims were paid during the first two years after loan origination. However, the pattern of claims frequency can be affected by factors such as deteriorating economic conditions that can result in increasing claims which was the case with our 2007 and 2006 books, but we expect the pattern of claims frequency within our 2009 book to return to that of a more traditional claim trend level. Primary insurance written for the period from January 1, 2004 through December 31, 2008 represented 67% of our primary insurance in-force as of December 31, 2011. Historically, traditional primary loans reach their expected peak claim level within a three- to seven-year period. Therefore, the primary loans written during the five-year period ended December 31, 2008, are now within or past their peak claim period. Our A minus and sub-prime loans continue to have earlier incidences of default than our prime loans. A minus and sub-prime loans represented 9% and 10% of our primary risk in-force as of December 31, 2011 and 2010, respectively.

Primary mortgage insurance claims paid, including loss adjustment expenses, for the year ended December 31, 2011 were $942 million, compared to $1,173 million and $981 million for the years ended December 31, 2010 and 2009, respectively. Pool insurance claims paid were $4 million or less for the years ended December 31, 2011, 2010 and 2009.

The ratio of the claim paid to the current risk in-force for a loan is referred to as “claim severity.” The current risk in-force is equal to the unpaid principal amount multiplied by the coverage percentage. The main determinants of claim severity are the age of the mortgage loan, the value of the underlying property, accrued interest on the loan, expenses advanced by the insured and foreclosure expenses. These amounts depend partly upon the time required to complete foreclosure, which varies depending upon state laws. Pre-foreclosure sales, acquisitions and other early workout and claim administration actions help to reduce overall claim severity. Our average primary flow mortgage insurance claim severity was 104%, 110% and 108% for the years ended December 31, 2011, 2010 and 2009, respectively.

Corporate and Runoff Division

Division results of operations

The following table sets forth the results of operations relating to our Corporate and Runoff Division. See below for a discussion by segment and Corporate and Other activities.

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Net operating income (loss) available to Genworth Financial, Inc.’s common stockholders:
Runoff segment	$27	$23	$67	$4	17%	$(44)	(66)%
Corporate and Other activities	(239)	(184)	(184)	(55)	(30)%	—	—%

Total net operating loss available to Genworth Financial, Inc.’s common stockholders	(212)	(161)	(117)	(51)	(32)%	(44)	(38)%
Adjustments to net operating loss available to Genworth Financial, Inc.’s common stockholders:
Net investment gains (losses), net of taxes and other adjustments	(138)	(26)	(180)	(112)	NM (1)	154	86%
Gain on sale of business, net of taxes	36	—	—	36	NM (1)	—	—%
Net tax benefit related to separation from our former parent	—	106	—	(106)	(100)%	106	NM (1)

Net loss available to Genworth Financial, Inc.’s common stockholders	$(314)	$(81)	$(297)	$(233)	NM (1)	$216	73%

(1)	We define “NM” as not meaningful for increases or decreases greater than 200%.

Runoff segment

Segment results of operations

The following table sets forth the results of operations relating to our Runoff segment for the periods indicated:

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Revenues:
Premiums	$260	$322	$297	$(62)	(19)%	$25	8%
Net investment income	140	130	213	10	8%	(83)	(39)%
Net investment gains (losses)	(174)	(2)	(144)	(172)	NM (1)	142	99%
Insurance and investment product fees and other	299	215	306	84	39%	(91)	(30)%

Total revenues	525	665	672	(140)	(21)%	(7)	(1)%

Benefits and expenses:
Benefits and other changes in policy reserves	234	270	258	(36)	(13)%	12	5%
Interest credited	135	156	258	(21)	(13)%	(102)	(40)%
Acquisition and operating expenses, net of deferrals	142	155	144	(13)	(8)%	11	8%
Amortization of deferred acquisition costs and intangibles	70	75	103	(5)	(7)%	(28)	(27)%
Interest expense	2	2	—	—	—%	2	NM (1)

Total benefits and expenses	583	658	763	(75)	(11)%	(105)	(14)%

Income (loss) before income taxes	(58)	7	(91)	(65)	NM (1)	98	108%
Benefit for income taxes	(21)	(12)	(45)	(9)	(75)%	33	73%

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	(37)	19	(46)	(56)	NM (1)	65	141%
Adjustments to net income (loss) available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net of taxes and other adjustments	100	4	113	96	NM (1)	(109)	(96)%
Gain on sale of business, net of taxes	(36)	—	—	(36)	NM (1)	—	—%

Net operating income available to Genworth Financial, Inc.’s common stockholders	$27	$23	$67	$4	17%	$(44)	(66)%

(1)	We define “NM” as not meaningful for increases or decreases greater than 200%.

2011 compared to 2010

Net operating income available to Genworth Financial, Inc.’s common stockholders

We reported higher net operating income available to Genworth Financial, Inc.’s common stockholders in 2011 compared to 2010 primarily related to an increase from our institutional products from lower interest paid on our floating rate policyholder liabilities, partially offset by our variable annuity products largely driven by unfavorable equity market performance in 2011, a $7 million charge in the first quarter of 2011 from the discontinuance of our variable annuity offerings and the sale of our Medicare supplement insurance business in the fourth quarter of 2011.

Revenues

Premiums decreased mainly driven by the sale of our Medicare supplement insurance business.

Net investment income increased primarily driven by limited partnership investments accounted for under the equity method, partially offset by a decline in average invested assets. Net investment income included $4 million of gains related to limited partnerships in 2011 compared to $20 million of losses in 2010.

Net investment losses increased mostly related to losses on embedded derivatives associated with our variable annuity products with GMWBs in 2011 compared to gains in 2010. This was partially offset by derivative gains and lower impairments in 2011.

Insurance and investment product fees and other increased mainly attributable to a $79 million gain recognized on the sale of our Medicare supplement insurance business.

Benefits and expenses

Benefits and other changes in policy reserves decreased primarily attributable to the sale of our Medicare supplement insurance business, partially offset by an increase in our GMDBs in our variable annuity products due to unfavorable equity market impacts in 2011.

Interest credited decreased principally related to our institutional products from lower interest paid on our floating rate policyholder liabilities due to lower interest rates and a decrease in average outstanding liabilities.

Acquisition and operating expenses, net of deferrals, decreased principally from the sale of our Medicare supplement insurance business. This decrease was partially offset by a $9 million charge in the first quarter of 2011 from the discontinuance of our variable annuity offerings.

Amortization of DAC and intangibles decreased largely from the sale of our Medicare supplement insurance business.

Benefit for income taxes. The effective tax rate increased to 36.2% for the year ended December 31, 2011 from (171.4)% for the year ended December 31, 2010. The increase in the effective tax rate was primarily attributable to the sale of a subsidiary and changes in tax favored investments.

2010 compared to 2009

Net operating income available to Genworth Financial, Inc.’s common stockholders

The decrease in net operating income available to Genworth Financial, Inc.’s common stockholders in 2010 was primarily attributable to income from the early retirement of institutional contracts at a discount to contract values in 2009 that did not recur, partially offset by higher net operating income in our variable annuity business mainly attributable to market growth.

Revenues

Premiums increased mainly driven by growth of our Medicare supplement insurance business.

Net investment income decreased primarily driven by lower investment income related to policy loans from a bankruptcy-related lapse in 2009 of a large group corporate-owned life insurance policy, lower yields on floating rate investments and a decline in average invested assets. Net investment income also included $9 million of lower losses in 2010 related to limited partnership investments accounted for under the equity method.

Net investment losses decreased mostly related to lower gains associated with our variable annuity products with GMWBs as a result of changes in non-performance risk incorporated into the discount rate used to value GMWB embedded derivatives, partly offset by lower derivative losses.

Insurance and investment product fees and other decreased primarily as a result of income from the early retirement of institutional contracts at a discount to contract values in 2009 that did not recur.

Benefits and expenses

Benefits and other changes in policy reserves increased principally related to the growth of our Medicare supplement insurance business and from our guaranteed minimum benefit liabilities driven by less favorable market performance in 2010 compared to 2009, partially offset by a decrease in our GMDB claims.

Interest credited decreased mainly attributable to our institutional products from lower interest paid on our floating rate policyholder liabilities due to lower interest rates and a decrease in average outstanding liabilities. There was also a decrease as a result of a bankruptcy-related lapse in 2009 of a large group corporate-owned life insurance policy.

Acquisition and operating expenses, net of deferrals, increased from the growth of our variable annuity products and our Medicare supplement insurance business.

Amortization of DAC and intangibles decreased as a result of lower gains in 2010 related to embedded derivatives associated with our variable annuity products with GMWBs, partially offset by an unfavorable refinement of assumptions of $9 million in 2010.

Benefit for income taxes. The effective tax rate decreased to (171.4)% for the year ended December 31, 2010 as compared to 49.5% for the year ended December 31, 2009 primarily attributable to changes in tax favored investments.

Runoff selected operating performance measures

Variable annuity products

The following table sets forth selected operating performance measures regarding our variable annuity products as of or for the dates indicated:

	As of or for the years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Income Distribution Series (1)
Account value, beginning of period	$6,590	$5,943	$5,234	$647	11%	$709	14%
Deposits	203	659	620	(456)	(69)%	39	6%
Surrenders, benefits and product charges	(686)	(565)	(449)	(121)	(21)%	(116)	(26)%

Net flows	(483)	94	171	(577)	NM (2)	(77)	(45)%
Interest credited and investment performance	158	553	538	(395)	(71)%	15	3%

Account value, end of period	$6,265	$6,590	$5,943	$(325)	(5)%	$647	11%

Traditional variable annuities
Account value, net of reinsurance, beginning of period	$2,078	$2,016	$1,756	$62	3%	$260	15%
Deposits	27	108	90	(81)	(75)%	18	20%
Surrenders, benefits and product charges	(343)	(275)	(229)	(68)	(25)%	(46)	(20)%

Net flows	(316)	(167)	(139)	(149)	(89)%	(28)	(20)%
Interest credited and investment performance	4	229	399	(225)	(98)%	(170)	(43)%

Account value, net of reinsurance, end of period	$1,766	$2,078	$2,016	$(312)	(15)%	$62	3%

Variable life insurance
Account value, beginning of period	$313	$298	$266	$15	5%	$32	12%
Deposits	11	12	13	(1)	(8)%	(1)	(8)%
Surrenders, benefits and product charges	(42)	(37)	(40)	(5)	(14)%	3	8%

Net flows	(31)	(25)	(27)	(6)	(24)%	2	7%
Interest credited and investment performance	2	40	59	(38)	(95)%	(19)	(32)%

Account value, end of period	$284	$313	$298	$(29)	(9)%	$15	5%

(1)

The Income Distribution Series products are comprised of our deferred and immediate variable annuity products, including those variable annuity products with rider options that provide guaranteed income benefits, including GMWBs and certain types of guaranteed annuitization benefits. These products do not include fixed single premium immediate annuities or deferred annuities, which may also serve income distribution needs.

(2)	We define “NM” as not meaningful for increases or decreases greater than 200%.

2011 compared to 2010

Income Distribution Series

Account value related to our income distribution series products decreased from 2010 mainly attributable to unfavorable equity market performance and surrenders outpacing deposits. Beginning in the first quarter of 2011, we no longer solicit sales of our variable annuities; however, we continue to service our existing block of business and accept additional deposits on existing contracts.

Traditional variable annuities

In our traditional variable annuities, the decrease in account value from 2010 was driven by unfavorable equity market performance and surrenders outpacing deposits. Beginning in the first quarter of 2011, we no longer solicit sales of our variable annuities; however, we continue to service our existing block of business and accept additional deposits on existing contracts.

Variable life insurance

We no longer solicit sales of variable life insurance; however, we continue to service our existing block of business.

2010 compared to 2009

Income Distribution Series

Account value related to our income distribution series products increased from 2009 attributable to market growth and positive net flows.

Traditional variable annuities

In our traditional variable annuities, the increase in account value from 2009 was principally as a result of market growth, partially offset by surrenders outpacing sales.

Variable life insurance

We no longer solicit sales of variable life insurance; however, we continue to service our existing block of business.

Institutional products

The following table sets forth selected operating performance measures regarding our institutional products as of or for the dates indicated:

	As of or for the years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
GICs, FABNs and Funding Agreements
Account value, beginning of period	$3,717	$4,502	$8,104	$(785)	(17)%	$(3,602)	(44)%
Deposits	—	493	—	(493)	(100)%	493	NM (2)
Surrenders and benefits (1)	(1,199)	(1,452)	(3,792)	253	17%	2,340	62%

Net flows	(1,199)	(959)	(3,792)	(240)	(25)%	2,833	75%
Interest credited	106	163	205	(57)	(35)%	(42)	(20)%
Foreign currency translation	(1)	11	(15)	(12)	(109)%	26	173%

Account value, end of period	$2,623	$3,717	$4,502	$(1,094)	(29)%	$(785)	(17)%

(1)	We have included in surrenders the early retirement of institutional contracts at a discount to contract values.
(2)	We define “NM” as not meaningful for increases or decreases greater than 200%.

2011 compared to 2010

Account value related to our institutional products decreased from 2010 mainly attributable to scheduled maturities of these products. Interest credited declined due to a decrease in average outstanding liabilities and lower average crediting rates. We had no new sales in 2011 as we explore the issuance of our institutional contracts on an opportunistic basis.

2010 compared to 2009

Account value related to our institutional products decreased from 2009 mainly attributable to scheduled maturities of these products. Interest credited declined due to a decrease in average outstanding liabilities. Deposits in 2010 related to our participation in the FHLB program. We explore the issuance of our institutional contracts on an opportunistic basis.

Corporate and Other Activities

Results of operations

The following table sets forth the results of operations relating to Corporate and Other activities for the periods indicated:

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
Revenues:
Premiums	$—	$—	$1	$—	—%	$(1)	(100)%
Net investment income	32	38	9	(6)	(16)%	29	NM (1)
Net investment gains (losses)	(60)	(35)	(101)	(25)	(71)%	66	65%
Insurance and investment product fees and other	40	45	27	(5)	(11)%	18	67%

Total revenues	12	48	(64)	(36)	(75)%	112	175%

Benefits and expenses:
Benefits and other changes in policy reserves	—	—	(1)	—	—%	1	100%
Acquisition and operating expenses, net of deferrals	50	72	67	(22)	(31)%	5	7%
Amortization of deferred acquisition costs and intangibles	12	13	14	(1)	(8)%	(1)	(7)%
Goodwill impairment	29	—	—	29	NM (1)	—	—%
Interest expense	331	293	245	38	13%	48	20%

Total benefits and expenses	422	378	325	44	12%	53	16%

Loss before income taxes	(410)	(330)	(389)	(80)	(24)%	59	15%
Benefit for income taxes	(133)	(230)	(138)	97	42%	(92)	(67)%

Net loss available to Genworth Financial, Inc.’s common stockholders	(277)	(100)	(251)	(177)	(177)%	151	60%
Adjustments to net loss available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net of taxes and other adjustments	38	22	67	16	73%	(45)	(67)%
Net tax benefit related to separation from our former parent	—	(106)	—	106	100%	(106)	NM (1)

Net operating loss available to Genworth Financial, Inc.’s common stockholders	$(239)	$(184)	$(184)	$(55)	(30)%	$—	—%

(1)	We define “NM” as not meaningful for increases or decreases greater than 200%.

2011 compared to 2010

Net operating loss available to Genworth Financial, Inc.’s common stockholders

We reported a higher net operating loss available to Genworth Financial, Inc.’s common stockholders in 2011 compared to 2010 primarily as a result of a goodwill impairment and higher interest expense, partially offset by lower operating expenses and net investment income.

Revenues

Lower investment income was primarily driven by the elimination of an affiliated preferred stock dividend in 2011.

Net investment losses increased largely as a result of net losses from the sale of investment securities related to portfolio repositioning compared to net gains in 2010 and an increase in impairments in 2011.

Insurance and investment product fees and other decreased mainly due to non-functional currency transactions attributable to changes in foreign exchange rates in 2011, partially offset by higher income related to our reverse mortgage business.

Benefits and expenses

Operating expenses decreased as a result of higher allocated expenses to the operating segments in 2011, partially offset by an increase in broker commissions on loans related to our reverse mortgage business.

The goodwill impairment related to our reverse mortgage business and was recorded in the fourth quarter of 2011.

Interest expense increased related to the debt issuances in June and November 2010 and March 2011, partially offset by the maturity of our ¥57.0 billion of senior notes in June 2011.

The income tax benefit decreased primarily related to the release of uncertain tax positions related to separation from our former parent company in 2010.

2010 compared to 2009

Net operating loss available to Genworth Financial, Inc.’s common stockholders

The increase in the net operating loss available to Genworth Financial, Inc.’s common stockholders in 2010 was primarily attributable to higher investment income and other income and fees, partially offset by higher interest expense.

Revenues

Higher net investment income was largely related to the consolidation of certain securitization entities as of January 1, 2010.

Net investment losses decreased primarily related to lower impairments in 2010 and higher gains from the sale of investment securities related to portfolio repositioning, partially offset by higher derivative losses in 2010.

Insurance and investment product fees and other increased mainly due to non-functional currency transactions attributable to changes in foreign exchange rates in 2010, partially offset by a gain of $5 million related to the repurchase of senior notes in 2009 that did not recur.

Benefits and expenses

Operating expenses increased as a result of an increase in broker commissions on loans related to our reverse mortgage business, partially offset by higher allocated expenses to the operating segments in 2010.

Interest expense increased largely related to the consolidation of certain securitization entities as of January 1, 2010 and debt issued in the fourth quarter of 2009 and in 2010.

The income tax benefit increased primarily related to the release of uncertain tax positions related to separation from our former parent company in 2010.

Investments and Derivative Instruments

Investment results

The following table sets forth information about our investment income, excluding net investment gains (losses), for each component of our investment portfolio for the periods indicated:

	Years ended December 31,						Increase (decrease)
	2011		2010		2009		2011 vs. 2010		2010 vs. 2009
(Amounts in millions)	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount
Fixed maturity securities— taxable	5.0%	$2,697	5.0%	$2,619	5.2%	$2,458	—%	$78	(0.2)%	$161
Fixed maturity securities— non-taxable	4.0%	35	4.3%	59	4.7%	107	(0.3)%	(24)	(0.4)%	(48)
Commercial mortgage loans	5.7%	365	5.6%	391	5.5%	432	0.1%	(26)	0.1%	(41)
Restricted commercial mortgage loans related to securitization entities (1)	8.8%	40	7.4%	39	—%	—	1.4%	1	7.4%	39
Equity securities	5.4%	19	6.7%	14	7.0%	16	(1.3)%	5	(0.3)%	(2)
Other invested assets	12.1%	162	8.6%	104	(4.1)%	(82)	3.5%	58	12.7%	186
Restricted other invested assets related to securitization entities (1)	—%	—	0.5%	2	—%	—	(0.5)%	(2)	0.5%	2
Policy loans	7.9%	120	7.8%	112	8.4%	143	0.1%	8	(0.6)%	(31)
Cash, cash equivalents and short-term investments	1.0%	37	0.5%	21	0.6%	49	0.5%	16	(0.1)%	(28)

Gross investment income before expenses and fees	5.0%	3,475	4.9%	3,361	4.5%	3,123	0.1%	114	0.4%	238
Expenses and fees	(0.1)%	(95)	(0.1)%	(95)	(0.1)%	(90)	—%	—	—%	(5)

Net investment income	4.9%	$3,380	4.8%	$3,266	4.4%	$3,033	0.1%	$114	0.4%	$233

(1)

See note 18 to our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to consolidated securitization entities.

Yields for fixed maturity and equity securities are based on weighted-average amortized cost or cost, respectively. Yields for other invested assets, which include securities lending activity, are calculated net of the corresponding securities lending liability. All other yields are based on average carrying values.

The increase in overall weighted-average investment yields in 2011 was primarily attributable to improved performance of limited partnerships and $14 million of higher bond calls and prepayments. Net investment income in 2011 included $28 million of gains related to limited partnerships accounted for under the equity method as compared to $13 million of losses in 2010.

The increase in overall weighted-average investment yields in 2010 was primarily attributable to the reinvestment of the high cash balances we were holding during 2009 and lower losses on limited partnerships. Net investment income in 2010 included $147 million of lower losses related to limited partnerships accounted for under the equity method as compared to 2009. Additionally, there was an increase in net investment income related to the consolidation of certain securitization entities as of January 1, 2010. These increases were partially offset by a decrease in investment income related to policy loans from a bankruptcy-related lapse in 2009.

The following table sets forth net investment gains (losses) for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Available-for-sale securities:
Realized gains	$210	$156	$255
Realized losses	(160)	(151)	(226)

Net realized gains (losses) on available-for-sale securities	50	5	29

Impairments:
Total other-than-temporary impairments	(118)	(122)	(1,499)
Portion of other-than-temporary impairments included in other comprehensive income (loss)	(14)	(86)	441

Net other-than-temporary impairments	(132)	(208)	(1,058)

Trading securities	27	19	22
Commercial mortgage loans	6	(29)	(28)
Net gains (losses) related to securitization entities (1)	(47)	(3)	—
Derivative instruments	(99)	50	21
Contingent purchase price valuation change	(25)	—	—
Other	—	23	(27)

Net investment gains (losses)	$(220)	$(143)	$(1,041)

(1)

See note 18 to our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to consolidated securitization entities.

2011 compared to 2010

•

We recorded $132 million of net other-than-temporary impairments in 2011 as compared to $208 million in 2010. Of total impairments, $66 million and $152 million, respectively, related to structured securities, including $37 million and $92 million, respectively, related to sub-prime and Alt-A residential mortgage-backed and asset-backed securities in 2011 and 2010. Impairments related to corporate fixed maturity securities which were a result of bankruptcies, receivership or concerns about the issuer’s ability to continue to make contractual payments or intent to sell were $56 million in 2011 compared to $30 million in 2010. In 2011 and 2010, we recorded $5 million and $10 million, respectively, of impairments related to commercial mortgage loans and $2 million and $10 million, respectively, of impairments related to limited partnership investments. In 2011, we also recorded $3 million of impairments related to real estate held-for-investment. In 2010, we recorded $6 million of impairments related to financial hybrid securities.

•

Net investment losses related to derivatives of $99 million in 2011 were primarily due to net losses associated with derivatives and embedded derivatives related to variable annuity products with GMWB riders. These GMWB losses were primarily attributed to underperformance of the underlying variable annuity funds as compared to market indices and market losses resulting from increased volatility. Additionally, there were losses from the change in market value of our credit default swaps due to widening credit spreads. These losses were partially offset by ineffectiveness gains from our cash flow hedge programs related to our long-term care insurance business attributable to significant long-term interest rate declines. Net investment gains related to derivatives of $50 million in 2010 were primarily related to gains associated with derivatives and embedded derivatives related to variable annuity products with GMWB riders, which included a reduction in the GMWB embedded derivative as a result of changes in the assumption used to incorporate non-performance risk into the discount rate used to value GMWB embedded derivatives. The net gains related to derivatives also included gains from our non-qualifying interest rate swaps due to decreases in long-term interest rates and gains from our credit default swaps due to narrowing credit spreads. These gains were partially offset by losses associated with derivatives used to hedge foreign currency risk associated with near-term expected dividend payments from certain international subsidiaries.

•

Net gains related to the sale of available-for-sale securities were $50 million in 2011 compared to $5 million in 2010. We recorded $44 million of higher net losses related to securitization entities during 2011 compared to 2010 primarily associated with derivatives. We recorded $6 million of gains related to commercial mortgage loans during 2011 attributable to a decrease in the allowance compared to $29 million of losses during 2010 from a lower of cost or market adjustment on loans held-for-sale and an increase in the allowance. We also recorded $8 million of higher gains related to trading securities during 2011 compared to 2010. We recorded a $25 million contingent purchase price valuation adjustment in 2011 related to the purchase of Altegris in 2010. There was also a net gain of $16 million from the recovery of a counterparty receivable in 2010.

•

The aggregate fair value of securities sold at a loss during the years ended December 31, 2011 and 2010 was $1,884 million from the sale of 326 securities and $1,932 million from the sale of 338 securities, respectively, which was approximately 93% of book value in both years. The loss on sales of securities in 2011 was primarily driven by widening credit spreads. Generally, securities that are sold at a loss represent either small dollar amounts or percentage losses upon disposition. The securities sold at a loss during 2011 included two U.S. corporate securities that were sold for a total loss of $11 million in the first quarter of 2011, one foreign corporate security that was sold for a total loss of $11 million in the second quarter of 2011, one U.S. corporate security that was sold for a total loss of $4 million in the third quarter of 2011 and one commercial mortgage obligation that was sold for a total loss of $10 million, one U.S. corporate security that was sold for a total loss of $10 million, one equity security that was sold for a total loss of $7 million and one foreign bond that was sold for a total loss of $4 million in the fourth quarter of 2011 related to portfolio repositioning activities. The securities sold at a loss during 2010 included one non-U.S. government security that was sold for a total loss of $7 million in the first quarter of 2010, one mortgage-backed security that was sold for a total loss of $4 million in the second quarter of 2010 related to portfolio repositioning activities, one U.S. corporate security, one municipal bond and one collateralized mortgage obligation security that were sold for total losses of $6 million, $6 million and $5 million, respectively, in the third quarter of 2010 and one asset-backed security that was sold for a total loss of $9 million in the fourth quarter of 2010.

2010 compared to 2009

•

We recorded $208 million of net other-than-temporary impairments in 2010 as compared to $1,058 million in 2009. Of total impairments, $152 million and $578 million, respectively, related to structured securities, including $92 million and $414 million, respectively, related to sub-prime and Alt-A residential mortgage-backed and asset-backed securities in 2010 and 2009. Impairments related to corporate fixed maturity securities which were a result of bankruptcies, receivership or concerns about the issuer’s ability to continue to make contractual payments or intent to sell were $30 million in 2010 compared to $90 million in 2009. We also recorded $6 million and $323 million of impairments related to financial hybrid securities primarily from banks in the United Kingdom, Ireland and the Netherlands during 2010 and 2009, respectively. We recorded $9 million of higher impairments related to limited partnership investments in 2010 compared to 2009. Additionally, we had $36 million of impairment related to a retained interest in securitized assets in 2009. Based on revised assumptions regarding cash flows from the assets underlying this securitization transaction, we concluded the value of our retained interest was zero and recognized the full impairment.

•

Net investment gains related to derivatives of $50 million in 2010 were primarily related to gains associated with derivatives and embedded derivatives related to variable annuity products with GMWB riders, which included a reduction in the GMWB embedded derivative as a result of changes in the assumption used to incorporate non-performance risk into the discount rate used to value GMWB embedded derivatives. The net gains related to derivatives also included gains from our non-qualifying interest rate swaps due to decreases in long-term interest rates and gains from our credit default swaps due to narrowing credit spreads. These gains were partially offset by losses associated with derivatives used to hedge foreign currency risk associated with near-term expected dividend payments from certain international subsidiaries. Net investment gains of $21 million related to derivatives in 2009 were primarily related to net gains associated with derivatives and embedded derivatives related to variable annuity products with GMWB riders. The GMWB gains were primarily due to the policyholder funds outperforming the benchmark indices used for hedging. Additionally, there were gains from the widening of credit spreads associated with credit default swaps where we sold protection to improve diversification and portfolio yield. These gains were partially offset by losses attributable to increases in long-term interest rates that were related to a non-qualified derivative strategy to mitigate interest rate risk associated with our statutory capital position as well as hedge ineffectiveness from our cash flow hedge programs related to our long-term care insurance business.

•

We also recorded $24 million of lower net gains related to available-for-sale securities in 2010 compared to 2009. We recorded $3 million of net losses related to securitization entities primarily associated with derivatives during 2010. There was also a net gain of $16 million from the recovery of a counterparty receivable in 2010. We also recorded $40 million of net investment losses related to the sale of limited partnerships in 2009.

•

The aggregate fair value of securities sold at a loss during the years ended December 31, 2010 and 2009 was $1,932 million from the sale of 338 securities and $1,513 million from the sale of 328 securities, respectively, which was approximately 93% and 88%, respectively, of book value. The loss on sales of securities in 2010 was primarily driven by widening credit spreads. Generally, securities that are sold at a loss represent either small dollar amounts or percentage losses upon disposition. The securities sold at a loss during 2010 included one non-U.S. government security that was sold for a total loss of $7 million in the first quarter of 2010, one mortgage-backed security that was sold for a total loss of $4 million in the second quarter of 2010 related to portfolio repositioning activities, one U.S. corporate security, one municipal bond and one collateralized mortgage obligation security that were sold for total losses of $6 million, $6 million and $5 million, respectively, in the third quarter of 2010, and one asset-backed security that was sold for a total loss of $9 million in the fourth quarter of 2010. The securities sold at a loss in 2009 included one in the financial services sector that was sold for a total loss of $49 million due to portfolio repositioning.

Investment portfolio

The following table sets forth our cash, cash equivalents and invested assets as of December 31:

	2011		2010
(Amounts in millions)	Carrying value	% of total	Carrying value	% of total
Fixed maturity securities, available-for-sale:
Public	$45,420	59%	$42,526	59%
Private	12,875	17	12,657	18
Commercial mortgage loans	6,092	8	6,718	9
Other invested assets	4,819	6	3,854	5
Policy loans	1,549	2	1,471	2
Restricted commercial mortgage loans related to securitization entities (1)	411	1	507	1
Restricted other invested assets related to securitization entities (1)	377	1	372	1
Equity securities, available-for-sale	361	—	332	1
Cash and cash equivalents	4,488	6	3,132	4

Total cash, cash equivalents and invested assets	$76,392	100%	$71,569	100%

(1)

See note 18 to our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to consolidated securitization entities.

For a discussion of the change in cash, cash equivalents and invested assets, see the comparison for this line item under “—Consolidated Balance Sheets.” See note 4 to our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to our investment portfolio.

We hold fixed maturity, equity and trading securities, derivatives, embedded derivatives, securities held as collateral and certain other financial instruments, which are carried at fair value. Fair value is the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. As of December 31, 2011, approximately 8% of our investment holdings recorded at fair value was based on significant inputs that were not market observable and were classified as Level 3 measurements. See note 17 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to fair value.

Fixed maturity and equity securities

As of December 31, 2011, the amortized cost or cost, gross unrealized gains (losses) and fair value of our fixed maturity and equity securities classified as available-for-sale were as follows:

		Gross unrealized gains		Gross unrealized losses
(Amounts in millions)	Amortized cost or cost	Not other-than- temporarily impaired	Other-than- temporarily impaired	Not other-than- temporarily impaired	Other-than- temporarily impaired	Fair value
Fixed maturity securities:
U.S. government, agencies and government-sponsored enterprises	$3,946	$918	$—	$(1)	$—	$4,863
Tax-exempt (1)	564	15	—	(76)	—	503
Government—non-U.S. (2)	2,017	196	—	(2)	—	2,211
U.S. corporate (2), (3)	23,024	2,542	18	(325)	(1)	25,258
Corporate—non-U.S. (2)	13,156	819	—	(218)	—	13,757
Residential mortgage-backed (4)	5,695	446	9	(252)	(203)	5,695
Commercial mortgage-backed	3,470	157	4	(179)	(52)	3,400
Other asset-backed (4)	2,686	18	—	(95)	(1)	2,608

Total fixed maturity securities	54,558	5,111	31	(1,148)	(257)	58,295
Equity securities	356	19	—	(14)	—	361

Total available-for-sale securities	$54,914	$5,130	$31	$(1,162)	$(257)	$58,656

(1)	Fair value included municipal bonds of $296 million related to special revenue bonds, $185 million related to general obligation bonds and $22 million related to other municipal bonds.
(2)	Fair value included $689 million of European periphery exposure.
(3)	Fair value included municipal bonds of $881 million related to special revenue bonds and $416 million related to general obligation bonds.
(4)	Fair value included $362 million collateralized by sub-prime residential mortgage loans and $261 million collateralized by Alt-A residential mortgage loans.

As of December 31, 2010, the amortized cost or cost, gross unrealized gains (losses) and fair value of our fixed maturity and equity securities classified as available-for-sale were as follows:

		Gross unrealized gains		Gross unrealized losses
(Amounts in millions)	Amortized cost or cost	Not other-than- temporarily impaired	Other-than- temporarily impaired	Not other-than- temporarily impaired	Other-than- temporarily impaired	Fair value
Fixed maturity securities:
U.S. government, agencies and government-sponsored enterprises	$3,568	$145	$—	$(8)	$—	$3,705
Tax-exempt (1)	1,124	19	—	(113)	—	1,030
Government—non-U.S. (2)	2,257	118	—	(6)	—	2,369
U.S. corporate (2), (3)	23,282	1,123	10	(448)	—	23,967
Corporate—non-U.S. (2)	13,180	485	—	(167)	—	13,498
Residential mortgage-backed (4)	4,821	116	18	(304)	(196)	4,455
Commercial mortgage-backed	3,936	132	6	(286)	(45)	3,743
Other asset-backed (4)	2,494	18	—	(94)	(2)	2,416

Total fixed maturity securities	54,662	2,156	34	(1,426)	(243)	55,183
Equity securities	323	13	—	(4)	—	332

Total available-for-sale securities	$54,985	$2,169	$34	$(1,430)	$(243)	$55,515

(1)	Fair value included municipal bonds of $666 million related to special revenue bonds, $309 million related to general obligation bonds and $55 million related to other municipal bonds.
(2)	Fair value included $1,169 million of European periphery exposure.
(3)	Fair value included municipal bonds of $682 million related to special revenue bonds and $394 million related to general obligation bonds.
(4)	Fair value included $457 million collateralized by sub-prime residential mortgage loans and $376 million collateralized by Alt-A residential mortgage loans.

Fixed maturity securities increased $3.1 billion primarily due to the decline in interest rates.

The majority of our unrealized losses were related to securities held in our U.S. Life Insurance segment. Our U.S. Mortgage Insurance segment had gross unrealized losses of $81 million and $128 million as of December 31, 2011 and 2010, respectively.

Our exposure in peripheral European countries consist of fixed maturity securities and trading bonds in Greece, Portugal, Ireland, Italy and Spain. Investments in these countries are primarily made to support our international businesses and to diversify our U.S. corporate fixed maturity securities with European bonds denominated in U.S. dollars. The following table sets forth the fair value of our exposure to these peripheral European countries as of December 31:

	Sovereign Debt		Non-Financial		Financial—Hybrids		Financial—Non-Hybrids		Total
(Amounts in millions)	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Spain	$13	$36	$147	$232	$24	$47	$89	$130	$273	$445
Ireland	3	5	194	325	—	1	23	1	220	332
Italy	2	13	165	287	—	8	11	23	178	331
Portugal	—	—	25	40	—	—	—	—	25	40
Greece	—	—	1	13	—	—	2	8	3	21

Total	$18	$54	$532	$897	$24	$56	$125	$162	$699	$1,169

During the fourth quarter of 2011, financial markets were characterized by significant volatility due to increased uncertainty regarding both the U.S. and European economies and concerns over the spread of economic and financial system risk from peripheral European countries to the larger European countries and the impact on the European banking sector of a possible default on Greek debt. During 2011, we reduced our exposure to the peripheral European countries by $470 million to $699 million with unrealized losses of $66 million. Our exposure as of December 31, 2011 is diversified with direct exposure to local economies of $270 million, indirect exposure through debt issued by subsidiaries outside of the European periphery of $136 million and exposure to multinational companies where the majority of revenues come from outside of the country of domicile of $293 million.

Commercial mortgage loans

The following tables set forth additional information regarding our commercial mortgage loans as of December 31:

	2011
(Dollar amounts in millions)	Total recorded investment	Number of loans	Loan-to-value (1)	Delinquent principal balance	Number of delinquent loans
Loan Year
2004 and prior	$1,805	792	49%	$19	2
2005	1,366	302	63%	3	1
2006	1,208	268	71%	—	—
2007	1,099	180	75%	—	—
2008	267	56	75%	—	—
2009	—	—	—%	—	—
2010	101	17	63%	—	—
2011	294	55	65%	—	—

Total	$6,140	1,670	63%	$22	3

(1)	Represents weighted-average loan-to-value as of December 31, 2011.

	2010
(Dollar amounts in millions)	Total recorded investment (1)	Number of loans	Loan-to-value (2)	Delinquent principal balance	Number of delinquent loans
Loan Year
2004 and prior	$2,167	908	51%	$21	6
2005	1,457	312	65%	—	—
2006	1,417	283	73%	9	1
2007	1,347	193	79%	9	2
2008	280	58	77%	11	2
2009	—	—	—%	—	—
2010	104	17	58%	—	—

Total	$6,772	1,771	65%	$50	11

(1)	Re-presented to include $4 million of net premium/discount on our commercial mortgage loans.
(2)	Represents weighted-average loan-to-value as of December 31, 2010.

The following table sets forth the allowance for credit losses and recorded investment in commercial mortgage loans as of or for the years ended December 31:

(Amounts in millions)	2011	2010
Allowance for credit losses:
Beginning balance	$59	$48
Charge-offs (1)	(5)	(23)
Recoveries	—	—
Provision	(3)	34

Ending balance	$51	$59

Ending allowance for individually impaired loans	$—	$—

Ending allowance for loans not individually impaired that were evaluated collectively for impairment	$51	$59

Recorded investment:
Ending balance	$6,140	$6,772

Ending balance of individually impaired loans	$10	$30

Ending balance of loans not individually impaired that were evaluated collectively for impairment	$6,130	$6,742

(1)	Charge-offs in 2010 included $13 million related to held-for-sale commercial mortgage loans that were sold in the third quarter of 2010.

The charge-offs during 2011 were related to individually impaired commercial mortgage loans.

The increase in the provision during 2010 was related to a change in reserving assumptions to reflect the current market environment, partially offset by charge-offs related to individually impaired commercial mortgage loans.

The following table presents the activity in the allowance for losses as of or for the year ended December 31:

(Amounts in millions)	2009
Beginning balance	$23
Provision	25
Release	—

Ending balance	$48

Restricted commercial mortgage loans related to securitization entities

See note 4 to our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to restricted commercial mortgage loans related to securitization entities.

Other invested assets

The following table sets forth the carrying values of our other invested assets as of December 31:

	2011		2010
(Amounts in millions)	Carrying value	% of total	Carrying value	% of total
Derivatives	$1,485	31%	$1,047	27%
Derivatives counterparty collateral	1,023	21	794	21
Trading securities	788	16	677	18
Short-term investments	657	14	139	3
Securities lending collateral	406	9	772	20
Limited partnerships	344	7	340	9
Other investments	116	2	85	2

Total other invested assets	$4,819	100%	$3,854	100%

Our investments in derivatives and derivative counterparty collateral increased primarily as a result of a decrease in interest rates, partially offset by the maturity of the swap arrangements associated with the maturity of ¥57.0 billion of senior notes in June 2011 and significant terminations of interest rate swaps in an asset position. Short-term investments and trading securities increased primarily related to purchases exceeding sales and maturities. Securities lending collateral decreased primarily due to no longer recording the non-cash collateral asset related to the securities lending program in Canada during the second quarter of 2011 as a result of not having any rights to sell or re-pledge the collateral assets.

Derivatives

The activity associated with derivative instruments can generally be measured by the change in notional value over the periods presented. However, for GMWB embedded derivatives, the change between periods is best illustrated by the number of policies. The following tables represent activity associated with derivative instruments as of the dates indicated:

(Notional in millions)	Measurement	December 31, 2010	Additions	Maturities/ terminations	December 31, 2011
Derivatives designated as hedges
Cash flow hedges:
Interest rate swaps	Notional	$12,355	$11,781	$(11,737)	$12,399
Forward bond purchase commitments	Notional	—	504	—	504
Inflation indexed swaps	Notional	525	19	—	544
Foreign currency swaps	Notional	491	—	(491)	—

Total cash flow hedges		13,371	12,304	(12,228)	13,447

Fair value hedges:
Interest rate swaps	Notional	1,764	—	(725)	1,039
Foreign currency swaps	Notional	85	—	—	85

Total fair value hedges		1,849	—	(725)	1,124

Total derivatives designated as hedges		15,220	12,304	(12,953)	14,571

Derivatives not designated as hedges
Interest rate swaps	Notional	7,681	1,433	(1,914)	7,200
Equity return swaps	Notional	208	363	(245)	326
Interest rate swaps related to securitization entities (1)	Notional	129	—	(12)	117
Interest rate swaptions	Notional	200	—	(200)	—
Credit default swaps	Notional	1,195	115	(200)	1,110
Credit default swaps related to securitization entities (1)	Notional	317	—	(3)	314
Equity index options	Notional	744	614	(836)	522
Financial futures	Notional	3,937	6,393	(7,406)	2,924
Other foreign currency contracts	Notional	521	868	(610)	779
Reinsurance embedded derivatives	Notional	72	317	(161)	228

Total derivatives not designated as hedges		15,004	10,103	(11,587)	13,520

Total derivatives		$30,224	$22,407	$(24,540)	$28,091

(1)

See note 18 to our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to consolidated securitization entities.

(Number of policies)	Measurement	December 31, 2010	Additions	Maturities/ terminations	December 31, 2011
Derivatives not designated as hedges
GMWB embedded derivatives	Policies	49,566	701	(2,551)	47,716

The decrease in the notional value of derivatives was primarily attributable to a $1.9 billion notional decrease in interest rate swaps and financial futures used to hedge liabilities related to our institutional products and a $1.0 billion notional decrease from maturing cross currency swaps and options related to the maturity of ¥57.0 billion of senior notes in June 2011. These decreases were partially offset by a $0.6 billion notional increase in derivatives used to hedge foreign currency and equity market risk.

Consolidated Balance Sheets

Total assets. Total assets increased $1.8 billion from $110.4 billion as of December 31, 2010 to $112.2 billion as of December 31, 2011.

•

Cash, cash equivalents and invested assets increased $4.8 billion primarily from an increase of $3.5 billion in invested assets and an increase of $1.3 billion in cash and cash equivalents. Our fixed maturity securities portfolio increased $3.1 billion resulting primarily from the decline in interest rates. Other invested assets increased $1.0 billion primarily driven by an increase in derivatives, derivatives counterparty collateral, short-term investments and trading securities. These increases were offset by a decrease in securities lending as a result of no longer recording the non-cash collateral asset related to the securities lending program in Canada during the second quarter of 2011 as a result of not having any rights to sell or re-pledge the collateral assets. Commercial mortgage loans also decreased $0.6 billion as collections exceeded originations during 2011.

•	Deferred tax asset decreased $1.1 billion as a result of an increase in unrealized investment gains in 2011.

•

Separate account assets decreased $1.5 billion primarily as a result of death and surrender benefits outpacing deposits largely from the discontinuance of new sales of variable annuities, as well as unfavorable market performance in 2011.

Total liabilities. Total liabilities decreased $0.8 billion from $96.8 billion as of December 31, 2010 to $96.0 billion as of December 31, 2011.

•

Our policyholder-related liabilities increased $1.0 billion. Our long-term care insurance business increased from growth of our in-force block and higher claims. Our U.S. mortgage insurance business increased from a reserve strengthening in 2011 which was partially offset by higher paid claims. These increases were partially offset by a decrease in our fixed annuity products from benefit payments and scheduled maturities of our fixed annuity and institutional products.

•

Other liabilities increased $0.2 billion primarily as a result of an increase in derivatives and derivatives counterparty collateral from the long-term interest rate environment. These increases were partially offset by a decrease in securities lending as a result of no longer recording the offsetting liability to the non-cash collateral asset related to the securities lending program in Canada during the second quarter of 2011 as a result of not having any rights to sell or re-pledge the collateral assets and a decrease in our repurchase program.

•

Long-term borrowings decreased $0.2 billion principally from the maturity of our ¥57.0 billion of senior notes in June 2011 and the redemption of the remaining outstanding shares of the Series A Preferred Stock for $57 million in June 2011. These decreases were partially offset by the issuance of $400 million of senior notes in March 2011 and the issuance of AUD$140 million of subordinated floating rate notes by our indirect wholly-owned subsidiary, Genworth Financial Mortgage Insurance Pty Limited, in June 2011.

•	Non-recourse funding obligations decreased $0.2 billion principally from repurchases during 2011.

•

Separate account liabilities decreased $1.5 billion primarily as a result of death and surrender benefits outpacing deposits largely from the discontinuance of new sales of variable annuities, as well as unfavorable market performance in 2011.

Total stockholders’ equity. Total stockholders’ equity increased $2.6 billion from $13.6 billion as of December 31, 2010 to $16.2 billion as of December 31, 2011.

•	We reported net income available to Genworth Financial, Inc.’s common stockholders of $49 million for the year ended December 31, 2011.

•	Accumulated other comprehensive income increased $2.5 billion predominately attributable to higher unrealized net investment gains and derivatives activity during 2011.

Liquidity and Capital Resources

Liquidity and capital resources represent our overall financial strength and our ability to generate cash flows from our businesses, borrow funds at competitive rates and raise new capital to meet our operating and growth needs.

Genworth Financial and subsidiaries

The following table sets forth our condensed consolidated cash flows for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Net cash from operating activities	$3,125	$1,336	$1,931
Net cash from investing activities	(59)	(1,815)	820
Net cash from financing activities	(1,641)	(1,512)	(5,309)

Net increase (decrease) in cash before foreign exchange effect	$1,425	$(1,991)	$(2,558)

Our principal sources of cash include sales of our products and services, income from our investment portfolio and proceeds from sales of investments. As an insurance business, we typically generate positive cash flows from operating activities, as premiums collected from our insurance products and income received from our investments exceed policy acquisition costs, benefits paid, redemptions and operating expenses. These positive cash flows are then invested to support the obligations of our insurance and investment products and required capital supporting these products. Our cash flows from operating activities are affected by the timing of premiums, fees and investment income received and benefits and expenses paid. The increase in cash inflows from operating activities in 2011 compared to 2010 was primarily as a result of increased derivatives activity in 2011 and lower tax settlements.

In analyzing our cash flow, we focus on the change in the amount of cash available and used in investing activities. We had lower cash outflows from investing activities in 2011 compared to 2010 primarily from higher maturities and sales of fixed maturity securities and lower purchases in 2011. The outflows in 2011 included cash outflows related to other invested assets compared to cash inflows in 2010. These decreases were partially offset by net cash proceeds received from the sale of our Medicare supplement insurance business in the fourth quarter of 2011.

Changes in cash from financing activities primarily relate to the issuance of, and redemptions and benefit payments on, universal life insurance and investment contracts; the issuance and acquisition of debt and equity securities; the issuance and repayment or repurchase of borrowings and non-recourse funding obligations; and dividends to our stockholders and other capital transactions. We had higher net cash outflows from financing activities in 2011 primarily related to repurchases of non-recourse funding obligations in 2011. A decrease in proceeds from debt issuances was largely offset by lower redemptions of our investment contracts from scheduled maturities and surrenders on these contracts.

In the United States and Canada, we engage in certain securities lending transactions for the purpose of enhancing the yield on our investment securities portfolio. We maintain effective control over all loaned securities and, therefore, continue to report such securities as fixed maturity securities on the consolidated balance sheets. We are currently indemnified against counterparty credit risk by the intermediary. See note 2 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to our securities lending program.

We also have a repurchase program in which we sell an investment security at a specified price and agree to repurchase that security at another specified price at a later date. See note 2 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to our repurchase program.

Genworth Financial, Inc.—holding company

We conduct all our operations through our operating subsidiaries. Our principal sources of cash include proceeds from the issuance of debt and equity securities, including borrowings pursuant to our credit facilities, dividends from our subsidiaries, payments to us under our tax sharing arrangements with our subsidiaries and sales of assets.

Our primary uses of funds at our holding company level include payment of general operating expenses, payment of principal, interest and other expenses related to holding company debt, payment of dividends on our common stock (to the extent declared by our Board of Directors), amounts we owe to GE under the Tax Matters Agreement, contributions to subsidiaries, repurchase of stock, and, potentially, acquisitions. In November 2008, our Board of Directors decided to suspend the payment of dividends on our common stock indefinitely. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors and will be dependent on many factors including the receipt of dividends from our operating subsidiaries, our financial condition and operating results, the capital requirements of our subsidiaries, legal requirements, regulatory constraints, our credit and financial strength ratings and such other factors as the Board of Directors deems relevant. In addition, in November 2008, our Board of Directors decided to suspend repurchases of our common stock under our stock repurchase program indefinitely. The resumption of our stock repurchase program will be at the discretion of our Board of Directors.

Insurance laws and regulations regulate the payment of dividends and other distributions to us by our insurance subsidiaries. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. Based on estimated statutory results as of December 31, 2011, in accordance with applicable dividend restrictions, our subsidiaries could pay dividends of approximately $1.3 billion to us in 2012 without obtaining regulatory approval. However, we do not expect our insurance subsidiaries to pay dividends to us in 2012 at this level as they retain capital for growth and to meet capital requirements.

During the years ended December 31, 2011, 2010 and 2009, we received cash dividends from our subsidiaries of $478 million, $342 million and $904 million, respectively. The majority of dividends were received from our international subsidiaries. Our domestic insurance subsidiaries paid dividends of $12 million (none of which were deemed “extraordinary”), $47 million ($20 million of which were deemed “extraordinary”) and $50 million ($24 million of which were deemed “extraordinary”), respectively, during the years ended December 31, 2011, 2010 and 2009.

We provided capital support to some of our insurance subsidiaries in the form of guarantees of certain obligations, in some cases subject to annual scheduled adjustments, totaling up to $849 million as of December 31, 2011. We believe our insurance subsidiaries have adequate reserves to cover the underlying obligations. This capital support primarily included:

•	A capital support agreement of up to $365 million with our insurance subsidiary domiciled in Bermuda relating to an intercompany reinsurance agreement;

•	A capital support agreement of up to $260 million with one of our insurance subsidiaries to fund claims to support our international mortgage insurance business in Mexico; and

•	A capital support agreement of up to $200 million with our insurance subsidiary domiciled in Bermuda relating to an excess of loss intercompany reinsurance agreement.

In addition to capital support, we also provided guarantees to third parties for the performance of certain obligations of our subsidiaries. We estimate that our potential obligations under such guarantees were $65 million as of December 31, 2011. We also provide an unlimited guarantee to policyholders for the solvency of our mortgage insurance subsidiary located in the United Kingdom. However, based on risk in-force as of December 31, 2011, we believe our mortgage insurance subsidiary located in the United Kingdom has sufficient reserves and capital to cover its policyholder obligations.

In connection with our IPO, we entered into a Tax Matters Agreement with GE, which represents an obligation by us to GE. The balance of this obligation was $310 million as of December 31, 2011.

The following table sets forth our parent company only condensed cash flows for the years ended December 31:

(Amounts in millions)	2011	2010	2009
Net cash from operating activities	$147	$81	$855
Net cash from investing activities	148	(444)	(101)
Net cash from financing activities	(201)	(213)	(299)

Net increase (decrease) in cash before foreign exchange effect	$94	$(576)	$455

Cash flows from operating activities are primarily affected by the dividends from our subsidiaries and the timing of investment income and expenses paid. The increase in cash from operating activities was primarily attributable to higher dividends received from our subsidiaries and a lower decrease related to derivatives activity in 2011.

Cash flows from investing activities are principally affected by the capital contributions paid to subsidiaries and investment activity. During 2011, we made $15 million of capital contributions to our subsidiaries as compared to $203 million in 2010. During 2011, we also sold approximately $200 million of securities.

Cash flows from financing activities are affected by payments and proceeds from our borrowings. During the second quarter of 2011, we repaid ¥57.0 billion of senior notes that matured in June 2011, plus accrued and unpaid interest. In addition, the arrangements to swap our obligations under these notes to a U.S. dollar obligation matured. These swaps had a notional principal amount of $491 million with interest at a rate of 4.84% per year. Upon maturity of these swaps, we received $212 million from the derivative counterparty resulting in a net repayment of $491 million of principal related to these notes. On June 1, 2011, we redeemed all the remaining outstanding shares of our Series A Preferred Stock at a price of $50 per share, plus unpaid dividends accrued to the date of redemption, for $57 million. In the first quarter of 2011, we issued senior notes that mature in September 2021 for net proceeds of $397 million.

Regulated insurance subsidiaries

The liquidity requirements of our regulated insurance subsidiaries principally relate to the liabilities associated with their various insurance and investment products, operating costs and expenses, the payment of dividends to us, contributions to their subsidiaries, payment of principal and interest on their outstanding debt obligations and income taxes. Liabilities arising from insurance and investment products include the payment of benefits, as well as cash payments in connection with policy surrenders and withdrawals, policy loans and obligations to redeem funding agreements.

Our insurance subsidiaries have used cash flows from operations and investing activities to fund their liquidity requirements. Our insurance subsidiaries’ principal cash inflows from operating activities are derived from premiums, annuity deposits and insurance and investment product fees and other income, including commissions, cost of insurance, mortality, expense and surrender charges, contract underwriting fees, investment management fees and dividends and distributions from their subsidiaries. The principal cash inflows from investing activities result from repayments of principal, investment income and, as necessary, sales of invested assets.

Our insurance subsidiaries maintain investment strategies intended to provide adequate funds to pay benefits without forced sales of investments. Products having liabilities with longer durations, such as certain life insurance and long-term care insurance policies, are matched with investments having similar estimated lives such as long-term fixed maturity securities and commercial mortgage loans. Shorter-term liabilities are matched with fixed maturity securities that have short- and medium-term fixed maturities. In addition, our insurance subsidiaries hold highly liquid, high quality short-term investment securities and other liquid investment grade fixed maturity securities to fund anticipated operating expenses, surrenders and withdrawals. As of December 31, 2011, our total cash, cash equivalents and invested assets were $76.4 billion. Our investments in privately placed fixed maturity securities, commercial mortgage loans, policy loans, limited partnership investments and select mortgage-backed and asset-backed securities are relatively illiquid. These asset classes represented approximately 28% of the carrying value of our total cash, cash equivalents and invested assets as of December 31, 2011.

All of our life insurance subsidiaries have RBC ratios that exceed the minimum levels required by applicable insurance regulations.

As of December 31, 2011, GEMICO, our primary U.S. mortgage insurance subsidiary, exceeded the maximum risk-to-capital ratio of 25:1 established under North Carolina law and enforced by the NCDOI. As of December 31, 2011, GEMICO’s risk-to-capital ratio was approximately 32.9:1. However, effective January 31, 2011, the NCDOI granted GEMICO a revocable two-year waiver of compliance with its risk-to-capital requirement. The waiver, which the NCDOI can modify or terminate at any time in its discretion, gives GEMICO the ability to continue to write new business in North Carolina during the period covered by the waiver, notwithstanding that GEMICO’s risk-to-capital ratio exceeds 25:1. Thirty-four of the states in which GEMICO operates do not impose their own risk-to-capital requirements; consequently, GEMICO is permitted to continue to write business in those states so long as it is permitted to write business in North Carolina. Sixteen states (including North Carolina) impose their own risk-to-capital requirements. Of these 16 states, 12 granted revocable waivers (or the equivalent) of their risk-to-capital requirements to allow GEMICO to continue to write new business, although two such waivers are no longer effective as of December 31, 2011 due to the imposition of alternative risk-to-capital limitations contained in these two waivers as they were granted to GEMICO. Consequently, GEMICO was authorized to write new business in 44 states as of December 31, 2011.

In August 2010, Genworth Canada repurchased 12.3 million common shares for CAD$325 million through a substantial issuer bid. Brookfield participated in the issuer bid by making a proportionate tender and received CAD$187 million and Brookfield continued to hold approximately 57.5% of the outstanding common shares of Genworth Canada.

In June 2011, Genworth Canada repurchased approximately 6.2 million common shares for CAD$160 million through a substantial issuer bid. Brookfield participated in the issuer bid by making a proportionate tender and received CAD$90 million and Brookfield continued to hold approximately 57.5% of the outstanding common shares of Genworth Canada in June 2011.

In August 2011, we executed a non-cash intercompany transaction to increase the statutory capital in our U.S. mortgage insurance companies by contributing to those companies a portion of common shares of Genworth Canada that were held by Brookfield outside of our U.S. mortgage insurance business, with an estimated market value of $375 million. We continue to hold approximately 57.5% of the outstanding common shares of Genworth Canada on a consolidated basis. In addition, Brookfield has the right, exercisable at its discretion, to purchase for cash these common shares of Genworth Canada from our U.S. mortgage insurance companies at the then-current market price. Brookfield also has a right of first refusal with respect to the transfer of these common shares of Genworth Canada by the U.S. mortgage insurance companies.

As of December 31, 2011, we had approximately $171 million of GICs outstanding. Substantially all of these contracts allow for the payment of benefits at contract value to ERISA plans prior to contract maturity in the event of death, disability, retirement or change in investment election. These contracts also provide for early termination by the contractholder but are subject to an adjustment to the contract value for changes in the level of interest rates from the time the GIC was issued plus an early withdrawal penalty. We carefully underwrite these risks before issuing a GIC to a plan and historically have been able to effectively manage our exposure to these benefit payments. Our GICs typically credit interest at a fixed interest rate and have a fixed maturity generally ranging from two to six years.

During 2005, certain of our domestic life insurance subsidiaries transferred primarily foreign-issued investment securities to an affiliated special-purpose entity (“SPE”) that was consolidated in our financial statements and whose sole purpose was to securitize these investment securities and issue secured notes to various affiliated insurance companies. The securitized investments were owned in their entirety by the SPE and were not available to satisfy the claims of our creditors. These securitized investments provided collateral to the notes issued by the SPE to the insurance companies. In July 2010, the affiliated SPE redeemed the structured notes that were held by our domestic life insurance subsidiaries with investment securities. There was no gain or loss recorded on the transaction. The affiliated SPE was dissolved in the fourth quarter of 2010.

In May 2009, due to ratings downgrades, one of our wholly-owned life insurance subsidiaries provided security in an aggregate amount of $462 million for the benefit of certain of its wholly-owned life insurance subsidiaries that have issued non-recourse funding obligations to collateralize the obligation to make future payments on their behalf under certain tax sharing agreements.

Capital resources and financing activities

We have two five-year revolving credit facilities that mature in May 2012 and August 2012. These facilities bear variable interest rates based on one-month London Interbank Offered Rate (“LIBOR”) plus a margin and we have access to $1.9 billion under these facilities. We repaid all outstanding borrowings under our credit facilities during 2010; however, we utilized $56 million under these facilities primarily for the issuance of a letter of credit for the benefit of our lifestyle protection insurance subsidiaries as of December 31, 2010. In June 2010, we repaid $100 million of outstanding borrowings under each of our five-year revolving credit facilities using the net proceeds from our senior notes offering that was completed in June 2010. In November 2010, we repaid $125 million of outstanding borrowings under each of our five-year revolving credit facilities with cash on hand. The remaining outstanding borrowings of $240 million under each of our five-year revolving credit facilities was repaid with net proceeds from our senior notes offering that was completed in November 2010, together with cash on hand.

As of December 31, 2011, we had no borrowings under these facilities; however, we utilized $257 million under these facilities primarily for the issuance of letters of credit for the benefit of one of our life insurance subsidiaries. Therefore, we have an unused credit capacity under our revolving credit facilities of $1.6 billion as of December 31, 2011. These two facilities contain minimum consolidated net worth requirements. Consolidated net worth, as defined in these agreements, means all amounts that would be included on a consolidated balance sheet of the borrower and its subsidiaries under stockholders’ equity, excluding accumulated other comprehensive income (loss). As we approach the expiration dates for our credit facilities, we are evaluating, and will continue to evaluate, our options to extend, replace or refinance a portion of our credit facilities. There can be no assurance that we will be able to extend, replace or refinance these facilities on terms (or at targeted amounts) acceptable to us.

In June 2011, our indirect wholly-owned subsidiary, Genworth Financial Mortgage Insurance Pty Limited, issued AUD$140 million of subordinated floating rate notes due 2021 with an interest rate of three-month Bank Bill Swap reference rate plus a margin of 4.75%. Genworth Financial Mortgage Insurance Pty Limited used the proceeds it received from this transaction for general corporate purposes.

During the second quarter of 2011, we repaid ¥57.0 billion of senior notes that matured in June 2011, plus accrued and unpaid interest. In addition, the arrangements to swap our obligations under these notes to a U.S. dollar obligation matured. These swaps had a notional principal amount of $491 million with interest at a rate of 4.84% per year. Upon maturity of these swaps, we received $212 million from the derivative counterparty resulting in a net repayment of $491 million of principal related to these notes.

In March 2011, we issued senior notes having an aggregate principal amount of $400 million, with an interest rate equal to 7.625% per year payable semi-annually, and maturing in September 2021 (“September 2021 Notes”). The September 2021 Notes are our direct, unsecured obligations and will rank equally in the right of payment with all of our existing and future unsecured and unsubordinated obligations. We have the option to redeem all or a portion of the September 2021 Notes at any time with proper notice to the note holders at a price equal to the greater of 100% of principal or the sum of the present value of the remaining scheduled payments of principal and interest discounted at the then-current treasury rate plus an applicable spread. The net proceeds of $397 million from the issuance of the September 2021 Notes were used for general corporate purposes.

During 2011, we acquired $175 million of notes secured by our non-recourse funding obligations, plus accrued interest, for a pre-tax gain of $48 million. On January 24, 2012, as part of a life block transaction, we repurchased $475 million of our non-recourse funding obligations. In connection with the repurchase, we ceded certain term life insurance policies to a third-party reinsurer. The combined transactions will result in a U.S. GAAP after-tax loss of approximately $40 million that will be recorded in the first quarter of 2012.

On June 1, 2011, we redeemed all the remaining outstanding shares of our Series A Preferred Stock at a price of $50 per share, plus unpaid dividends accrued to the date of redemption, for $57 million.

In December 2010, our majority-owned subsidiary, Genworth Canada, issued CAD$150 million of 4.59% senior notes due 2015. The net proceeds of the offering were used to fund transactions among Genworth Canada and its wholly-owned Canadian subsidiaries. Genworth Canada used the proceeds it received from such transactions for general corporate and investment purposes, and/or to fund a distribution to, or a repurchase of common shares from, Genworth Canada’s shareholders.

In November 2010, we issued senior notes having an aggregate principal amount of $400 million, with an interest rate equal to 7.200% per year payable semi-annually, and maturing in February 2021 (“February 2021 Notes”). The February 2021 Notes are our direct, unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. We have the option to redeem all or a portion of the February 2021 Notes at any time with proper notice to the note holders at a price equal to the greater of 100% of principal or the sum of the present value of the remaining scheduled payments of principal and interest discounted at the then-current treasury rate plus an applicable spread. The net proceeds of $396 million from the issuance of the February 2021 Notes, together with cash on hand, were used to repay in full the outstanding borrowings under our two five-year revolving credit facilities.

During August 2010, we repurchased 120,000 shares of our Series A Preferred Stock for $6 million. As of December 31, 2010, approximately 1.2 million shares of our Series A Preferred Stock were outstanding.

In June 2010, we issued senior notes having an aggregate principal amount of $400 million, with an interest rate equal to 7.700% per year payable semi-annually, and maturing in June 2020 (“2020 Notes”). The 2020 Notes are our direct, unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. We have the option to redeem all or a portion of the 2020 Notes at any time with proper notice to the note holders at a price equal to the greater of 100% of principal or the sum of the present value of the remaining scheduled payments of principal and interest discounted at the then-current treasury rate plus an applicable spread. The net proceeds of $397 million from the issuance of the 2020 Notes were used to repay $100 million of outstanding borrowings under each of our five-year revolving credit facilities and the remainder of the proceeds were used for general corporate purposes.

In June 2010, our majority-owned subsidiary, Genworth Canada, issued CAD$275 million of 5.68% senior notes due 2020. The net proceeds of the offering were used to fund transactions among Genworth Canada and its Canadian wholly-owned subsidiaries. Genworth Canada used the proceeds it received from such transactions for general corporate and investment purposes and to fund a repurchase of common shares from Genworth Canada’s shareholders.

For further information about our borrowings, refer to note 13 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5.

We believe existing holding company cash combined with proceeds from the issuance of debt, including borrowings pursuant to our credit facilities (to the extent available), dividends from our subsidiaries, permitted payments to us under our tax sharing arrangements with our subsidiaries and sales of assets will provide us with sufficient capital flexibility and liquidity to meet our future operating requirements. In addition, we actively monitor our liquidity position, liquidity generation options and the credit markets given changing market conditions. However, we cannot predict with any certainty the impact to us from any future disruptions in the credit markets or further downgrades by one or more of the rating agencies of the financial strength ratings of our insurance company subsidiaries and/or the credit ratings of our holding company. The availability of additional funding will depend on a variety of factors such as market conditions, regulatory considerations, the general availability of credit, the overall availability of credit to the financial services industry, the level of activity and availability of reinsurers, our credit ratings and credit capacity and the performance of and outlook for our business.

Contractual obligations and commercial commitments

We have obligations to third parties that we entered into in the ordinary course of our operations. These obligations, as of December 31, 2011, are set forth in the table below. However, we do not believe that our cash flow requirements can be assessed based upon this analysis of these obligations as the funding of these future cash obligations will be from future cash flows from premiums, deposits, fees and investment income that are not reflected herein. Future cash outflows, whether they are contractual obligations or not, also will vary based upon our future needs. Although some outflows are fixed, others depend on future events. Examples of fixed obligations include our obligations to pay principal and interest on fixed rate borrowings. Examples of obligations that will vary include obligations to pay interest on variable rate borrowings and insurance liabilities that depend on future interest rates and market performance. Many of our obligations are linked to cash-generating contracts. These obligations include payments to contractholders that assume those contractholders will continue to make deposits in accordance with the terms of their contracts. In addition, our operations involve significant expenditures that are not based upon “commitments.”

	Payments due by period
(Amounts in millions)	Total	2012	2013-2014	2015-2016	2017 and thereafter
Borrowings and interest (1)	$11,410	$228	$687	$1,027	$9,468
Operating lease obligations	114	31	45	14	24
Other purchase liabilities (2)	117	55	40	22	—
Securities lending and repurchase obligations (3)	1,988	1,843	145	—	—
Commercial mortgage loan commitments (4)	9	9	—	—	—
Limited partnership commitments (4)	78	59	12	6	1
Insurance liabilities (5)	81,955	5,280	5,968	4,245	66,462
Tax matters agreement (6)	388	48	90	86	164
Unrecognized tax benefits (7)	235	62	160	13	—

Total contractual obligations	$96,294	$7,615	$7,147	$5,413	$76,119

(1)

Includes payments of principal and interest on our long-term borrowings and non-recourse funding obligations, as described in note 13 to our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5. For our U.S. domiciled insurance companies, any payment of principal, including by redemption, or interest on our non-recourse funding obligations are subject to regulatory approval. River Lake Insurance Company IV Limited, a Bermuda domiciled insurance company, may repay principal of up to 15% of its capital without prior approval. The total amount for borrowings and interest in this table does not equal the amounts on our consolidated balance sheet due to interest included in the table that is expected to be payable in future years. In addition, the total amount does not include borrowings related to securitization entities. See note 18 to our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for information related to the timing of payments and the maturity dates of these borrowings.
(2)	Includes contractual purchase commitments for goods and services entered into in the ordinary course of business and includes obligations under our pension liabilities.
(3)	The timing for the return of the collateral associated with our securities lending program is uncertain; therefore, the return of collateral is reflected as being due in 2012.
(4)	Includes amounts we are committed to fund for U.S. commercial mortgage loans and interests in limited partnerships.
(5)

Includes estimated claim and benefit, policy surrender and commission obligations offset by expected future deposits and premiums on in-force insurance policies and investment contracts. Also includes amounts established for recourse and indemnification related to our U.S. mortgage insurance contract underwriting business. Estimated claim and benefit obligations are based on mortality, morbidity and lapse assumptions comparable with our historical experience. The obligations in this table have not been discounted at present value. In contrast to this table, our obligations reported in our consolidated balance sheet are recorded in accordance with U.S. GAAP where the liabilities are discounted consistent with the present value concept under accounting guidance related to accounting and reporting by insurance enterprises, as applicable. Therefore, the estimated obligations for insurance liabilities presented in this table significantly exceed the liabilities recorded in reserves for future policy benefits and the liability for policy and contract claims. Due to the significance of the assumptions used, the amounts presented could materially differ from actual results. We have not included separate account obligations as these obligations are legally insulated from general account obligations and will be fully funded by cash flows from separate account assets. We expect to fully fund the obligations for insurance liabilities from cash flows from general account investments and future deposits and premiums.

(6)

Because their future cash outflows are uncertain, the following non-current liabilities are excluded from this table: deferred taxes (except the Tax Matters Agreement, which is included, as described in note 14 to our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5), derivatives, unearned premiums and certain other items.

(7)

Includes the settlement of uncertain tax positions, with related interest, based on the estimated timing of the resolution of income tax examinations in multiple jurisdictions. See notes 2 and 14 to our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for a discussion of uncertain tax positions.

Off-Balance Sheet Transactions

We have used off-balance sheet securitization transactions to mitigate and diversify our asset risk position and to adjust the asset class mix in our investment portfolio by reinvesting securitization proceeds in accordance with our approved investment guidelines. The transactions we have used involved securitizations of some of our receivables and investments that were secured by commercial mortgage loans, fixed maturity securities or other receivables, consisting primarily of policy loans. Total securitized assets remaining as of December 31, 2011 and 2010 were $644 million and $739 million, respectively, including $487 million and $575 million, respectively, of securitized assets required to be consolidated.

Securitization transactions typically result in gains or losses that are included in net investment gains (losses) in our consolidated financial statements. There were no off-balance sheet securitization transactions executed in 2011, 2010 and 2009. However, we recorded a $36 million impairment related to a retained interest in securitized assets in 2009. Based on revised assumptions regarding cash flows from the assets underlying this securitization transaction, we concluded the value of our retained interest was zero and recognized the full impairment.

We have arranged for the assets that we have transferred in securitization transactions to be serviced by us directly, or pursuant to arrangements with a third-party service provider. Servicing activities include ongoing review, credit monitoring, reporting and collection activities.

Financial support for certain securitization entities was provided under credit support agreements that remain in place throughout the life of the related entities. Assets with credit support were funded by demand notes that were further enhanced with support provided by a third party. As of December 31, 2011 and 2010, we provided limited recourse for a maximum of $40 million of credit losses related to one of our commercial mortgage loan entities that was required to be consolidated with total assets of $91 million and $115 million, respectively, as of December 31, 2011 and 2010. There were no amounts recorded for these limited recourse liabilities as of December 31, 2011 and 2010. We did not provide limited recourse to any additional securitization entities.

See note 18 to our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to securitization entities.

Seasonality

In general, our business as a whole is not seasonal in nature. However, in our U.S. mortgage insurance business, the level of delinquencies, which increases the likelihood of losses, generally tends to decrease in mid-first quarter and continue through second quarter while increasing in the third and fourth quarters of the calendar year. As a result, we typically experience lower levels of losses resulting from delinquencies in the first and second quarters, as compared with those in the third and fourth quarters. However, as a result of the downturn in the U.S. housing market that began in 2008, delinquencies have remained elevated in the first and second quarters in recent years. As the U.S. housing market is beginning to show signs of stabilization, delinquencies have been trending downward; however, we may continue to see higher than usual delinquencies until the housing market returns to a more normal development pattern. See “—Business trends and conditions” for additional information related to our U.S. mortgage insurance business.

Inflation

We do not believe that inflation has had a material effect on our results of operations, except insofar as inflation may affect interest rates.

New Accounting Standards

For a discussion of recently adopted and not yet adopted accounting standards, see note 2 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5.